As filed with the Securities and Exchange Commission on August 16, 2018    Registration No.   333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

City Holding Company
 (Exact name of Registrant as specified in its charter)

West Virginia	6021	55-0619957
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

25 Gatewater Road, Charleston, WV 25313
(304) 769-1100
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

____________________________________________________________________________________________________
Victoria A. Faw
Senior Vice President, Corporate Secretary
City Holding Company
25 Gatewater Road, Charleston, WV 25313
(304) 769-1100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________________________________________________________________________________________
Copies to:

Michael G. Dailey, Esq. Christian Gonzalez, Esq. Dinsmore & Shohl LLP 255 East Fifth Street, Suite 1900 Cincinnati, Ohio 45202 Phone: (513) 977-8200	Kip A. Weissman, Esq. Victor L. Cangelosi, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, NW, Suite 780 Washington, DC 20015 Phone: (202) 274-2000

_____________________________________________________________________________________________________
Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and emerging growth company in Rule 12b-2 of the Exchange Act.

☒ Large accelerated filer	☐ Non-accelerated filer (do not check if smaller reporting company)
☐ Accelerated filer	☐Smaller reporting company
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an “x” in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐	Exchange Act Rule 13e-4(i)(Cross-Border Tender Offer)

☐	Exchange Act Rule 14d-1(d)(Cross-Border Third Party Tender Offer)

 _____________________________________________________________________________________________________
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Shares, no par value	1,219,096	N/A	$96,363,182.64	$11,997.22

(1)
Represents an estimate of the maximum number of shares of common shares, par value of $2.50 per share, of City Holding Company that Registrant anticipates issuing in connection with the proposed merger to which this Registration Statement relates.

(2)
Pursuant to Rule 457(c) and (f) under the Securities Act, and estimated solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price was calculated as the product of (i) $26.48, the average of the high and low prices per share of Poage Bankshares, Inc. common stock as reported on the NASDAQ Capital Market® on August 15, 2018, and (ii) 3,639,093, the estimated maximum number of shares of common stock of Poage Bankshares, Inc. that may be exchanged in the merger.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.
______________________________________________________________________________________________________

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED AUGUST 16, 2018, SUBJECT TO COMPLETION

Prospectus of
City Holding Company

Proxy Statement of
Poage Bankshares, Inc.
MERGER PROPOSAL - YOUR VOTE IS VERY IMPORTANT

City Holding Company (“City”) and Poage Bankshares, Inc. (“Poage”) have entered into an Agreement and Plan of Merger dated as of July 11, 2018 (the “Merger Agreement”), which provides for the merger of Poage with and into City (the “Merger”). Consummation of the Merger is subject to certain conditions, including, but not limited to, obtaining the requisite vote of the shareholders of Poage and the approval of the Merger by various regulatory agencies.

Under the terms of the Merger Agreement, shareholders of Poage will be entitled to receive from City, at the effective time of the Merger, merger consideration payable in the form of City common shares to be calculated as set forth in the Merger Agreement. At the effective time of the Merger, each Poage common share will be converted into the right to receive 0.335 City common shares. The aggregate merger consideration to be paid to Poage shareholders under the Merger Agreement will fluctuate based on the market price of City common shares and will not be known at any time until the closing date of the Merger. Based on the closing price of City common stock on the NASDAQ Global Select Market® on , 2018, the aggregate merger consideration would be $ . See “SUMMARY-What Poage shareholders will receive in the Merger.”

City will not issue any fractional shares of common stock in connection with the Merger. Instead, each holder of Poage common shares who would otherwise be entitled to receive a fraction of a City common share (after taking into account all shares of Poage common stock owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount (rounded to the nearest whole cent) equal to (i) the City fractional common share to which such holder would otherwise be entitled multiplied by (ii) the volume weighted average closing sale price of a City common share on the NASDAQ Global Select Market® for the ten consecutive trading days immediately preceding the effective date of the Merger.

Poage will hold a special meeting of its shareholders to vote on the adoption and approval of the Merger Agreement. The special meeting of Poage’s shareholders will be held at: , local time, on , 2018, at  .

At the special meeting, Poage shareholders will be asked to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Poage shareholders will also be asked to approve, on an advisory basis, specified compensation to be paid to certain officers of Poage in the Merger, and the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger.

This document is a proxy statement of Poage that Poage is using to solicit proxies for use at its special meeting of shareholders to vote on the Merger. It is also a prospectus relating to City’s issuance of its common shares in connection with the Merger. This proxy statement/prospectus describes Poage’s special shareholder meeting, the Merger proposal, and other related matters.

The boards of directors of City and Poage each approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and the board of directors of Poage unanimously recommends that shareholders vote “FOR” the approval of the Merger Agreement, “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of she special meeting to adopt and apprve the Merger Agreement and the Merger, and “FOR” the other matters to be considered at the Poage special meeting.

City’s common shares are traded on the NASDAQ Global Select Market® under the symbol “CHCO.” On July 11, 2018, the date of execution of the Merger Agreement, the closing price of City’s common shares was $78.92 per share. On , 2018, the closing price of City’s common shares was $ per share. Poage’s common shares are traded on the NASDAQ Capital Market® under the symbol “PBSK.” On July 11, 2018, the date of execution of the Merger Agreement, the closing price of Poage’s common shares was $20.45 per share. On , 2018, the closing price of Poage’s common shares was $ per share.

    You are encouraged to read this document, including the materials incorporated by reference into this document, carefully. In particular, you should read the “Risk Factors” section beginning on page 18 for a discussion of the risks related to the Merger and owning City common shares after the Merger.

Whether or not you plan to attend Poage’s special meeting, the Poage board of directors urges you to vote by completing, signing and returning the enclosed proxy card in the enclosed postage-paid envelope.

Not voting by proxy or at the special shareholder meeting will have the same effect as voting against the adoption and approval of the Merger Agreement. Your board urges you to read carefully this proxy statement/prospectus, which contains a detailed description of the special meeting, the Merger proposal, City’s common shares to be issued in the Merger, and other related matters.

Sincerely,	Sincerely,

Charles R. Hageboeck	Bruce VanHorn
President & Chief Executive Officer	President & Chief Executive Officer
City Holding Company	Poage Bankshares, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of City common shares to be issued in the Merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the Merger described in this proxy statement/prospectus are not savings accounts, deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other federal or state governmental agency.

This proxy statement/prospectus is dated , 2018, and it is first being mailed to Poage shareholders on or about , 2018.

Notice of Special Meeting of Shareholders
To be held at , local time, on , 2018, at .

To the Shareholders of Poage Bankshares, Inc.:

Notice is hereby given that a special meeting of the shareholders of Poage Bankshares, Inc. (“Poage”) will be held at , local time, on , 2018, at , for the purpose of considering and voting on the following matters:

1.	A proposal to adopt and approve the Agreement and Plan of Merger dated as of July 11, 2018, by and between City Holding Company and Poage, and the merger contemplated thereby;

2.	A proposal to approve, on an advisory basis, specified compensation that may be payable to the named executive officers of Poage in connection with the merger; and

3.
A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Agreement and Plan of Merger and the merger.

Holders of record of Poage common shares at the close of business on , 2018, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.

A proxy statement/prospectus and proxy card for the special meeting are enclosed. A copy of the Agreement and Plan of Merger is attached as Annex A to the proxy statement/prospectus.

Your vote is very important. Your proxy is being solicited by Poage’s board of directors. For the proposed merger to be completed, the proposal to approve the merger agreement and the merger must be approved by the affirmative vote of a majority of the outstanding shares of Poage common stock. The specified compensation will be approved if a majority of the votes cast on such proposal at the Poage special meeting are voted in favor of such proposal. The Poage adjournment proposal will be approved if a majority of the votes cast on such proposal at the Poage special meeting are voted in favor of such proposal.
Whether or not you plan to attend the Poage special meeting, we urge you to vote. Shareholders of record may vote:

By internet - ;

By telephone - ;

By mail - complete, sign, date and mail your proxy card in the envelope provided as soon as possible; or

In person - vote your shares in person by attending the Poage special meeting.

If you hold your stock in “street name” through a banker or broker, please follow the instructions on the voting instruction card furnished by the record holder.

The Poage board of directors unanimously recommends that you vote (1) “FOR” the adoption and approval of the merger agreement and the merger, (2) “FOR” the approval of the specified compensation of certain executive officers of Poage, and (3) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors,
Bruce VanHorn
President & Chief Executive Officer
, 2018	Poage Bankshares, Inc.

WHERE YOU CAN FIND MORE INFORMATION

City and Poage are publicly traded companies that file annual, quarterly and other reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may obtain copies of these documents by mail from the public reference room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the public reference room. City and Poage also file reports and other information with the SEC electronically, and the SEC maintains a web site located at www.sec.gov containing this information. Certain information filed by City with the SEC is also available, without charge, through City’s website at www.bankatcity.com under the “Investors” section, and Poage’s website at www.townsquarebank.com under the “Investor Relations” section.

City has filed with the SEC a registration statement on Form S-4 to register its common shares to be issued to Poage shareholders as part of the merger consideration. This document is a part of that registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and request a copy of the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This proxy statement/prospectus incorporates by reference important business and financial information about City and Poage from documents filed with or furnished to the SEC, that are not included in or delivered with this proxy statement/prospectus. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page . These documents are available, without charge, to you upon written or oral request at the applicable company’s address and telephone number listed below:

City Holding Company 25 Gatewater Road Charleston, West Virginia 25313 Attention: Investor Relations (304) 769-1100	Poage Bankshares, Inc. 1500 Carter Avenue Ashland, Kentucky 41101 Attention: Bruce VanHorn President and Chief Executive Officer (606) 324-7196

To obtain timely delivery of these documents, you must request the information no later than , 2018 in order to receive them before the Poage special shareholder meeting.

City’s common shares are traded on the Nasdaq Global Select Market® under the symbol “CHCO.” Poage’s common shares are traded on the Nasdaq Capital Market® under the symbol “PBSK.”

Neither City nor Poage has authorized anyone to provide you with any information other than the information included in this document and documents which are incorporated by reference. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this document and the documents incorporated by reference are accurate only as of their respective dates. Each of City’s and Poage’s business, financial condition, results of operations and prospects may have changed since those dates.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this document regarding City has been provided by City and information contained in this document regarding Poage has been provided by Poage.

Annexes:

ANNEX A	Agreement and Plan of Merger	A-1

ANNEX B	Opinion of Sandler O'Neill & Partners, L.P.	B-1

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the special meeting. You are urged to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:    Why am I receiving this proxy statement/prospectus?

A:
You are receiving this proxy statement/prospectus because City Holding Company (“City”) and Poage Bankshares, Inc. (“Poage”) have entered into an Agreement and Plan of Merger dated as of July 11, 2018 (the “Merger Agreement”), attached to this proxy statement/prospectus as Annex A, pursuant to which Poage will be merged with and into City, with City being the surviving entity (the “Merger”). Thereafter, at the time specified by City National Bank of West Virginia in its certificate of merger filed with the OCC, Town Square Bank, a federal savings association and wholly-owned subsidiary of Poage (“Town Square”), will merge with and into City National Bank of West Virginia, a national banking association and wholly-owned subsidiary of City (“City National”), with City National being the surviving entity, which transaction is referred to as the “subsidiary bank merger.” The Merger Agreement and the Merger must be adopted and approved by the holders of a majority of Poage common shares outstanding and entitled to vote at the special shareholder meeting.

This proxy statement/prospectus contains important information about the Merger and the special meeting of the Poage shareholders, and you should read it carefully. The enclosed voting materials allow you to vote your Poage common shares without attending the special meeting.

Q:	Why are City and Poage proposing to merge?

A:
Poage believes that the Merger is in the best interests of its shareholders and other constituencies because, among other reasons, the merger consideration will provide enhanced value and increased liquidity to Poage shareholders. Furthermore, as a result of the Merger, Poage will become part of a larger banking institution, improving its ability to compete with larger financial institutions and better serve its customers’ needs while maintaining the community bank philosophy that both institutions currently share. To review Poage’s reasons for the Merger in more detail, see “THE MERGER-Poage’s Reasons for the Merger” on page of this proxy statement/prospectus.

City believes that the Merger is in the best interests of its shareholders and will benefit City and its shareholders and other constituencies by enabling City to further expand into the markets currently served by Poage and strengthening the competitive position of the combined organization. Furthermore, City believes its increased asset size after the Merger will create additional economies of scale and provide opportunities for asset and earnings growth in an extremely competitive banking environment. To review City’s reasons for the Merger in more detail, see “THE MERGER-City’s Reasons for the Merger” on page of this proxy statement/prospectus.

Q:	What will Poage shareholders receive in the Merger?

A:
Under the terms of the Merger Agreement, shareholders of Poage will be entitled to receive from City, at the effective time of the Merger, merger consideration payable in the form of City common shares to be calculated as set forth in the Merger Agreement. At the effective time of the Merger, each Poage common share will be converted into the right to receive 0.335 City common shares.

City will not issue any fractional shares of common stock in connection with the Merger. Instead, each holder of Poage common shares who would otherwise be entitled to receive a fraction of a City common share (after taking into account all shares of Poage common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the City fractional common share to which such holder would otherwise be entitled multiplied by the volume weighted average closing sale price of a City common share on the NASDAQ Global Select Market® for the ten consecutive trading days immediately preceding the effective date of the Merger.

Q:	Can I make an election to select the form of merger consideration I desire to receive?

A:	No. Each Poage common share will be exchanged for City common shares if the Merger closes.

Q:	Does Poage anticipate paying any dividends prior to the effective date of the Merger?

A:
Yes. Under the terms of the Merger Agreement, Poage is permitted to pay to its shareholders its usual and customary cash dividend of not greater than $0.06 per share per quarter, but only if Poage reported positive net earnings in its most recently available reported quarterly earnings. Subject to compliance with the foregoing provision and applicable law, Poage plans to pay such a dividend.

Q:	When and where will the Poage special meeting of shareholders take place?

A:	The special meeting of Poage shareholders will be held at: , local time, on , 2018, at .

Q:	What matters will be considered at the Poage special meeting?

A:
The shareholders of Poage will be asked to (1) vote to adopt and approve the Merger Agreement and the Merger, (2) vote to approve, on a non-binding advisory basis, the specified compensation payable to certain executive officers of Poage, (3) vote to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement and the Merger.

Q:	Is my vote needed to adopt and approve the Merger Agreement and the Merger and to approve the other matters?

A:
The adoption and approval of the Merger Agreement and the Merger requires the affirmative vote of the holders of a majority of the Poage common shares outstanding and entitled to vote at the special meeting. The directors of Poage, who, collectively, beneficially own 359,916 Poage common shares, entered into a voting agreement with City, pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the Merger Agreement and the Merger.

In addition, the affirmative vote of the holders of at least a majority of the votes cast at the special meeting is required to approve the advisory (non-binding) proposal on the specified compensation payable to certain executive officers of Poage.

The special meeting may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement. The affirmative vote of a majority of the votes cast at the special meeting is required to adjourn such special meeting.

Q:	What will happen if the advisory (non-binding) proposal on certain executive compensation is not approved by the Poage shareholders?

A:
SEC rules that require Poage to seek an advisory (non-binding) shareholder vote with respect to certain payments that will or may be made to Poage’s named executive officers in connection with the Merger. The vote on the Poage advisory (non-binding) proposal on specified compensation is a vote separate and apart from the vote to approve the Merger Agreement. You may vote for the compensation proposal and against the Merger Agreement proposal, or vice versa. Because the vote on the specified executive compensation is advisory only, it will not be binding on Poage or City and will have no impact on whether the Merger is completed or on whether any contractually obligated payments are made to Poage’s named executive officers.

Q:	How do I vote?

A:	If you are a “shareholder of record,” you can vote your shares as follows:

via internet at ;

via telephone by calling ;

by completing and returning the enclosed proxy card; or

by voting in person at the meeting.

Please refer to the specific telephone and internet instructions set forth on the proxy card. We encourage you to vote via the internet or by telephone.

If you hold your Poage common shares in the name of a broker, bank or other nominee, please see the discussion below regarding shares held in “street name.”

Q:	Does Poage’s board of directors recommend voting in favor of the Merger Agreement and the Merger?

A:	Yes. After careful consideration, Poage’s board of directors unanimously recommends that Poage shareholders vote “FOR” the adoption and approval of the Merger Agreement and the Merger.

Q:	What will happen if I fail to vote or abstain from voting?

A:
If you fail to submit valid proxy instructions or vote in person at the special meeting or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting with respect to the proposal to adopt and approve the Merger Agreement and the Merger, it will have the same effect as a vote “AGAINST” the proposal.

The failure to vote in person or submit valid proxy instructions, broker non-votes and abstentions will have no effect on the voting on the proposals to approve the specified executive compensation or to adjourn the special meeting, if necessary, to solicit additional proxies.

Q: How do I vote if I own shares through the Poage ESOP?

A:
If you participate in the Town Square Bank Employee Stock Ownership Plan (the “ESOP”), you will receive a vote authorization form for the plan that reflects all shares you may direct the trustee to vote on your behalf under the plan. Under the terms of the ESOP, the trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the Poage common shares allocated to his or her account. The trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated Poage common shares held by the ESOP, deemed allocated shares for which no voting instructions are received and shares for which ESOP participants have voted to abstain, in the trustee’s discretion.

Q:	How will my shares be voted if I return a blank proxy card?

A:	If you sign, date and return your proxy card and do not indicate how you want your common shares to be voted, then your shares will be voted “FOR” each of the proposals.

Q:	If my shares are held in a stock brokerage account or by a bank or other nominee in “street name,” will my broker, bank or other nominee vote my shares for me?

A:
No. You must provide your broker, bank or nominee (the record holder of your common shares) with instructions on how to vote your shares. Please follow the instructions provided by your broker, bank or nominee regarding how to give them instructions on how to vote your shares. If you do not provide voting instructions to your broker, bank or nominee, then your shares will not be voted by your broker, bank or nominee.

Assuming a quorum is present, if you are a Poage shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares,

•
your broker, bank or other nominee may not vote your shares on the proposal to adopt and approve the Merger Agreement and the Merger, which broker non-votes will have the same effect as a vote “AGAINST” such proposal; and

•
your broker, bank or other nominee may not vote your shares on the specified executive compensation proposal and the adjournment proposal, which broker non-votes will have no effect on the vote for either of such proposals.

Under the rules of the NASDAQ Capital Market®, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NASDAQ determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Poage special meeting are such “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

Q:    Can I change my vote after I have submitted my proxy?

A:
Yes. Poage shareholders may revoke a proxy at any time before a vote is taken at the special meeting by: (i) filing a written notice of revocation with Poage’s Corporate Secretary at 1500 Carter Avenue, Ashland, Kentucky 41101; (ii) executing and returning another proxy card with a later date; (iii) voting again via the internet or by telephone, or (iv) attending the special meeting and giving notice of revocation in person.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your common shares in “street name” and you have instructed your broker, bank or nominee to vote your common shares, you must follow directions received from your broker, bank or nominee to change your vote.

Q: If I do not favor the adoption and approval of the Merger Agreement and the Merger, what are my dissenters’ rights?

A:
Under Poage’s articles of incorporation, Poage’s shareholders are not entitled to exercise any right of an objecting shareholder provided under Title 3, Subtitle 2 of the Maryland General Corporation Law (the “MGCL”), unless Poage’s board of directors determines that such rights apply with respect to a transaction. Poage’s board of directors has not made such a determination with respect to the Merger. Accordingly, Poage’s shareholders do not have dissenters’ rights with respect to the Merger. see “Dissenters’ Rights” on page  of this proxy statement/prospectus.

Q:	When is the Merger expected to be completed?

A:
We are working to complete the Merger as quickly as possible. We expect to complete the Merger in the fourth quarter of 2018, assuming Poage shareholder approval and all applicable governmental approvals have been received by that date and all other conditions precedent to the Merger have been satisfied or waived.

Q:	What are the conditions to completion of the Merger?

A:
The obligations of City and Poage to complete the Merger are subject to the satisfaction or waiver of certain closing conditions contained in the Merger Agreement, including the receipt of required regulatory approvals and tax opinions, and the adoption and approval of the Merger Agreement by Poage shareholders. For more information, see “The Merger Agreement-Conditions to Consummation of the Merger,” beginning on page .

Q:	What happens if the Merger is not completed?

A:
If the Merger is not completed, Poage shareholders will not receive any consideration for their shares of Poage common stock in connection with the Merger. Instead, Poage will remain an independent, public company, and Poage common stock will continue to be listed and traded on the NASDAQ Capital Market®. In addition, if the Merger Agreement is terminated in certain circumstances, a termination fee may be required to be paid by Poage. For a complete discussion of the circumstances under which a termination fee will be required to be paid, see “THE MERGER AGREEMENT-Termination of the Merger Agreement” on page .

Q:	What are the U.S. federal income tax consequences of the Merger to U.S. holders of Poage common shares?

A:
The obligation of City and Poage to complete the merger is conditioned upon the receipt of a legal opinion from their respective counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The Merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, U.S. holders of Poage common shares generally will not recognize gain or loss in connection with the receipt of City common shares in exchange for their Poage common shares in connection with the Merger, but will recognize gain or loss with respect to any cash received in lieu of fractional City common shares. For more information, see “The Merger-Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page .

Q:	Should Poage shareholders send in their stock certificates now?

A:
No. Either at the time of closing or shortly after the effective time of the Merger, the exchange agent for the Merger (the “Exchange Agent”) will send you a letter of transmittal with instructions informing you how to send in your stock certificates to the Exchange Agent. You should use the letter of transmittal to exchange your Poage stock certificates for the merger consideration. Do not send in your stock certificates with your proxy form.

Q:	What should Poage shareholders do if they hold their shares in book-entry form?

A:
Poage shareholders holding their shares in book-entry form are not required to take any additional actions. Promptly following the completion of the merger, shares of Poage common stock held in book-entry form automatically will be exchanged for shares of City common stock in book-entry form and cash to be paid in exchange for fractional shares, if any.

Q:	What do I need to do now?

A:
After carefully reviewing this proxy statement/prospectus, including its Annexes, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as soon as possible, or otherwise follow the voting instructions set forth in this proxy statement/prospectus. By submitting your proxy, you authorize the individuals named in the proxy card to vote your common shares at the special shareholder meeting in accordance with your instructions. Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions to ensure that your common shares will be voted at the special meeting.

Q:	Who can answer my questions?

A:	If you have questions about the Merger or desire additional copies of this proxy statement/prospectus or additional proxy cards, please contact Poage at the address below.

Poage Bankshares, Inc. Attention: Bruce VanHorn President and Chief Executive Officer 1500 Carter Avenue Ashland, Kentucky 41101 (606) 324-7196

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You should read carefully this entire document and its Annexes and all other documents to which this proxy statement/prospectus refers before you decide how to vote. In addition, we incorporate by reference important business and financial information about City and Poage into this document. For a description of this information, see “Incorporation of Certain Documents by Reference” on page . You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this document. Each item in this summary includes a page reference, where applicable, directing you to a more complete description of that item.

The Companies

City Holding Company

City Holding Company
25 Gatewater Road
Charleston, West Virginia 25313
Phone: (304) 769-1100

City is a financial holding company headquartered in Charleston, West Virginia. City conducts its principal activities through its wholly-owned subsidiary, City National Bank of West Virginia (“City National”). City National provides banking, trust and investment management and other financial solutions through its network of 86 bank branches located in West Virginia, Virginia, Kentucky and southeastern Ohio. City’s business activities are currently limited to one reportable business segment, which is community banking.

The principal products and services rendered by City National include:

•
Commercial Banking - City National offers a full range of commercial banking services to corporations and other business customers. Loans are provided for a variety of business purposes, including financing for commercial and industrial products, income producing commercial real estate, owner-occupied real estate and construction and land development. City National also provides deposit services for commercial customers, including treasury management, lockbox and other cash management services. City National provides merchant credit card services through an agreement with a third party vendor.

•
Consumer Banking - City National provides banking services to consumers, including checking, savings and money market accounts as well as certificates of deposit and individual retirement accounts. In addition, City National provides consumers with installment and real estate loans and lines of credit. City National also offers credit cards through an agreement with a third party vendor.

•
Mortgage Banking - City National provides mortgage banking services, including fixed and adjustable-rate mortgages, construction financing, production of conventional and government insured mortgages, secondary marketing and mortgage servicing.

•
Wealth Management and Trust Services - City National offers specialized services and expertise in the areas of wealth management, trust, investment and custodial services for commercial and individual customers. These services include the administration of personal trusts and estates as well as the management of investment accounts for individuals, employee benefits plans and charitable foundations. City National also provides corporate trust and institutional custody, financial and estate planning and retirement plan services.

At June 30, 2018, City had total assets of approximately $4.4 billion, total loans of approximately $3.2 billion, total deposits of approximately $3.4 billion, and total shareholders’ equity of approximately $503.8 million.

On July 11, 2018, City entered into an Agreement and Plan of Merger with Farmers Deposit Bancorp, Inc. (“Farmers”), pursuant to which Farmers will merge with and into City, with City as the surviving corporation (the “Farmers merger”). Immediately thereafter, Farmers Deposit Bank, a Kentucky state-chartered bank and wholly-owned subsidiary of Farmers, will merge with and into City National, with City National as the surviving financial institution. Subject to the terms of the Agreement and Plan of Merger with Farmers, Farmers shareholders will receive in the aggregate $24.9 million in cash for all outstanding Farmers common stock. The Farmers merger is expected to close in the fourth quarter of 2018 and is subject to a number of customary closing conditions, including approval by Farmers shareholders and all applicable bank regulatory agencies.

City’s common shares are traded on the NASDAQ Global Select Market® (sometimes referred to herein as the “NASDAQ”) under the symbol “CHCO”. City is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, and, therefore, files reports, proxy statements and other information with the SEC. Further important business and financial information about City is incorporated by reference into this proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” on page of this proxy statement/prospectus.

Poage Bankshares, Inc.

Poage Bankshares, Inc.
1500 Carter Avenue
Ashland, Kentucky 41101
(606) 324-7196

Poage, a Maryland corporation, is a savings and loan holding company headquartered in Ashland, Kentucky. Poage’s common stock is listed on the Nasdaq Capital Market® under the symbol “PBSK.” Poage is the parent holding company for Town Square Bank, a federal savings association headquartered in Ashland, Kentucky. Town Square was originally chartered in 1889. Town Square’s business consists primarily of accepting savings accounts, checking accounts and certificates of deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in first lien one- to four-family mortgage loans, commercial and multi-family real estate loans, commercial and industrial loans, consumer loans, consisting primarily of automobile loans and home equity loans and lines of credit, and construction loans. Town Square also purchases investment securities consisting primarily of mortgage-backed securities issued by United States Government agencies and government-sponsored enterprises, and obligations of state and political subdivisions. Town Square offers a variety of deposit accounts, including savings accounts, NOW and demand accounts, certificates of deposits, money market accounts and retirement accounts. Town Square provides financial services to individuals, families and businesses through our banking offices located in and around Ashland, Nicholasville and Mt. Sterling, Kentucky.

The Merger (page )

The Merger Agreement provides that, if all of the conditions are satisfied or waived, Poage will be merged with and into City, with City surviving. Thereafter, at a later time specified by City National in its certificate of merger filed with the OCC, Town Square will be merged with and into City National. The Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated in this proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

What Poage shareholders will receive in the Merger (page )

Under the terms of the Merger Agreement, shareholders of Poage will be entitled to receive from City, at the effective time of the Merger, merger consideration payable in the form of City common shares to be calculated as set forth in the Merger Agreement. At the effective time of the Merger, each Poage common share will be converted into the right to receive 0.335 City common share, subject to adjustment under certain circumstances as set forth in the Merger Agreement. The Merger Agreement requires that the merger consideration be adjusted if either: (i) the number of Poage common shares outstanding immediately prior to the effective time of the Merger exceeds the number of shares outstanding as of the date the Merger Agreement was signed, with certain exceptions for the exercise of stock options, or (ii) City changes the number of its common shares outstanding prior to the effective time of the Merger by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding City common shares, and the record date is prior to the effective time. Following the Merger, Poage shareholders will own approximately 7% of the outstanding City common shares.

City will not issue any fractional shares of common stock in connection with the Merger. Instead, each holder of Poage common shares who would otherwise be entitled to receive a fraction of a City common share (after taking into account all shares of Poage common stock owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the City fractional share to which such holder would otherwise be entitled multiplied by the volume weighted average closing sale price of a City common share on the NASDAQ Global Select Market® for the ten consecutive trading days immediately preceding the effective date of the Merger.

Treatment of Poage Equity Awards (page )

Immediately prior to the effective time of the Merger, all outstanding stock options to acquire Poage common shares pursuant to Poage’s equity-based compensation plans will be cancelled in exchange for a cash payment, without interest and less applicable withholding taxes, equal to the product of (i) the number of Poage common shares subject to such stock options and (ii) the excess, if any of the per share merger consideration over the per share exercise price of such option. The vesting of all unvested Poage stock options will be accelerated immediately prior to cancellation in exchange for the cash payment.

Immediately prior to the effective time of the Merger, each outstanding share of restricted stock will vest and be converted into the right to receive 0.335 shares of City common stock.

Exchange of Poage common shares (page )

The conversion of Poage common stock into the right to receive the merger consideration will occur automatically at the effective time of the Merger. As soon as practicable after the completion of the Merger, but in no event later than five business days thereafter, the Exchange Agent will mail to Poage shareholders a letter of transmittal, together with instructions for the exchange of their Poage common stock certificates for the merger consideration. Until you surrender your Poage stock certificates for exchange after completion of the Merger, you will not be paid dividends or other distributions declared after the Merger with respect to any City common stock into which your Poage shares have been converted. When you surrender your Poage stock certificates accompanied by a properly completed letter of transmittal, City will pay any unpaid dividends or other distributions, without interest, that had become payable with respect to the shares of City common stock into which your Poage shares had been converted.
If you own shares of Poage common stock in “street name” through a broker, bank or other nominee, you should receive or seek instructions from the broker, bank or other nominee holding your shares concerning how to surrender your shares of Poage common stock in exchange for the merger consideration.
If your Poage stock certificates have been lost, stolen or destroyed, you will have to provide an affidavit claiming your Poage stock certificates to be lost, stolen or destroyed, and post a bond in such amount as the exchange agent may direct before you receive any consideration for your shares.

After the completion of the Merger, there will be no further transfers of Poage common stock. Poage stock certificates presented for transfer after the completion of the Merger will be canceled and exchanged for the merger consideration.

Poage special meeting of shareholders (page )

A special meeting of shareholders of Poage will be held at , local time, on , 2018, at , for the purpose of considering and voting on the following matters:

•	a proposal to adopt and approve the Merger Agreement and the Merger;

•	a proposal to approve, on a non-binding advisory basis, the specified compensation that may be payable to the named executive officers of Poage in connection with the Merger; and

• a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and

You are entitled to vote at the special meeting if you owned Poage common shares as of the close of business on , 2018. As of , 2018, a total of 3,497,243 Poage common shares were outstanding and eligible to be voted at the special meeting.

Required vote (page )

The adoption and approval of the Merger Agreement and the Merger by Poage will require the affirmative vote of the holders of at least 1,748,622 Poage common shares, which is a majority of the Poage common shares outstanding and entitled to vote at the special meeting. A quorum, consisting of the holders of a majority of the outstanding Poage common shares, must be present in person or by proxy at the special meeting before any action, other than the adjournment of the special meeting, can be taken. The affirmative vote of the holders of a majority of the votes cast at the special meeting is required to approve the advisory (non-binding) proposal on the specified compensation payable to certain executive officers of Poage and to adjourn the special meeting, if necessary, to solicit additional proxies.

As of August 16, 2018, directors of Poage owned an aggregate of 359,916 Poage common shares, an amount equal to approximately 10.3% of the outstanding Poage common shares. The directors of Poage entered into a voting agreement with City on July 11, 2018, pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the Merger Agreement. Excluding such shares held by Poage directors, the adoption and approval of the Merger Agreement will require the affirmative vote of the holders of at least 1,388,706 Poage common shares, or 44.3% of the non-committed outstanding shares.

As of the date of this proxy statement/prospectus, City and its directors, executive officers and affiliates beneficially owned no Poage common shares.

Recommendation to Poage shareholders (page )

The board of directors of Poage unanimously approved the Merger Agreement. The board of directors of Poage believes that the Merger is in the best interests of Poage and its shareholders, and, as a result, the directors unanimously recommend that Poage shareholders vote “FOR” the adoption and approval of the Merger Agreement “FOR” the approval of the specified compensation, and “FOR” the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies.

In reaching this decision, the board of directors of Poage considered many factors, which are described in the section captioned “THE MERGER-Background of the Merger” and “THE MERGER-Poage’s Reasons for the Merger” beginning on page  and page , respectively, of this proxy statement/prospectus.

Opinion of Poage’s Financial Advisor (page )

In connection with the Merger, Poage’s financial advisor, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), delivered a written opinion, dated July 10, 2018, to the Poage board of directors as to the fairness, from a financial point of view, of the exchange ratio of 0.335 in the Merger to the holders of Poage common stock. The full text of Sandler O’Neill’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to Poage’s board of directors in connection with its consideration of the Merger Agreement and the Merger and does not constitute a recommendation to any shareholder of Poage as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Merger Agreement and the merger. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Poage common stock and does not address the underlying business decision of Poage to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Merger Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Poage or the effect of any other transaction in which Poage might engage.

Material U.S. federal income tax consequences of the Merger (page )

The Merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and it is a condition to the obligation of Poage to complete the Merger that it receives a legal opinion to that effect. Accordingly, for U.S. federal income tax purposes, (i) no gain or loss will be recognized by City or Poage as a result of the Merger, (ii) Poage shareholders will not recognize gain or loss with respect to their receipt of shares of City common stock in exchange for shares of Poage common stock, but (iii) Poage shareholders will recognize gain or loss with respect to any cash received in lieu of fraction shares of City common stock. For more information, see the section entitled “THE Merger-Material U.S. Federal Income Tax Consequences of the Merger” beginning on page .

All Poage shareholders should read carefully the description under the section captioned “THE Merger-Material U.S. Federal Income Tax Consequences of the Merger” beginning on page  of this proxy statement/prospectus and should consult their own tax advisors concerning these matters. All Poage shareholders should consult their tax advisors as to the specific tax consequences of the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws.

Interests of directors and executive officers of Poage (page )

In considering the information contained in this document, you should be aware that Poage’s directors and executive officers have change in control agreements and other compensation agreements or plans that give them financial interests in the Merger that are different from, or in addition to, the interests of Poage stockholders generally. The Poage board of directors was aware of these interests at the time it approved the merger agreement. These interests include, among other things:

•
change in control agreements between Town Square and each of Bruce VanHorn, President and Chief Executive Officer of Poage, Miles R. Armentrout, Executive Vice President and Chief Credit Officer of Poage, Jane Gilkerson, Executive Vice President and Chief Financial Officer of Poage, James W. King, Executive Vice President, Chief Information Security Officer of Poage and five other officers, that each provide for cash severance payments and continued life, medical, health and disability insurance if the executive’s employment is voluntarily terminated for good reason or involuntarily terminated without just cause following a change in control and during the term of the change in control agreement;

•
the termination, accelerated vesting and payment of all outstanding Poage stock options in an amount equal to the per share merger consideration less the exercise price per share for each Poage common share subject to a vested or unvested stock option;

•	the acceleration of vesting of all outstanding Poage restricted stock awards, which will be exchanged for the merger consideration;

•
a settlement agreement that Poage, Town Square and City entered into with Messrs. VanHorn, Armentrout, King, Ms. Gilkerson and five other officers in full satisfaction of the individual’s rights under their change in control agreements;

•	an employment agreement that City entered into with Mr. VanHorn;

•	the appointment of Thomas L. Burnette, a current director of Poage, to City’s board of directors immediately following the Merger; and

•	the rights of Poage officers and directors under the merger agreement to continued indemnification coverage and continued coverage under directors’ and officers’ liability insurance policies.

Dissenters’ rights of Poage shareholders (page )

Under Poage’s articles of incorporation, Poage’s shareholders are not entitled to exercise any right of an objecting shareholder provided under Title 3, Subtitle 2 of the MGCL, unless Poage’s board of directors determines that such rights apply with respect to a transaction. Poage’s board of directors has not made such a determination with respect to the Merger. Accordingly, Poage’s shareholders do not have dissenters’ rights with respect to the Merger. For additional information regarding dissenters’ rights, see “Dissenters’ Rights” on page  of this proxy statement/prospectus. If Poage shareholders should have any questions regarding dissenters’ rights, such shareholders should consult with their own legal advisers.

Certain differences in shareholder rights (page )

When the Merger is completed, Poage shareholders will receive City common shares and, therefore, will become City shareholders. As City shareholders, your rights will be governed by City’s Amended and Restated Articles of Incorporation and Bylaws, as well as West Virginia law. Notably, Poage shareholders will own less of the combined company and as such will have decreased voting power. The rights of City shareholders are different in certain other important respect than the rights of Poage shareholders. For more information, see “Comparison of certain rights of POAGE and CITY shareholders” beginning on page  of this proxy statement/prospectus.

Regulatory approvals required for the Merger (page )
The Merger cannot be completed until City receives necessary regulatory approvals, or a waiver of application, which include the approval of the Office of the Comptroller of the Currency (the “OCC”) and approval or waiver of the Federal Reserve Board. City has submitted an application to the OCC for such approval but has not yet received such approval. City also intends to request a waiver for filing an application with the Federal Reserve Board.

Conditions to the Merger (page )

As more fully described in this proxy statement/prospectus and in the Merger Agreement, the completion of the

Merger depends on the adoption and approval of the Merger Agreement and the Merger by Poage shareholders and receipt of the required regulatory approvals, in addition to satisfaction of, or where legally permissible, waiver of, other customary conditions. Although City and Poage anticipate that the closing of the Merger will occur in the fourth quarter of 2018, neither City nor Poage can be certain when, or if, the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be completed.  See “THE MERGER AGREEMENT-Conditions to Consummation of the Merger” beginning on page  of this proxy statement/prospectus.

Termination of the Merger Agreement (page )

City and Poage may mutually agree to terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, whether before or after Poage shareholder approval, if the board of directors of each approves such termination by vote of a majority of the members of its board. In addition, either City or Poage, acting alone, may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective under the following circumstances:

•	if any of the required regulatory approvals is denied;

•	if the Poage shareholders do not adopt and approve the Merger Agreement at the special shareholder meeting;

•
if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement that cannot be or has not been cured within 30 days of notice of the breach;

•	if the Merger has not been consummated by February 1, 2019, unless the failure to complete the Merger by that date is due to the knowing action or inaction of the party seeking to terminate; or

•
if Poage has given written notice to City that (i) Poage desires to enter into a superior acquisition proposal, (ii) the Poage board of directors has failed to recommend to the Poage shareholders that they should approve and adopt the Merger Agreement, or (iii) the Poage board of directors determines to change its recommendation in favor of the Merger Agreement.

Acquisition proposals and termination fee (page )

Because Poage has entered into the Merger Agreement, a binding legal agreement, if either Poage or City terminates the Merger Agreement because (i) Poage desires to enter into a superior acquisition proposal, (ii) the Poage board of directors has failed to recommend to the Poage shareholders that they should approve and adopt the Merger Agreement, or (iii) the Poage board of directors determines to change its recommendation in favor of the Merger Agreement, then Poage shall pay to City a sum of $4 million. See “THE Merger AgreemenT-Acquisition Proposals and Termination Fee” beginning on page of this proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR CITY

The following table summarizes financial results achieved by City for the periods and at the dates indicated and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” City’s Consolidated Financial Statements and the notes to the Consolidated Financial Statements contained in reports that City has previously filed with the SEC. Historical financial information for City can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The information at and for the six months ended June 30, 2018 and 2017 is unaudited. However, in the opinion of management of City, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the six months ended June 30, 2018 and 2017 are not necessarily indicative of the results that may be expected for future periods. See “Where You Can Find More Information” in the forepart of this document for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past periods noted below indicate results for any future period.

     The information below has been derived from City’s Consolidated Financial Statements.

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2018	2017	2017	2016	2015(1)	2014	2013(2)
Summary of Operations
Total interest income	$ 76,824	$ 69,512	$ 142,930	$ 132,152	$ 127,074	$ 129,566	$ 138,539
Total interest expense	10,604	7,802	16,805	13,207	11,830	11,960	13,301
Net interest income	66,220	61,710	126,125	118,945	115,244	117,606	125,238
(Recovery of) provision for loan losses	(1,882)	1,191	3,006	4,395	6,988	4,054	6,848
Total non-interest income	30,105	33,430	63,607	58,825	67,206	58,722	58,006
Total non-interest expenses	49,854	48,776	95,981	96,164	92,951	95,041	102,906
Income before income taxes	48,353	45,173	90,745	77,211	82,511	77,233	73,490
Income tax expense	9,763	14,459	36,435	25,083	28,414	24,271	25,275
Net income available to common shareholders	38,590	30,714	54,310	52,128	54,097	52,962	48,215

Per Share Data
Net income basic	$ 2.49	$ 1.98	$ 3.49	$ 3.46	$ 3.54	$ 3.40	$ 3.07
Net income diluted	2.48	1.98	3.48	3.45	3.53	3.38	3.04
Cash dividends declared	0.92	0.88	1.78	1.72	1.68	1.60	1.48
Book value per share	32.6	31.54	32.17	29.25	27.62	25.79	24.61

Selected Average Balances
Total loans	$ 3,135,987	$ 3,064,665	$ 3,082,448	$ 2,920,837	$ 2,691,304	$ 2,593,597	$ 2,523,755
Securities	630,793	555,357	582,124	495,206	383,685	365,904	360,860
Interest-earning assets	3,796,185	3,642,949	3,691,714	3,426,158	3,084,722	2,968,706	2,905,783
Deposits	3,397,126	3,320,999	3,298,385	3,166,817	2,947,543	2,824,985	2,821,573
Long-term debt	16,495	16,495	16,495	16,495	16,495	16,495	16,495
Total shareholders’ equity	500,438	479,726	492,668	431,031	415,051	395,940	373,102
Total assets	4,182,933	4,055,283	4,079,674	3,835,081	3,564,730	3,404,818	3,378,351

Selected Year-End Balances
Net loans	$ 3,138,592	$ 3,083,767	$ 3,108,574	$ 3,026,496	$ 2,843,283	$ 2,631,916	$ 2,585,622
Securities	641,553	590,497	628,985	539,604	471,318	354,686	370,120
Interest-earning assets	3,822,062	3,702,047	3,784,453	3,611,706	3,345,136	3,016,477	2,986,194
Deposits	3,421,778	3,278,147	3,315,634	3,231,653	3,083,975	2,872,787	2,785,133
Long-term debt	16,495	16,495	16,495	16,495	16,495	16,495	16,495
Total shareholders’ equity	503,754	492,507	502,507	442,438	419,272	390,853	387,623
Total assets	4,374,383	4,057,399	4,132,281	3,984,403	3,714,059	3,461,633	3,368,238

Performance Ratios
Return on average assets	1.85%	1.51%	1.33%	1.36%	1.52%	1.56%	1.43%
Return on average equity	15.4	12.8	11.0	12.1	13.0	13.4	12.9
Return on average tangible common equity	18.3	15.3	13.1	14.8	15.8	16.5	16.2
Net interest margin	3.54	3.46	3.46	3.50	3.76	3.98	4.33
Efficiency ratio	51.5	53.4	51.5	54.8	53.7	53.7	55.8
Dividend payout ratio	37.10	44.44	51.00	49.70	47.50	47.10	48.20

Asset Quality
Net (recoveries) charge-offs to average loans	0.00%	0.12%	0.13%	0.13%	0.29%	0.18%	0.20%
Provision for loan losses to average loans	(0.12)	0.08	0.10	0.15	0.26	0.16	0.27
Allowance for loan losses to nonperforming loans	127.63	177.63	178.39	140.10	110.37	127.62	90.25
Allowance for loan losses to total loans	0.53	0.62	0.60	0.65	0.67	0.76	0.79

Consolidated Capital Ratios
CET 1 Capital	15.49%	14.88%	15.10%	13.30%	13.70%	*	*
Tier 1 Capital	16.05	15.45	15.70	13.90	14.30	13.40	13.00
Total Capital	16.65	16.17	16.30	14.70	15.10	14.20	13.80
Tier 1 Leverage	11.13	10.79	11.00	10.20	10.20	9.90	9.80
Average equity to average assets	11.96	11.83	12.10	11.20	11.60	11.60	11.00
Tangible equity to tangible assets (end of period)	9.90	10.40	10.45	9.30	9.34	9.35	9.49

Full-time equivalent employees	849	839	839	847	853	889	923

*Basel III CET 1 ratio requirements were effective beginning January 1, 2015 and were not required for prior periods.

(1) - In January 2015, the Company sold its insurance operations, CityInsurance. In November 2015, the Company acquired three branches in Lexington, Kentucky from American Founder's Bank.
(2) - In January 2013, the Company acquired Community Financial Corporation and its wholly owned subsidiary, Community Bank.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR POAGE

The following table summarizes financial results achieved by Poage for the periods and at the dates indicated and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Poage’s Consolidated Financial Statements and the notes to the Consolidated Financial Statements contained in reports that Poage has previously filed with the SEC. Historical financial information for Poage can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The information at and for the six months ended June 30, 2018, for the six months ended June 30, 2017 is unaudited. However, in the opinion of management of Poage, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the six months ended June 30, 2018 and 2017 are not necessarily indicative of the results that may be expected for future periods. See “Where You Can Find More Information” in the forepart of this document for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past periods noted below indicate results for any future period.

     The information below has been derived from Poage’s Consolidated Financial Statements.

	At June 30,	At December 31,
	2018	2017	2016	2015	2014	2013
Financial Condition Data:	(In thousands)
Total assets	$ 447,877	$ 446,880	$ 458,465	$ 435,088	$ 414,702	$ 289,230
Cash and cash equivalents	26,401	20,499	24,389	23,876	16,967	6,684
Interest-bearing deposits in other financial institutions	3,735	2,988	1,992	1,992	0	0
Investment securities	67,087	64,130	58,261	63,975	65,262	86,062
Loans held for sale	258	256	611	367	712	307
Loans receivable, net	321,138	328,554	343,921	314,143	302,012	177,088
Deposits	372,065	370,050	374,708	343,130	323,138	209,440
Federal Home Loan Bank advances	6,579	7,419	9,332	15,803	17,952	19,958
Subordinated debenture	2,922	2,890	2,825	2,761	2,697	0
Retained earnings	31,935	31,423	35,065	34,270	31,933	30,789
Total shareholders’ equity	61,347	61,715	68,701	71,241	68,151	57,658

	For the Six	For the Six					For the Three
	Months Ended	Months Ended					Months Ended
	June 30,	June 30,	For the Years Ended December 31,				December 31,
	2018	2017	2017	2016	2015	2014	2013
	(In thousands)
Operating Data:
Interest and dividend income	$ 9,264	$ 9,472	$ 18,982	$ 19,104	$ 19,106	$ 17,592	$ 2,883
Interest expense	1,524	1,348	2,847	2,420	2,210	2,164	462
Net interest income	7,740	8,124	16,135	16,684	16,896	15,428	2,421
Provision for loan losses	1,166	699	3,516	1,249	514	504	0
Net interest income after provision for loan losses	6,574	7,425	12,619	15,435	16,382	14,924	2,421
Non-interest income	2,188	1,371	2,700	3,023	3,912	3,017	274
Non-interest expenses	7,651	7,577	18,118	16,031	16,146	15,483	2,839
Income (loss) before income taxes	1,111	1,219	(2,799)	2,427	4,148	2,458	(144)
Income taxes	178	389	69	632	971	612	16
Net income (loss)	933	830	(2,868)	1,795	3,177	1,846	(160)

							At or For the
	At or For the Six	At or For the Six					Three Months
	Months Ended	Months Ended					Ended
	June 30,	June 30,	For the Years Ended December 31,				December 31,
	2018	2017	2017	2016	2015	2014	2013

Performance Ratios:
Return on average assets	0.42%	0.37%	(0.63%)	0.40%	0.75%	0.47%	(0.22%)
Return on average equity	3.06%	2.43%	(4.24%)	2.54%	4.56%	2.84%	(1.11%)
Interest rate spread (1)	3.46%	3.59%	3.53%	3.80%	4.07%	4.01%	3.38%
Net interest margin (2)	3.68%	3.79%	3.73%	3.98%	4.24%	4.16%	3.54%
Noninterest expense to average assets	3.05%	3.34%	3.95%	4.59%	3.79%	3.81%	3.98%
Efficiency ratio (3)	74.83%	79.80%	96.19%	81.35%	77.60%	83.51%	105.34%
Dividend payout ratio (4)	42.86%	50.00%	(28.57%)	56.00%	26.44%	38.46%	n/a
Average interest-earning assets to average interest-bearing liabilities	129.31%	129.74%	129.45%	129.63%	131.09%	127.56%	122.33%
Average equity to average assets	14.75%	15.07%	14.75%	15.85%	16.38%	17.54%	19.89%

Capital Ratios (Bank only):
Total risk-based capital to risk-weighted assets	18.24%	21.83%	19.10%	21.01%	24.36%	24.34%	32.12%
Tier 1 capital to risk-weighted assets	16.98%	20.92%	17.85%	20.23%	23.68%	23.61%	30.87%
Tier 1 capital to adjusted total assets	12.39%	14.02%	11.80%	13.52%	15.31%	15.07%	16.16%
Common equity Tier 1 capital to risk-weighted assets	16.98%	20.92%	17.85%	20.23%	23.68%	n/a	n/a

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	1.40%	0.79%	1.40%	0.68%	0.59%	0.63%	1.07%
Allowance for loan losses as a percentage of non-performing loans	59.12%	46.37%	73.62%	50.10%	41.27%	56.99%	206.05%
Net charge-offs to average outstanding loans during the period, annualized where applicable	0.39%	0.11%	0.35%	0.23%	0.18%	0.16%	0.18%
Non-performing loans as a percent of total loans	2.37%	1.71%	1.91%	1.35%	1.42%	1.10%	0.52%
Non-performing assets as a percent of total assets	1.89%	1.42%	1.75%	1.18%	1.36%	1.26%	0.45%
Non-performing assets and troubled debt restructurings to total assets	1.94%	1.90%	2.24%	1.85%	1.36%	1.26%	0.45%

Other:
Number of offices	9	9	9	10	9	8	6
Loan production offices	1	1	1	3	1	1	1

(1) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Represents net interest income as a percent of average interest-earning assets.
(3) Represents noninterest expense divided by the sum of net interest income and noninterest income.
(4) Represents dividends declared per share divided by the net income (loss) per share.

UNAUDITED COMPARATIVE PER SHARE DATA

The following table sets forth for City and Poage certain historical, pro forma and pro forma-equivalent per share financial information as of and for the year ended December 31, 2017, and as of and for the six months ended June 30, 2018. The information in the table below, in part, is derived from and should be read together with the historical Consolidated Financial Statements of City and Poage that are incorporated by reference in this proxy statement/prospectus. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect certain anticipated costs and benefits of the Merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the Merger been consummated at the beginning of the periods presented. The pro forma data gives effect to the Merger and is based on numerous assumptions and estimates. The pro forma combined per share data and Poage equivalent pro forma per share data are prepared assuming a maximum of 1,171,576 common shares will be issued in the Merger. See “THE Merger Agreement-Merger Consideration” on page .

	As of and for the Year Ended December 31, 2017	As of and for the Six Months Ended June 30, 2018
Earnings (loss) per share: Basic
City total historical	$3.49	$2.49
Poage historical	(0.84)	0.28
Pro forma total combined	3.14	2.35
Equivalent pro forma for one share of Poage common stock	1.05	0.79

Earnings (loss) per share: Diluted
City total historical	3.48	2.48
Poage historical	(0.84)	0.28
Pro forma combined	3.13	2.35
Equivalent pro forma for one share of Poage common stock	1.05	0.79

Cash dividends declared per share
City historical	1.78	0.92
Poage historical	0.24	0.12
Pro forma combined	1.74	0.88
Equivalent pro forma for one share of Poage common stock	0.58	0.3

Book value per share:
City historical	32.17	32.6
Poage historical	17.56	17.54
Pro forma combined	34.57	34.99
Equivalent pro forma for one share of Poage common stock	11.58	11.72

MARKET PRICE AND DIVIDEND INFORMATION

City’s common shares are traded on the NASDAQ Global Select Market® under the symbol “CHCO.” Poage’s common shares are traded on the NASDAQ Capital Market® under the symbol “PBSK.”

The information presented in the following table reflects the last reported sale prices per share of City’s common shares and Poage’s common shares as of July 11, 2018, the last trading day preceding our public announcement of the Merger, and on , 2018, the last practicable day for which information was available prior to the date of this proxy statement/prospectus. The table also presents the equivalent market value per Poage common share on July 11, 2018 and , 2018, determined by multiplying the share price of a City common share on such dates by the exchange ratio of 0.335. No assurance can be given as to what the market price of City’s common shares will be if and when the Merger is consummated.

	City’s Common Shares	Poage’s Common Shares	Poage’s Equivalent Per Share Price

July 11, 2018	$78.92	$20.45	$26.44
, 2018

The following table lists the high and low prices per share for City’s common shares and Poage’s common shares and the cash dividends declared by each company for the periods indicated.

	City’s Common Shares			Poage's Common Shares
	High	Low	Dividends	High	Low	Dividends
2016
First Quarter	$47.78	$40.82	$0.43	$18.85	$16.59	$0.06
Second Quarter	$50.14	$43.06	$0.43	$18.27	$15.50	$0.06
Third Quarter	$50.60	$44.53	$0.43	$19.42	$17.04	$0.08
Fourth Quarter	$68.29	$48.49	$0.43	$20.90	$17.45	$0.08

2017
First Quarter	$67.93	$60.86	$0.44	$20.25	$18.80	$0.06
Second Quarter	$72.78	$61.34	$0.44	$19.75	$18.75	$0.06
Third Quarter	$71.91	$59.94	$0.44	$19.42	$17.20	$0.06
Fourth Quarter	$73.98	$65.50	$0.46	$21.00	$18.10	$0.06

2018
First Quarter	$72.87	$65.03	$0.46	$20.20	$19.00	$0.06
Second Quarter	$78.44	$67.95	$0.46	$19.95	$18.85	$0.06
Third Quarter			$0.46			$0.06
(through , 2018)

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Forward-Looking Statements” commencing on page , you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. The following is a discussion of the most significant factors that make an investment in City common stock speculative or risky, but does not purport to present an exhaustive description of such risks. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

Risks Related to the Merger

The market value of City common shares you receive in the Merger may decrease if there are fluctuations in the market price of City’s common shares following the Merger.

Under the terms of the Merger Agreement, shareholders of Poage will be entitled to receive from City, at the effective time of the Merger, merger consideration payable in the form of City common shares to be calculated as set forth in the Merger Agreement. At the effective time of the Merger, each Poage common share will be converted into the right to receive 0.335 City common share, subject to adjustment under certain circumstances as set forth in the Merger Agreement. However, there will be no adjustment to the merger consideration for changes in the market price of City common shares or Poage common shares.

Any change in the market price of City common shares prior to the completion of the Merger will affect the market value of the merger consideration that Poage shareholders will receive following completion of the Merger. Stock price changes may result from a variety of factors that are beyond the control of City and Poage, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects, and regulatory considerations. Therefore, at the time of the Poage special shareholder meeting, Poage shareholders will not know the precise market value of the consideration they will receive at the effective time of the Merger. Poage shareholders should obtain current sale prices for City common shares before voting their shares at the Poage special meeting.

City could experience difficulties in managing its growth and effectively integrating the operations of Poage and Town Square, as well as the operations of its simultaneous acquisition.

City plans to acquire Farmers Deposit Bancorp, Inc. (“Farmers”) in the same period of time during which it acquires Poage. The earnings, financial condition and prospects of City after the Merger will depend in part on City’s ability to integrate successfully the operations of Poage, Town Square, Farmers and Farmers Deposit Bank (the wholly-owned operating subsidiary of Farmers), and to continue to implement its own business plan. City may not be able to fully achieve the strategic objectives and projected operating efficiencies anticipated in the Merger. The costs or difficulties relating to the integration of Poage, Town Square, Farmers and Farmers Deposit Bank with the City organization may be greater than expected or the cost savings from any anticipated economies of scale of the combined organization may be lower or take longer to realize than expected. Inherent uncertainties exist in integrating the operations of any acquired entity, and City may encounter difficulties, including, without limitation, loss of key employees and customers, and the disruption of its ongoing business or possible inconsistencies in standards, controls, procedures and policies. These factors could contribute to City not fully achieving the expected benefits from the Merger.

The Merger Agreement limits Poage’s ability to pursue alternatives to the Merger with City, may discourage other acquirers from offering a higher valued transaction to Poage and may, therefore, result in less value for the Poage shareholders.

The Merger Agreement contains a provision that, subject to certain limited exceptions, prohibits Poage from soliciting, negotiating, or providing confidential information to any third party relating to any competing proposal to acquire Poage or Town Square.

In addition, if the Merger Agreement is terminated because (i) Poage desires to enter into a superior acquisition proposal, (ii) the Poage board of directors has failed to recommend to the Poage shareholders that they should approve and adopt the Merger Agreement, or (iii) the Poage board of directors determines to change its recommendation in favor of the Merger Agreement, then Poage shall pay to City a sum of $4 million. The requirement that Poage make such a payment could discourage another company from making a competing proposal.

The opinion of Poage’s financial advisor delivered to Poage’s board of directors prior to execution of the Merger Agreement does not reflect changes in circumstances subsequent to the date of such opinion.

The Poage board of directors received an opinion, dated July 10, 2018, from its financial advisor as to the fairness of the exchange ratio of 0.335 from a financial point of view as of the date of such opinion. Subsequent changes in the operation and prospects of Poage or City, general market and economic conditions and other factors that may be beyond the control of Poage or City may significantly alter the value of Poage or City or the prices of shares of Poage common stock or City common stock by the time the Merger is completed. The opinion does not address the fairness of the exchange ratio from a financial point of view at the time the Merger is completed, or as of any other date other than the date of such opinion. The opinion of Poage’s financial advisor is attached as Annex B to this proxy statement/prospectus. For a description of the opinion, see “THE MERGER-Opinion of Poage’s Financial Advisor” on page of this proxy statement/prospectus.

Poage shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management of the combined organization.

The Merger will result in Poage’s shareholders having an ownership stake in the combined company that is smaller than their current stake in Poage. Upon completion of the Merger, we estimate that former Poage shareholders will own approximately 7% of the issued and outstanding common shares of the combined company. Consequently, former Poage shareholders, as a general matter, will have less influence over the management and policies of the combined company after the effective time of the Merger than they currently exercise over the management and policies of Poage.

Failure to complete the Merger could negatively impact the value of Poage’s stock and future businesses and financial results.

 If the Merger is not completed, the ongoing business of Poage may be adversely affected and Poage will be subject to several risks, including the following:

•	Poage will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, financial advisor and printing fees;

•	Poage may be required, under certain circumstances, to pay City a termination fee of $4 million under the Merger Agreement;

•
under the Merger Agreement, Poage is subject to certain restrictions regarding the conduct of its business before completing the Merger, which may adversely affect its ability to execute certain of its business strategies; and

•
matters relating to the Merger may require substantial commitments of time and resources by Poage management, which could otherwise have been devoted to other opportunities that may have been beneficial to Poage as an independent company.

In addition, if the Merger is not completed, Poage may experience negative reactions from its customers and employees. Employees could resign and obtain other employment as a result of the potential Merger. The market price of Poage’s common stock could decline to the extent that the current market prices reflect a market assumption that the Merger will be completed. Poage also could be subject to litigation related to any failure to complete the Merger. If the Merger is not completed, Poage cannot assure its shareholders that the risks described above will not materialize and will not materially affect the business, financial results and stock price of Poage.

If the Merger is not completed, Poage will have incurred substantial expenses without realizing the expected benefits of the Merger.

Poage has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the Merger Agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the Merger. If the Merger is not completed, Poage would have to recognize these expenses without realizing the expected benefits of the Merger.

Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed. Further, the Merger Agreement may be terminated in accordance with its terms.

The respective obligations of City and Poage to complete the Merger are subject to the fulfillment or written waiver of many conditions, including approval by the requisite vote of Poage shareholders, receipt of requisite regulatory approvals, absence of orders prohibiting completion of the Merger, effectiveness of the registration statement of which this document is a part, approval of the City shares to be issued to Poage shareholders for listing on the NASDAQ, the continued accuracy of the representations and warranties by both parties, the performance by both parties of their covenants and agreements, and the receipt by each of City and Poage of an opinion from its respective counsel to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. See “THE MERGER AGREEMENT-Conditions to the Consummation of the Merger” on page of this proxy statement/prospectus. These conditions to the consummation of the Merger may not be fulfilled and, accordingly, the Merger may not be completed. In addition, if the Merger is not completed by February 1, 2019, either City or Poage may have the opportunity to choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time, before or after approval by the requisite vote of the Poage shareholders. In addition, City or Poage may elect to terminate the Merger Agreement in certain other circumstances. See “THE MERGER AGREEMENT-Termination of the Merger Agreement” on page of this proxy statement/prospectus for a fuller description of these circumstances.

Potential litigation against City or Poage could result in an injunction preventing the completion of the Merger or a judgment resulting in the payment of damages.

Shareholders of Poage may file lawsuits against City, Poage and/or the directors and officers of either company in connection with the Merger. These lawsuits could prevent or materially delay the completion of the Merger and result in significant costs to City and/or Poage, including any costs associated with the indemnification of directors and officers. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Merger is completed may adversely affect City’s business, financial condition, results of operations and cash flows.

The City common shares to be received by Poage shareholders upon completion of the Merger will have different rights from Poage common shares.

Upon completion of the Merger, Poage shareholders will no longer be shareholders of Poage but will instead become shareholders of City, and their rights as shareholders of City will be governed by West Virginia law and by City’s Amended and Restated Articles of Incorporation and Bylaws. The terms of City’s Amended and Restated Articles of Incorporation and Bylaws and West Virginia law are in some respects materially different than the terms of Poage’s Articles of Incorporation and Bylaws and Maryland law. See “COMPARISON OF CERTAIN RIGHTS OF POAGE AND CITY SHAREHOLDERS” on page of this proxy statement/prospectus.
Certain of Poage’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Poage’s shareholders generally.
In considering the information contained in this proxy statement/prospectus, you should be aware that some of Poage’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Poage’s shareholders generally. These interests include the vesting in full of certain outstanding Poage stock options, rights to continued indemnification and insurance coverage by City after the Merger for acts or omissions occurring before the Merger, serving on the boards of City and City National, and settlement payments. These interests and arrangements may create potential conflicts of interest. Poage’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to adopt and approve the Merger Agreement and in recommending that Poage shareholders vote in favor of adopting and approving the Merger Agreement. For a more complete discussion of these interests, see “The Merger-Interests of Poage’s Directors and Executive Officers in the Merger,” beginning on page of this proxy statement/prospectus.
Following the Merger, a high percentage of the combined company’s loan portfolio will remain in West Virginia, Virginia, Kentucky and Ohio and in commercial and residential real estate. Deteriorations in economic conditions in this area or in the real estate market generally could be more harmful to the combined company compared to more diversified institutions.
 As of June 30, 2018, approximately $162.8 million, or 50%, of Poage’s loan portfolio was comprised of residential real estate loans, and $80.6 million, or 25%, of Poage’s loan portfolio was comprised of commercial real estate loans. As of June 30, 2018, approximately $1.47 billion, or 47%, of City’s loan portfolio was comprised of residential real estate loans, and $1.29 billion, or 41%, of City’s loan portfolio was comprised of commercial real estate loans. As a result of the Merger, the combined company’s loan portfolio, as of June 30, 2018, would have consisted of $1.64 billion, or 47%, of residential real estate loans and $1.38 billion, or 40%, of commercial real estate loans.

Inherent risks of commercial real estate (“CRE”) lending include the cyclical nature of the real estate market, construction risk and interest rate risk. The cyclical nature of real estate markets can cause CRE loans to suffer considerable distress. During these times of distress, a property’s performance can be negatively affected by tenants’ deteriorating credit strength and lease expirations in times of softening demand caused by economic deterioration or over-supply conditions. Even if borrowers are able to meet their payment obligations, they may find it difficult to refinance their full loan amounts at maturity due to declines in property value. Other risks associated with CRE lending include regulatory changes and environmental liability. Regulatory changes in tax legislation, zoning, environmental regulation, or similar external conditions may affect property values and the economic feasibility of existing and proposed real estate projects. Environmental liability as a result of contamination may decrease the real estate collateral’s value or render the collateral worthless. Furthermore, the cost that may be imposed on a responsible borrower for the remediation of a contaminated property may severely impair the borrower’s ability to repay the loan.
The combined company’s CRE loan portfolio will be concentrated in West Virginia, Virginia, Kentucky and Ohio. There is a wide variety of economic conditions within the local markets of the four states in which most of the combined company’s CRE loan portfolio will be situated. Rates of employment, consumer loan demand, household formation, and the level of economic activity can vary widely from state to state and among metropolitan areas, cities and towns. Metropolitan markets comprise various submarkets where property values and demand can be affected by many factors, such as demographic makeup, geographic features, transportation, recreation, local government, school systems, utility infrastructure, tax burden, building-stock age, zoning and building codes, and available land for development. Despite the Merger, as a result of the continued high concentration of the combined company’s loan portfolio, the combined company may be more sensitive, compared to more diversified institutions, to future disruptions in, and deterioration of, this market, which could lead to losses which could have a material adverse effect on the business, financial condition and results of operations of the combined company.
Risks Related to City’s Business

You should read and consider risk factors specific to City’s business that may also affect the combined company after the Merger, described in City’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as updated by subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed by City with the SEC and incorporated by reference into this document. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page of this proxy statement/prospectus.

Risks Related to Poage’s Business

You should read and consider risk factors specific to Poage’s business that may also affect the combined company after the Merger, described in Poage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which has been filed by Poage with the SEC and incorporated by reference into this document. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page of this proxy statement/prospectus.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated herein by reference contain forward-looking statements, including statements about City’s, Poage’s and the combined entity’s financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express City’s and Poage’s management’s current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Certain statements contained in this proxy statement/prospectus and the documents incorporated herein by reference that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), notwithstanding that such statements are not specifically identified.

In addition, certain statements may be contained in the future filings of City and Poage with the SEC, in press releases, and in oral and written statements made by or with the approval of City or Poage that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of forward-looking statements include, but are not limited to:

•
statements about the benefits of the Merger between City and Poage, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the Merger;

•	statements regarding plans, objectives and expectations of City or Poage or their respective management or boards of directors;

•	statements regarding future economic performance; and

•	statements regarding assumptions underlying any such statements.

Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	the risk that the businesses of City and Poage will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	City’s ability to integrate the Farmers acquisition and any future acquisition targets may be unsuccessful or may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame;

•	revenues or earnings following the Merger may be lower than expected;

•
deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the inability to obtain governmental approvals of the Merger on the proposed terms and schedule;

•	the failure of Poage’s shareholders to approve the Merger;

•	local, regional, national and international economic conditions and the impact they may have on City and its customers and City’s assessment of that impact;

•	changes in the level of non-performing assets, delinquent loans and charge-offs;

•	material changes in the value of City’s common shares;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	the risk that management’s assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate or not predictive of actual results;

•	inflation, interest rate, securities market and monetary fluctuations;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	competitive pressures among depository and other financial institutions may increase and have an effect on pricing, spending, third-party relationships and revenues;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking and securities) with which City and Poage must comply;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve;

•	legislation affecting the financial services industry as a whole, and/or City and its subsidiaries, individually or collectively;

•	governmental and public policy changes; and

•	the impact on City’s business, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

Additional factors that could cause City’s and Poage’s results to differ materially from those described in the forward-looking statements can be found in City’s and Poage’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to City or Poage or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. City and Poage undertake no obligation to update any forward-looking statement.

THE SPECIAL MEETING OF SHAREHOLDERS OF POAGE

Time, Date and Place

The Poage special meeting is scheduled to be held as follows:
Date: , 2018
Time , local time
Place:

Matters to be Considered

At the Poage special meeting, Poage’s shareholders will be asked to approve:

•	A proposal to adopt and approve the Merger Agreement and the Merger.

•	A proposal to approve, on an advisory basis, specified compensation that may be payable to the named executive officers of Poage in connection with the Merger.

•
A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement and the Merger.

Record Date; Shares Outstanding and Entitled to VoteRecord Date; Shares Outstanding and Entitled to Vote

You are entitled to vote if the records of Poage showed that you held shares of Poage common stock as of the close of business on , 2018, which is the record date for the Poage special meeting. As of the close of business on the record date, shares of Poage common stock were outstanding. Each share of Poage common stock has one vote on each matter presented to shareholders. If your Poage shares are held in “street name” by your broker, bank or other nominee and you wish to vote in person at the Poage special meeting, you will have to obtain a “legal proxy” from your broker, bank or other nominee entitling you to vote at the Poage special meeting.

Votes Required; Quorum

The Poage special meeting will conduct business only if a majority of the outstanding shares of Poage common stock is represented in person or by proxy at the meeting to constitute a quorum. If you submit valid proxy instructions or attend the meeting in person, your shares will be counted to determine whether there is a quorum, even if you abstain from voting. If you fail to provide voting instructions to your broker, bank or other nominee with respect to a proposal, that broker, bank or other nominee will not vote your shares with respect to that proposal.
Approval of the Merger Agreement and the Merger requires the affirmative vote of a majority of the outstanding shares of Poage common stock. Failure to submit valid proxy instructions or to vote in person will have the same effect as a vote against the Merger Agreement and the Merger. Broker non-votes and abstentions from voting will have the same effect as voting against the Merger Agreement and the Merger.
Approval of the specified compensation proposal requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. The failure to vote in person or submit valid proxy instructions, broker non-votes and abstentions will have no effect on the voting on the proposal.

Approval of the Poage adjournment proposal requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. The failure to vote in person or submit valid proxy instructions, broker non-votes and abstentions will have no effect on the voting on the proposal.

Voting of Proxies
You may vote in person at the Poage special meeting or by proxy. To ensure your representation at the Poage special meeting, Poage recommends that you vote by proxy even if you plan to attend the Poage special meeting. You can always change your vote at the special meeting.
If you are a “shareholder of record,” you can vote your shares:

•	via internet at ;

•	via telephone by calling ;

•	by completing and mailing in the enclosed proxy card; or

•	by voting in person at the Poage special meeting.
Please refer to the specific instructions set forth on the proxy card. We encourage you to vote via the internet or by telephone.
Poage shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker, bank or other nominee may allow you to deliver your voting instructions via telephone or the internet. If your shares are held in “street name” and you wish to vote in person at the Poage special meeting, you will have to obtain a “legal proxy” from your broker, bank or other nominee entitling you to vote at the special meeting.

If you are a holder of record of Poage common stock, voting instructions are included on the enclosed proxy card. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against or abstain with respect to each matter. If you are the holder of record of your shares of Poage common stock and submit your proxy without specifying a voting instruction, your shares of Poage common stock will be voted “FOR” the proposal to approve the Merger Agreement and the Merger, “FOR” the approval of the specified compensation, and “FOR” the Poage adjournment proposal. If your shares are held in street name and you return an incomplete instruction card to your broker, bank or other nominee, that broker, bank or other nominee will not vote your shares with respect to any matter.

Revocation of Proxies
You may revoke your proxy at any time before it is voted at the special meeting by:
•filing with the Corporate Secretary of Poage a duly executed revocation of proxy;
•submitting a new proxy with a later date;
•voting again via the internet or by telephone not later than , Eastern Time, on , 2018; or
•voting in person at the special meeting.
If your shares are held in “street name,” you should contact your broker, bank or other nominee to change your vote.
Attendance at the Poage special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

Poage Bankshares, Inc.
1500 Carter Avenue
Ashland, Kentucky 41101
Attention: Corporate Secretary
(606) 324-7196

Solicitation of Proxies

Poage will pay for the solicitation of proxies from Poage shareholders. In addition to soliciting proxies by mail, Laurel Hill Advisory Group, LLC, a proxy solicitation firm, will assist Poage in soliciting proxies for the Poage special meeting. Poage will pay $6,000 for these services plus out-of-pocket expenses. Additionally, directors, officers and employees of Poage and Town Square may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Poage will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Participants in the Town Square Bank ESOP
If you participate in the Town Square Bank Employee Stock Ownership Plan you will receive a vote authorization form for the plan that reflects all shares you may direct the trustee to vote on your behalf under the plan. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Poage common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. The deadline for returning your Voting Instruction Form to the plan’s trustee is , 2018.

DISSENTERS' RIGHTS

Rights of Dissenting Poage Shareholders

Under Poage’s articles of incorporation, Poage’s shareholders are not entitled to exercise any right of an objecting shareholder provided under Title 3, Subtitle 2 of the MGCL, unless Poage’s board of directors determines that such rights apply with respect to a transaction. Poage’s board of directors has not made such a determination with respect to the Merger. Accordingly, Poage’s shareholders do not have dissenters’ rights with respect to the Merger. If Poage shareholders should have any questions regarding dissenters’ rights, such shareholders should consult with their own legal advisers.

THE MERGER
The Proposed Merger

The Merger Agreement provides for the merger of Poage with and into City (the “Merger”), with City as the surviving entity. Thereafter, at a later time specified by City National in its certificate of merger filed with the OCC, Town Square will be merged with and into City National, with City National surviving the subsidiary bank merger.

The Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated in this proxy statement/prospectus by reference. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

Background of the Merger

Since its initial public offering in 2011, Poage’s board of directors and senior management have regularly reviewed and assessed Poage’s strategic opportunities and challenges. Among other things, the board of directors considered the increasing difficulty in profitably growing and operating a community financial institution under today’s highly competitive conditions. At the same time, like other small financial institutions, Poage has experienced increasing costs for technology and regulatory compliance.

Over the last several years, the board of directors considered various strategies for improving Poage’s profitability as an independent financial institution. The board of directors noted that increased competition for core funding, increasing competition for commercial loans, and other factors have made earnings growth more challenging. As a result, during 2017, the board of directors met with representatives of several well-known investment banking and consulting firms to discuss strategic alternatives including remaining independent, merging with another institution and selling control. In these meetings, the board considered not only the current merger market but also the merger process and potential merger partners.

On December 13, 2017, Poage’s President and Chief Executive Officer met with a representative from Sandler O’Neill to discuss the general banking environment and current trends in the bank mergers and acquisitions market. During the first quarter of 2018, Poage’s Chairman of the Board and its President and Chief Executive Officer had several follow-up strategic discussions with representatives from Sandler O’Neill regarding various strategic alternatives. Sandler O’Neill is a nationally recognized investment banking firm with substantial experience advising financial institutions including with respect to mergers and acquisitions. At a meeting on March 14, 2018, the board of directors, senior management and Sandler O’Neill discussed Poage’s strategic options, challenges and prospects as an independent entity. Sandler O’Neill also provided feedback regarding the current mergers and acquisitions market and the possibility of Poage contacting other larger institutions to assess their interest in combining with Poage. Sandler O’Neill outlined a merger process and discussed potential merger partners that might be approached on behalf of Poage.
In March 2018, the board of directors reviewed Poage’s business plan as well as the prospects for enhancing Poage’s competitiveness and franchise value in the current economic and regulatory environment. Following a discussion of Poage’s prospects, the board of directors determined that it would be in the best interests of Poage’s stockholders, customers, employees and other constituents to explore a merger or sale. To that end, the board of directors voted to engage Sandler O’Neill as its financial advisor to assist Poage in connection with a potential business combination.
On March 27, 2018, Poage executed an engagement letter with Sandler O’Neill. Shortly thereafter, a confidential information memorandum was compiled to distribute to potential merger partners. At Poage’s direction, during April and May of 2018, Sandler O’Neill contacted eight parties on a no-name basis to solicit their interest in a potential transaction. Of the eight parties contacted, four signed non-disclosure agreements to receive additional information and three of these parties performed due diligence, including on-site meetings with management and due diligence on the credit files and credit processes of Poage. All three parties that performed on-site diligence submitted indications of interest in early June. City submitted an all-stock bid based on an initial exchange ratio of 0.3264 which equated to a price of $25.15 per based on the 5-day average of City’s stock price ending June 7, 2018. The City bid also included a seat on City’s corporate board of directors. The other proposals did not offer any board representation. The other two proposals had implied prices of $22.00 per share (65% stock/ 35% cash) and $22.25 per share (90% stock/10% cash). At Poage’s direction, Sandler O’Neill had a discussion with representatives from KBW (City’s investment banking firm) regarding a potential transaction between City and Poage and discussed the valuation metrics implied by the exchange ratio offered by City. Following this discussion, on June 14, 2018, City increased its bid by offering 0.335 shares of City common stock for every share of Poage common stock, which equated to a value of $25.81 per share.

On June 14, 2018, the board of directors met with senior management and representatives of Sandler O’Neill and Luse Gorman to discuss the results of the solicitation of interest from potential merger partners. Sandler O’Neill reviewed with the board information regarding each potential merger partner and its proposal, including each potential merger partner’s financial and stock performance, certain non-financial terms of each proposal and each potential merger partner’s apparent financial ability to successfully complete a transaction. Sandler O’Neill also discussed the history of its discussions with the parties including the changes they had made to their proposals and their statements regarding their willingness to further increase the proposed merger consideration. Finally, Sandler O’Neill noted that each indication of interest included a clause requiring exclusive negotiations for various periods of time. After extensive review, the Poage board of directors concluded that the City proposal appeared to be superior to the other proposals. In addition, based on the higher implied pricing proposed by City and other factors, the board of directors determined to execute the indication of interest letter with City and thereby agree to an exclusivity period through June 29, 2018. At the same meeting, the board of directors appointed a special merger committee consisting of three outside directors and the President and Chief Executive Officer to assist in the merger negotiations.

Over the next three weeks, legal counsel to Poage, in close coordination with Poage’s management, the special merger committee, and Sandler O’Neill, negotiated a definitive merger agreement and other related agreements (including voting and non-competition agreements) with legal counsel to City. During this same period, representatives of Poage performed due diligence on City.

On July 9, 2018, the board of directors held a special meeting. Poage’s President and Chief Executive Officer, together with Luse Gorman and Sandler O’Neill, reviewed with the board of directors a history of the actions taken up to that point. The board of directors reviewed Poage’s operating challenges, the periodic reviews of its future strategic options, the solicitation of multiple potential merger partners, and the process by which City’s proposal was determined to provide the best value for stockholders. Sandler O’Neill reviewed the financial aspects of the proposed transaction, the financial metrics of other relevant transactions and the financial profile of the combined companies on a pro forma basis. Sandler O’Neill then indicated that, assuming no material changes in the proposed transaction and the factors it considered, Sandler O’Neill was in a position to render an opinion as the fairness, from a financial point of view, of the exchange ratio. The board then reviewed Poage’s overall strategic situation and considered whether there was any other strategic alternative that would deliver better value to the stockholders.

Representatives of Luse Gorman then reviewed with the board of directors in detail the terms of the draft merger agreement. During this discussion, the board noted several areas that were still unresolved. Following extensive discussions, the board voted to instruct management, Luse Gorman and Sandler O’Neill to continue to negotiate the unresolved issues with City’s representatives.

On July 10, 2018, the board of directors of Poage held a special meeting at which senior management, together with Poage’s legal and financial advisors, provided an update on the negotiations with City. Management and Luse Gorman discussed at length the changes to the legal documents and the additional disclosures and other information which had been obtained since the last meeting. Following discussions, Sandler O’Neill delivered to Poage’s board of directors its oral opinion, which was subsequently confirmed in writing on July 10, 2018, to the effect that, as of such date, the exchange ratio was fair to the holders of Poage common stock, from a financial point of view. After extensive discussions of the factors described under “- Poage’s Reasons for the Merger and Recommendation of the Board of Directors,” the Poage board of directors unanimously approved the merger agreement with City pending the resolution of certain remaining issues. However, the board instructed management not to execute the merger agreement until the board completed a final review the next day.
On July 11, 2018, the board of directors of Poage held a special meeting at which senior management and its legal and financial advisors were present. Management reported that all remaining open issues had been resolved. The board of directors also considered Sandler O’Neill’s prior relationship with City as disclosed under “The Merger - Opinion of Poage’s Financial Advisor - Sandler O’Neill’s Relationship” and, after review and discussion, determined that it did not impair Sandler O’Neill’s independence. The board then unanimously ratified and confirmed its approval of the merger agreement at the July 10 meeting.

On July 11, 2018, Poage and City executed the merger agreement and publicly announced the transaction.

Poage’s Reasons for the Merger

Poage’s board of directors unanimously determined that the proposed merger is in the best interests of Poage and its stockholders. In making its determination, the board of directors considered several factors affecting the business, operations, financial condition, earnings and prospects of Poage. The material factors considered by the board included:

•	The business strategy and strategic plan of Poage, its prospects for the future, and its projected financial results;

•	A review of the risks and prospects of Poage remaining independent, including the challenges of the current financial, operating and regulatory environment;

•
Poage’s stand-alone financial projections, which estimated that, even if fully executed, Poage would not achieve through organic growth a comparable level of stockholder value that the merger is expected to offer;

•	Management’s assessment of the execution risks involved in attaining the performance levels assumed by the financial projections;

•
Conditions and activity in the mergers and acquisition market providing a unique window of opportunity with respect to a merger of Poage and delivering accelerated and enhanced stockholder value, as compared to organic growth;

•	The anticipated costs and necessary investments associated with continuing to develop and enhance Poage’s business capabilities;

•	The purchase price per share to be paid by City and the resulting valuation multiples;

•	The employment prospects for Poage’s employees within the larger combined company;

•	The favorable results of Poage’s due diligence investigation of City;

•	Poage’s and City’s shared corporate values and commitment to serve their customers and communities;

•	City’s historically strong financial condition and results of operations;

•	The ability of City to complete the merger from a business, financial and regulatory perspective;

•	The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by the combined company;

•	The likelihood of successful integration and operation of the combined company;

•	The likelihood of obtaining the stockholder and regulatory approvals needed to complete the transaction;

•	The results of the solicitation process conducted by Poage, with the advice and assistance of its advisors;

•	Certain structural protections included in the merger agreement, including:

◦
that it does not preclude a third party from making an unsolicited acquisition proposal to Poage and that, under certain circumstances, Poage may furnish non-public information to and engage in discussions with such a third party regarding an acquisition proposal;

◦
the ability of Poage’s board of directors to submit the merger agreement to stockholders without a favorable recommendation or any recommendation, in which event the board of directors may communicate the basis for its lack of a favorable recommendation to the extent required by law; and

◦
Poage’s ability to terminate the merger agreement to enter into a definitive agreement for a superior proposal if certain requirements are met, in each case subject to the payment of a termination fee by Poage of $4.0 million, an amount that was negotiated at arm’s-length and was determined by Poage to be reasonable.

•
The financial presentation, dated June 10, 2018, of Sandler O’Neill to Poage’s board of directors and the opinion, dated June 10, 2018, of Sandler O’Neill to Poage’s board of directors as to the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio, as more fully described below under “-Opinion of Poage’s Financial Advisor;”

Poage’s board of directors also considered several potential risks and uncertainties with respect to the merger, and factors unique to certain stockholders of Poage, including, without limitation, the following:

•	The challenges of integrating Poage’s business, operations and employees with those of City;

•	The need to and likelihood of obtaining requisite stockholder and regulatory approvals to complete the merger;

•	The risks and costs associated with entering into the merger agreement and restrictions on the conduct of Poage’s business before the merger is completed;

•
The form and amount of the merger consideration, including the increased volatility associated with all-stock consideration and the risk that the consideration to be paid to Poage stockholders could be adversely affected by a decrease in the trading price of City common stock during the pendency of the merger;

•	The fact that a termination fee of $4.0 million would have to be paid to City under certain circumstances described in the merger agreement and discussed further under the caption “-Termination Fee;”

•	The impact that provisions of the merger agreement relating to payment of a termination fee by Poage may have on Poage receiving an alternative takeover proposal;

•	The potential costs associated with executing the merger agreement, including change in control payments and related costs, as well as estimated advisor fees;

•
The potential for diversion of Poage’s management and employee attention, and for employee attrition, during the pendency of the merger, and the potential effect on Poage’s business and its relations with customers, service providers and other stakeholders, regardless whether the merger is completed;

•	The possibility of litigation relating to the merger; and

•
The interests of Poage’s directors and executive officers in the merger that are different from or in addition to those of its stockholders generally, as more fully described in the section entitled “-Interests of Poage’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the material information and factors considered by Poage’s board of directors is not intended to be exhaustive. Poage’s board of directors evaluated the above factors and unanimously determined that the merger was in the best interests of Poage and its stockholders. In reaching its determination to approve the merger and recommend that Poage’s shareholders approve the merger, the board of directors considered the totality of the information presented to it and did not assign any relative or specific weights to any of the individual factors considered, although individual directors may have given different weights to different factors. The board of directors considered these factors, including the potential risks, uncertainties and disadvantages associated with the merger, in the aggregate rather than separately and determined the benefits of the merger to be favorable to and outweigh the potential risks, uncertainties and disadvantages of the merger. This explanation of the board of directors’ reasoning and certain other information presented in this section are forward-looking in nature and, therefore, should be read in the context of the factors discussed under “Cautionary Statement Concerning Forward-Looking Statements.”

Poage’s board of directors determined that the merger, the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Poage and its stockholders. The board of directors also unanimously determined that the merger agreement and the transactions contemplated thereby are consistent with, and in furtherance of, Poage’s business strategies. Accordingly, Poage’s board of directors unanimously approved and adopted the merger agreement and approved the merger and unanimously recommends that Poage stockholders vote “FOR” approval of the merger agreement and the merger. The terms of the merger agreement were the product of arm’s-length negotiations between representatives of Poage and City.

Recommendation of the Poage Board of Directors

The board of directors of Poage unanimously approved the Merger Agreement. The board of directors of Poage believes that the Merger is in the best interests of Poage and its shareholders, and, as a result, the directors unanimously recommend that Poage shareholders vote “FOR” the adoption and approval of the Merger Agreement and the Merger.

Opinion of Poage’s Financial Advisor

Poage retained Sandler O’Neill to act as financial advisor to Poage’s board of directors in connection with Poage’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. As part of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the Merger Agreement. At the July 10, 2018 meeting at which Poage’s board of directors considered and discussed the terms of the Merger Agreement and the Merger, Sandler O’Neill delivered to Poage’s board of directors its oral opinion, which was subsequently confirmed in writing on July 10, 2018, to the effect that, as of such date, the exchange ratio in the Merger was fair to the holders of Poage common stock, from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Poage common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed Merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to Poage’s board of directors in connection with its consideration of the Merger Agreement and the Merger and does not constitute a recommendation to any shareholder of Poage as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Merger Agreement and the Merger. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Poage common stock and does not address the underlying business decision of Poage to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Merger Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Poage or the effect of any other transaction in which Poage might engage. Sandler O’Neill also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Poage or City, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. Sandler O’Neill expressed no opinion as to any matters related to the Employee Stock Ownership Plan in which employees of Poage participate. Sandler O’Neill’s opinion was approved by its fairness opinion committee.

In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:

•	a draft of the Merger Agreement, dated July 9, 2018;

•	certain publicly available financial statements and other historical financial information of Poage that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of City that Sandler O’Neill deemed relevant;

•
certain financial projections for Poage for the years ending December 31, 2018 through December 31, 2020, as provided by the senior management of Poage, and estimated long-term annual earnings growth rate, dividend and other assumptions for Poage, as directed by the senior management of Poage;

•
publicly available median analyst estimates for City for the years ending December 31, 2018 and December 31, 2019, a publicly available median analyst estimated long-term annual earnings growth rate for City and an estimated annual asset growth rate for City, as provided by the senior management of City;

•
the pro forma financial impact of the Merger on City based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of City, as well as certain financial projections for Poage for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of City;

•
the publicly reported historical price and trading activity for Poage common stock and City common stock, including a comparison of certain stock market information for Poage common stock and City common stock and certain stock indices;

•	a comparison of certain financial information for Poage and City with similar institutions for which information was publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Poage the business, financial condition, results of operations and prospects of Poage and held similar discussions with certain members of the senior management of City regarding the business, financial condition, results of operations and prospects of City.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Poage or City or their respective representatives or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective managements of Poage and City that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Poage or City or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Poage or City. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Poage or City, or of the combined entity after the Merger, and Sandler O’Neill did not review any individual credit files relating to Poage or City. Sandler O’Neill assumed, with Poage’s consent, that the respective allowances for loan losses for both Poage and City were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain financial projections for Poage for the years ending December 31, 2018 through December 31, 2020, as provided by the senior management of Poage, and estimated long-term annual earnings growth rate, dividend and other assumptions for Poage, as directed by the senior management of Poage, as well as publicly available median analyst estimates for City for the years ending December 31, 2018 and December 31, 2019, a publicly available median analyst estimated long-term annual earnings growth rate for City and an estimated annual asset growth rate for City, as provided by the senior management of City. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of City, as well as certain financial projections for Poage for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of City. With respect to the foregoing information, the respective senior managements of Poage and City confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available median analyst estimates and publicly available median analyst estimated long-term annual earnings growth rate referred to above, were consistent with) the best currently available estimates and judgments of those respective senior managements as to the future financial performance of Poage and City, respectively, and the other matters covered thereby. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there was no material change in the respective assets, financial condition, results of operations, business or prospects of Poage or City since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that Poage and City would remain as going concerns for all periods relevant to its analysis.

Sandler O’Neill also assumed, with Poage’s consent, that (i) each of the parties to the Merger Agreement would comply in all material respects with all material terms and conditions of the Merger Agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Poage, City or the Merger or any related transaction, (iii) the Merger and any related transactions would be consummated in accordance with the terms of the Merger Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with Poage’s consent, Sandler O’Neill relied upon the advice that Poage received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement. Sandler O’Neill expressed no opinion as to any such matters.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of the opinion. Events occurring after the date of Sandler O’Neill’s opinion could materially affect the opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O’Neill expressed no opinion as to the trading values of Poage common stock or City common stock at any time or what the value of City common stock would be once it is actually received by the holders of Poage common stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O’Neill’s opinion, but is a summary of all material analyses performed by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Poage or City and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Poage and City and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the exchange ratio on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of Poage, City and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Poage common stock or City common stock or the prices at which Poage common stock or City common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by Poage’s board of directors in making its determination to approve the Merger Agreement and the Merger and should not be viewed as determinative of the merger consideration or the decision of Poage’s board of directors or management with respect to the fairness of the Merger. The type and amount of consideration payable in the Merger were determined through negotiation between Poage and City.

Summary of Implied Transaction Value and Implied Transaction Metrics. Sandler O’Neill reviewed the financial terms of the proposed Merger. Sandler O’Neill calculated a per share implied transaction price of $26.57, or an aggregate implied transaction value of $94.5 million (inclusive of payments for in-the-money options), based on the 0.335x exchange ratio and the closing price of City common stock on July 10, 2018. Based upon historical financial information for Poage as of or for the last quarter annualized (“LQA”) ended March 31, 2018, historical market information for Poage as of July 10, 2018 and earnings per share estimates for the years ending December 31, 2018 and December 31, 2019, as provided by the senior management of Poage, Sandler O’Neill calculated the following implied transaction metrics:

Implied Transaction Price / Poage March 31, 2018 Book Value Per Share:	153%
Implied Transaction Price / Poage March 31, 2018 Tangible Book Value Per Share:	159%
Implied Transaction Price / Poage LQA Earnings Per Share:	94.9x
Implied Transaction Price / Poage 2018E Earnings Per Share:	73.6x
Implied Transaction Price / Poage 2019E Earnings Per Share:	29.3x
Tangible Book Premium (¹) / Core Deposits (>$100,000) (²):	12.6%
Tangible Book Premium (¹) / Core Deposits (>$250,000) (³):	10.1%
Premium to Poage’s Closing Stock Price as of July 10, 2018:	33.5%

(1)	Calculated as aggregate implied transaction value less Poage reported tangible common equity at March 31, 2018

(2)	Calculated as total deposits less time deposits greater than $100,000

(3)	Calculated as total deposits less time deposits greater than $250,000

Stock Trading History. Sandler O’Neill reviewed the historical stock price performance of Poage common stock for the one-year period ended and the three-year period ended July 10, 2018. Sandler O’Neill then compared the relationship between the stock price performance of Poage common stock to movements in certain stock indices.

Poage One-Year Stock Price Performance

	July 10, 2017	July 10, 2018
Poage	100%	105.3%
SNL U.S. Bank and Thrift Index	100%	109.3%
NASDAQ Bank Index	100%	112.3%
S&P 500 Index	100%	115.1%

Poage Three-Year Stock Price Performance

	July 10, 2015	July 10, 2018
Poage	100%	128.4%
SNL U.S. Bank and Thrift Index	100%	136.3%
NASDAQ Bank Index	100%	147.0%
S&P 500 Index	100%	135.0%

Sandler O’Neill reviewed the historical stock price performance of City common stock for the one-year period ended and the three-year period ended July 10, 2018. Sandler O’Neill then compared the relationship between the stock price performance of City common stock to movements in certain stock indices.

City One-Year Stock Price Performance

	July 10, 2017	July 10, 2018
City	100%	120.0%
SNL U.S. Bank and Thrift Index	100%	109.3%
NASDAQ Bank Index	100%	112.3%
S&P 500 Index	100%	115.1%

City Three-Year Stock Price Performance

	July 10, 2015	July 10, 2018
City	100%	160.6%
SNL U.S. Bank and Thrift Index	100%	136.3%
NASDAQ Bank Index	100%	147.0%
S&P 500 Index	100%	135.0%

Comparable Company Analyses. Sandler O’Neill used publicly available information to compare selected financial information for Poage with a group of financial institutions selected by Sandler O’Neill (the “Poage Peer Group”). The Poage Peer Group included 17 publicly traded banks and thrifts headquartered in Kentucky, Ohio and West Virginia with total assets between $200 million and $1.0 billion and an average weekly trading volume as a percentage of shares outstanding of at least 0.10% over the most recent three month period, but excluded announced merger targets and mutual holding companies. The Poage Peer Group consisted of the following companies:

Heartland BancCorp	SB Financial Group, Inc.
HopFed Bancorp, Inc.	Croghan Bancshares, Inc.
United Bancshares, Inc.	Cortland Bancorp
Central Federal Corporation	Consumers Bancorp, Inc.
United Bancorp, Inc.	Citizens First Corporation
Wayne Savings Bancshares, Inc.	Andover Bancorp, Inc.
Perpetual Federal Savings Bank	Citizens Financial Corp.

The analysis compared financial information for Poage as of or for the most recent quarter (“MRQ”) ended March 31, 2018 with the corresponding publicly available data for the Poage Peer Group as of or for the most recent quarter ended March 31, 2018, with pricing data as of July 10, 2018. The table below sets forth the data for Poage and the high, low, mean and median data for the Poage Peer Group.

Poage Comparable Company Analysis

	Poage	Poage Peer Group High	Poage Peer Group Low	Poage Peer Group Mean	Poage Peer Group Median
Total Assets ($mm)	450	938	253	612	509
Loans / Deposits (%)	88.7	113.0	61.3	89.1	91.3
Nonperforming Assets / Total Assets (%) (¹)	2.34	1.56	0.38	0.70	0.57
Tangible Common Equity / Tangible Assets (%)	13.05	18.04	6.42	9.56	8.97
Tier 1 Leverage Ratio (%) (²)	12.29	18.03	8.74	10.54	10.22
Total Risk-Based Capital Ratio (%) (²)	19.10	31.32	11.64	15.36	13.41
CRE / Total Risk-Based Capital (%) (³)	88.79	342.7	29.3	194.2	204.1
MRQ Return on Average Assets (%)	0.20	1.58	0.49	0.98	0.91
MRQ Return on Average Equity (%)	1.49	12.86	5.16	9.43	9.46
MRQ Net Interest Margin (%)	3.60	4.33	3.09	3.66	3.64
MRQ Efficiency Ratio (%)	79.3	84.2	33.2	67.8	70.3
Price / Tangible Book Value (%)	119	188	94	142	147
Price / MRQ Annualized Earnings Per Share (x)	71.1	22.3	8.4	14.8	14.9
Current Dividend Yield (%)	1.2	3.9	0.0	2.3	2.2
MRQ Dividend Payout Ratio (%)	85.7	59.1	0.0	30.1	30.8
Market Capitalization ($mm)	64	147	22	82	71
Average Weekly Volumes / Shares 3 Months (%)	0.17	0.61	0.10	0.33	0.31

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned

(2)	Bank-level regulatory financial data shown for: Poage; SB Financial Group, Inc.; United Bancshares, Inc.; and Central Federal Corporation

(3)
Bank-level regulatory financial data shown for: Poage; SB Financial Group, Inc.; HopFed Bancorp, Inc.; Croghan Bancshares, Inc.; United Bancshares, Inc.; Cortland Bancorp; Central Federal Corporation; Consumers Bancorp, Inc.; United Bancorp, Inc.; Citizens First Corporation; Wayne Savings Bancshares, Inc.; Andover Bancorp, Inc.; and Citizens Financial Corp.

Sandler O’Neill used publicly available information to perform a similar analysis for City and a group of financial institutions selected by Sandler O’Neill (the “City Peer Group”). The City Peer Group included 15 publicly traded banks and thrifts headquartered in Kentucky, Ohio, Virginia and West Virginia with total assets between $2.0 billion and $10.0 billion. The City Peer Group consisted of the following companies.

First Financial Bancorp.	Park National Corporation
Republic Bancorp, Inc.	Community Trust Bancorp, Inc.
Carter Bank & Trust	Peoples Bancorp Inc.
Stock Yards Bancorp, Inc.	Burke & Herbert Bank & Trust Company
First Defiance Financial Corp.	Access National Corporation
United Community Financial Corp.	Southern National Bancorp of Virginia, Inc.
First Community Bancshares, Inc.	Farmers National Banc Corp.
Summit Financial Group, Inc.

The analysis compared financial information for City as of or for the most recent quarter ended March 31, 2018 with the corresponding publicly available data for the City Peer Group as of or for the most recent quarter ended March 31, 2018 (unless otherwise indicated), with pricing data as of July 10, 2018. The table below sets forth the data for City and the high, low, mean and median data for the City Peer Group.

City Comparable Company Analysis

	City	City Peer Group High	City Peer Group Low	City Peer Group Mean	City Peer Group Median
Total Assets ($mm)	4,200	8,898	2,135	3,846	3,040
Loans / Deposits (%)	91.0	111.2	72.5	92.9	93.9
Nonperforming Assets / Total Assets (%) (¹)	1.09	5.25	0.30	1.38	0.86
Tangible Common Equity / Tangible Assets (%)	10.03	12.57	8.43	9.77	9.24
Tier 1 Leverage Ratio (%)	10.90	13.14	8.87	10.44	10.07
Total Risk-Based Capital Ratio (%)	16.31	18.78	12.49	14.44	14.31
CRE / Total Risk-Based Capital (%)	272.1	348.3	103.7	210.2	209.9
MRQ Return on Average Assets (%)	1.69	2.08	0.86	1.41	1.40
MRQ Return on Average Equity (%)	14.05	17.12	7.65	12.16	11.84
MRQ Net Interest Margin (%)	3.51	5.50	2.97	3.79	3.74
MRQ Efficiency Ratio (%)	52.4	64.7	45.2	57.4	58.1
Price / Tangible Book Value (%)	256	271	128	213	228
Price / MRQ Annualized Earnings Per Share (x)	15.2	18.8	8.8	14.6	14.7
Price / 2018E Earnings Per Share (x) (²)	17.1	16.4	12.2	15.0	15.1
Price / 2019E Earnings Per Share (x) (²)	16.5	15.8	11.8	14.2	14.3
Current Dividend Yield (%)	2.7	3.4	0.0	2.1	2.1
MRQ Dividend Payout Ratio (%)	40.7	126.9	0.0	34.6	35.3
Market Capitalization ($mm)	1,059	3,110	338	857	606

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned

(2)	Based on median analyst consensus estimates for the companies in the City Peer Group other than Carter Bank & Trust and Burke & Herbert Bank & Trust Company.

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed a group of selected merger and acquisition transactions consisting of 13 bank and thrift transactions announced between January 1, 2016 and July 10, 2018 with announced transaction values, targets headquartered in Kentucky, Ohio or West Virginia and total assets of targets between $200 million and $800 million (the “Regional Precedent Transactions”). Sandler O’Neill also reviewed a group of selected merger and acquisition transactions consisting of 13 U.S. bank and thrift transactions announced between January 1, 2017 and July 10, 2018 with announced transaction values, total assets of targets between $200 million and $800 million and positive year-to-date ROAA of targets of less than 0.50% (the “Nationwide Precedent Transactions”).

The Regional Precedent Transactions group was composed of the following transactions:

Buyer	Target
German American Bancorp, Inc.	First Security, Inc.
First Commonwealth Financial Corporation	Garfield Acquisition Corp
LCNB Corp.	Columbus First Bancorp, Inc.
CB Financial Services, Inc.	First West Virginia Bancorp, Inc.
WesBanco, Inc.	First Sentry Bancshares, Inc.
Peoples Bancorp Inc.	ASB Financial Corp.
First Merchants Corporation	Arlington Bank
MainSource Financial Group, Inc.	FCB Bancorp, Inc.
First Commonwealth Financial Corporation	DCB Financial Corp
United Community Financial Corp.	Ohio Legacy Corp
First Defiance Financial Corp.	Commercial Bancshares, Inc.
Middlefield Banc Corp.	Liberty Bank, National Association
Summit Financial Group, Inc.	First Century Bankshares, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last twelve months (“LTM”) earnings, transaction price to tangible book value and core deposit premium. Sandler O’Neill compared the indicated transaction multiples for the Merger to the high, low, mean and median multiples of the Regional Precedent Transactions group.

	Poage / City	Regional Precedent Transactions High	Regional Precedent Transactions Low	Regional Precedent Transactions Mean	Regional Precedent Transactions Median
Transaction Price / LTM Earnings (¹):	94.9x (²)	35.1x	14.3x	22.4x	19.6x
Transaction Price / Tangible Book Value:	159%	226%	105%	168%	160%
Core Deposit Premium (³):	12.6%	21.2%	0.7%	11.0%	10.4%

(1)	Excluded the impact of the multiples for two of the Regional Precedent Transactions, which multiples were considered to be not meaningful.

(2)	Based on price to most recent quarter annualized EPS; Poage reported a net loss on a last-twelve-months basis as of March 31, 2018

(3)	Core deposits defined as total deposits less time deposits greater than $100,000

The Nationwide Precedent Transactions group was composed of the following transactions:

Buyer	Target
German American Bancorp, Inc.	First Security, Inc.
National Commerce Corporation	Premier Community Bank of Florida
Park National Corporation	NewDominion Bank
CB Financial Services, Inc.	First West Virginia Bancorp, Inc.
Bangor Bancorp, MHC	First Colebrook Bancorp, Inc.
Select Bancorp, Inc.	Premara Financial, Inc.
Bank of McKenney	CCB Bankshares, Inc.
First Foundation Inc.	Community 1st Bancorp
Seacoast Banking Corporation of Florida	NorthStar Banking Corporation
Sussex Bancorp	Community Bank of Bergen County, NJ
Washington Federal, Inc.	Anchor Bancorp
Mid Penn Bancorp, Inc.	Scottdale Bank & Trust Company
Old Line Bancshares, Inc.	DCB Bancshares, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last twelve months earnings, transaction price to tangible book value and core deposit premium. Sandler O’Neill compared the indicated transaction multiples for the Merger to the high, low, mean and median multiples of the Nationwide Precedent Transactions group.

	Poage / City	Nationwide Precedent Transactions High	Nationwide Precedent Transactions Low	Nationwide Precedent Transactions Mean	Nationwide Precedent Transactions Median
Transaction Price / LTM Earnings (¹):	94.9x (²)	65.9x	24.6x	37.9x	35.1x
Transaction Price / Tangible Book Value:	159%	235%	99%	160%	160%
Core Deposit Premium (³):	12.6%	23.6%	5.5%	10.4%	8.4%

(1)	Excluded the impact of the multiples for four of the Nationwide Precedent Transactions, which multiples were considered to be not meaningful.

(2)	Based on price to most recent quarter annualized EPS; Poage reported a net loss on a last-twelve-months basis as of March 31, 2018

(3)
Core deposits defined as total deposits less time deposits greater than $100,000. Excluded the impact of the core deposit premiums for two of the Nationwide Precedent Transactions, which premiums were considered to be not meaningful.

Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the net present value per share of Poage common stock assuming Poage performed in accordance with certain financial projections for Poage for the years ending December 31, 2018 through December 31, 2020, as provided by the senior management of Poage, and estimated long-term annual earnings growth rate, dividend and other assumptions for Poage for the years thereafter, as directed by the senior management of Poage. To approximate the terminal value per Poage common share at December 31, 2022, Sandler O’Neill applied price to 2022 earnings per share multiples ranging from 13.0x to 18.0x and price to December 31, 2022 tangible book value per share multiples ranging from 120% to 170%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Poage common stock. As illustrated in the following tables, the analysis indicated an imputed range of per share values of Poage common stock of $8.34 to $13.23 when applying multiples of earnings per share and $13.85 to $22.74 when applying multiples of tangible book value per share.

Imputed Present Values per Share Based on Earnings Per Share Multiples:

Discount
Rate	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
11.0%	$9.80	$10.49	$11.18	$11.86	$12.55	$13.23
12.0%	$9.41	$10.07	$10.73	$11.38	$12.04	$12.70
13.0%	$9.04	$9.67	$10.30	$10.93	$11.56	$12.19
14.0%	$8.68	$9.29	$9.89	$10.50	$11.10	$11.70
15.0%	$8.34	$8.92	$9.50	$10.08	$10.66	$11.24

Imputed Present Values per Share Based on Tangible Book Per Share Multiples:

Discount
Rate	120%	130%	140%	150%	160%	170%
11.0%	$16.31	$17.60	$18.88	$20.17	$21.45	$22.74
12.0%	$15.65	$16.88	$18.11	$19.34	$20.58	$21.81
13.0%	$15.02	$16.20	$17.38	$18.56	$19.74	$20.92
14.0%	$14.42	$15.55	$16.68	$17.81	$18.95	$20.08
15.0%	$13.85	$14.93	$16.02	$17.10	$18.19	$19.28

Sandler O’Neill also considered and discussed with the Poage board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Poage’s net income varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for Poage common stock, applying the price to 2022 earnings per share multiples range of 13.0x to 18.0x referred to above and a discount rate of 12.68%.

Imputed Present Values per Share Based on Earnings Per Share Multiples:

Annual
Net Income
Variance	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
(15.0)%	$7.91	$8.45	$8.99	$9.54	$10.08	$10.62
(10.0)%	$8.32	$8.90	$9.47	$10.05	$10.62	$11.20
(5.0)%	$8.74	$9.35	$9.95	$10.56	$11.17	$11.77
0.0%	$9.15	$9.79	$10.43	$11.07	$11.71	$12.35
5.0%	$9.57	$10.24	$10.91	$11.58	$12.25	$12.92
10.0%	$9.98	$10.69	$11.39	$12.09	$12.80	$13.50
15.0%	$10.40	$11.14	$11.87	$12.61	$13.34	$14.08

Sandler O’Neill also performed an analysis that estimated the net present value per share of City common stock assuming that City performed in accordance with publicly available median analyst estimates for City for the years ending December 31, 2018 and December 31, 2019, the publicly available median analyst estimated long-term annual earnings growth rate for City for the years thereafter and an estimated annual asset growth rate for City for the years thereafter, as provided by the senior management of City. Sandler O’Neill assumed that City would maintain a tangible common equity to tangible assets ratio of 10.0% and would retain sufficient earnings to maintain that level. To approximate the terminal value per City common share at December 31, 2022, Sandler O’Neill applied price to 2022 earnings per share multiples ranging from 13.0x to 18.0x and price to December 31, 2022 tangible book value per share multiples ranging from 190% to 265%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 12.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of City common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of City stock of $65.39 to $96.74 when applying multiples of earnings per share and $58.00 to $85.03 when applying multiples of tangible book value per share.

Imputed Present Values per Share Based on Earnings Per Share Multiples:

Discount
Rate	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
8.0%	$76.00	$80.15	$84.30	$88.45	$92.60	$96.74
9.0%	$73.15	$77.12	$81.09	$85.06	$89.03	$93.00
10.0%	$70.43	$74.24	$78.04	$81.84	$85.64	$89.44
11.0%	$67.85	$71.49	$75.13	$78.77	$82.42	$86.06
12.0%	$65.39	$68.88	$72.37	$75.86	$79.35	$82.84

Imputed Present Values per Share Based on Tangible Book Per Share Multiples:

Discount
Rate	190%	205%	220%	235%	250%	265%
8.0%	$67.22	$70.78	$74.34	$77.90	$81.47	$85.03
9.0%	$64.74	$68.15	$71.56	$74.97	$78.38	$81.79
10.0%	$62.38	$65.64	$68.91	$72.17	$75.44	$78.70
11.0%	$60.13	$63.26	$66.39	$69.52	$72.65	$75.77
12.0%	$58.00	$60.99	$63.99	$66.99	$69.99	$72.98

Sandler O’Neill also considered and discussed with the Poage board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming City’s net income varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for City common stock, applying the price to 2022 earnings per share multiples range of 13.0x to 18.0x referred to above and a discount rate of 10.85%.

Imputed Present Values per Share Based on Earnings Per Share Multiples:

Annual
Net Income
Variance	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
(15.0)%	$58.85	$61.97	$65.08	$68.20	$71.32	$74.44
(10.0)%	$61.98	$65.28	$68.58	$71.88	$75.18	$78.48
(5.0)%	$65.11	$68.59	$72.08	$75.56	$79.04	$82.53
0.0%	$68.24	$71.91	$75.57	$79.24	$82.91	$86.57
5.0%	$71.37	$75.22	$79.07	$82.92	$86.77	$90.62
10.0%	$74.51	$78.54	$82.57	$86.60	$90.63	$94.66
15.0%	$77.64	$81.85	$86.06	$90.28	$94.49	$98.70

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the Merger, assuming the Merger closes at the end of the fourth calendar quarter of 2018. In performing its analysis, Sandler O’Neill utilized the following information and assumptions: (i) certain financial projections for Poage for the years ending December 31, 2018 through December 31, 2020, as provided by the senior management of Poage, and estimated long-term annual earnings growth rate, dividend and other assumptions for Poage for the years thereafter, as directed by the senior management of Poage; (ii) publicly available median analyst estimates for City for the years ending December 31, 2018 and December 31, 2019, the publicly available median analyst estimated long-term annual earnings growth rate for City for the years thereafter and an estimated annual asset growth rate for City for the years thereafter, as provided by the senior management of City; and (iii) certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of City. The analysis indicated that the Merger could be accretive to City’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2019 through December 31, 2022, dilutive to estimated tangible book value per share at closing and accretive to estimated tangible book value per share at December 31, 2019, December 31, 2020, December 31, 2021 and December 31, 2022.

In connection with this analysis, Sandler O’Neill considered and discussed with the Poage board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill acted as financial advisor to Poage in connection with the Merger. Poage has agreed to pay Sandler O’Neill a transaction fee in an amount equal to 1.25% of the aggregate merger consideration, which transaction fee is contingent upon consummation of the Merger. At the time of announcement, based on City’s closing stock price of $79.30 as of July 10, 2018, Sandler O’Neill’s transaction fee was estimated to be approximately $1.2 million. Sandler O’Neill also received a $250,000 fee upon rendering its fairness opinion to the Poage board of directors, which opinion fee will be credited in full towards the transaction fee becoming payable to Sandler O’Neill upon closing of the Merger. Poage has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of its engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with its engagement.

Sandler O’Neill did not provide any other investment banking services to Poage in the two years preceding the date of its opinion. In the two years preceding the date of Sandler O’Neill’s opinion, Sandler O’Neill has provided certain investment banking services to City and received fees for such services. In 2017, Sandler O’Neill was engaged as City’s financial advisor in connection with a potential acquisition, which was not consummated by City. In addition, in the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to City and its affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Poage, City and their respective affiliates for its own account and for the accounts of its customers.

Certain City and Poage Unaudited Prospective Financial Information
City and Poage do not as a matter of course publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results because of, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, City and Poage are including in this proxy statement/prospectus certain limited unaudited prospective financial information for City and for Poage. Such information contains unaudited prospective financial information for City and Poage on a stand-alone, pre-merger basis, respectively, to give Poage shareholders access to certain information that was provided to the City board of directors and the Poage board of directors, respectively, and to Sandler O’Neill in connection with its opinion. Such prospective information is referred to as “City prospective financial information” and “Poage prospective financial information,” respectively, and the “prospective financial information” collectively. The prospective financial information may differ in certain respects from what City and Poage use for their respective internal purposes.
The prospective financial information was prepared in good faith and on a reasonable basis based on the best information then available but was not prepared with a view to public disclosure. As such, the inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as an indication that City, Poage or any other recipient of the prospective financial information considered, or now considers, it to be necessarily predictive of actual future results. The prospective financial information was not prepared with a view toward complying with the guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of financial information. Neither Ernst & Young LLP, City’s independent registered public accounting firm, nor Crowe LLP, Poage’s independent registered public accounting firm, nor any other independent registered public accounting firm has compiled, examined or performed any procedures with respect to the prospective financial information, or expressed any opinion or any other form of assurance on it or the achievability of the prospective results indicated by it.
The City prospective financial information and the Poage prospective financial information reflect numerous estimates and assumptions made by City and Poage, respectively, with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to City’s and Poage’s respective businesses, all of which are difficult to predict and many of which are beyond City’s and Poage’s respective control. Such prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The City prospective financial information and the Poage prospective financial information reflect subjective judgment in many respects and are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Accordingly, such prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, City’s and Poage’s respective performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in this proxy statement/prospectus and in the reports filed by City and by Poage with the SEC. For other factors that could cause the actual results to differ, see “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
The prospective financial information does not account for any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement, and do not account for the effect of any possible failure of the merger to occur. None of City, Poage or Sandler O’Neill, nor any of their respective affiliates, intends to, and each of them disclaims any obligation to, update, revise or correct the City prospective financial information or the Poage prospective financial information if they are or become inaccurate, even in the short-term. The inclusion of such prospective financial information in this proxy statement/prospectus is not and should not be deemed an admission or representation by City or Poage that such information is viewed by City or Poage as material information of City or Poage, respectively, particularly in light of the inherent risks and uncertainties associated with such information. The prospective financial information presented below is not meant to influence the decision of a Poage shareholder whether to vote in favor of the merger proposal or any other proposal to be considered at the special meeting but is presented solely because it was made available to and considered by City’s and Poage’s respective boards of directors and Sandler O’Neill in connection with the merger.
City Prospective Financial Information. The following City prospective financial information was utilized and relied upon by Sandler O’Neill in performing financial analyses in connection with its opinion: (1) median consensus Wall Street research estimates published by Bloomberg for the estimated earnings per share of City for the years ending December 31, 2018 and 2019, (2) the median consensus Wall Street research estimate published by Bloomberg for the long-term earnings growth rate for City of 8% per year, and (3) an asset growth rate for City of 5% per year, in each case, as per guidance from City’s management.
Poage Prospective Financial Information. The following Poage prospective financial information was utilized and relied upon by Sandler O’Neill in performing financial analyses in connection with its opinion. For its discounted cash flow analysis, Sandler O’Neill utilized and relied upon net income estimates for Poage for the years ending December 31, 2018, 2019 and 2020 of $1.2 million, $3.0 million and $3.5 million, respectively, as provided by Poage’s management, and a long-term earnings growth rate for Poage of 4.5% per year, as directed by Poage’s management. For its pro forma analysis, Sandler O’Neill utilized and relied upon net income estimates for Poage for the years ending December 31, 2018, 2019, 2020, 2021 and 2022 of $1.5 million, $2.5 million, $3.1 million, $3.8 million and $4.2 million, respectively, as provided by City’s management.

City’s Reasons for the Merger

City believes that the Merger is in the best interests of City and its shareholders. In reaching this determination, the City board of directors consulted with City management, as well as its financial, accounting and legal advisors, and considered the projected pro forma impact of the Merger and a number of other factors, including, without limitation, the following:

•	the long-term interests of City and its shareholders, as well as the interests of its employees, customers, creditors and the communities in which City operates;

•	the opportunity to acquire a bank with deep community banking relationships;

•	enhanced market share in Kentucky with incremental high-quality, low-cost core deposits;

•	the market area in which Poage’s offices are located is a market in which City would like to expand to;

•
the cost of acquiring Poage, its branch network and customer base is estimated to be equivalent to the cost of building new branch facilities, which would not provide any customers, revenue stream, employees or community goodwill;

•	City believes it can realize cost savings and other benefits of size and operating efficiencies;

•	City believes that the Merger should assist it in maintaining its status as an independent holding company and City National as a community bank; and

•
the size and structure of the transaction allows City to maintain its strong capital position; additionally, the merged banks will also maintain a strong capital position allowing the organization to expand within its new markets.

The board of directors of City also considered a variety of risks and other potentially negative factors in deliberations concerning the Merger. In particular, the board of directors of City considered:

•	the costs associated with the regulatory approval process, the costs associated with calling a special meeting of Poage’s shareholders, and other Merger related costs; and

•	the risks associated with combining the operations of Poage with City’s existing operations, including difficulty in combining corporate, accounting, financial information and information systems.

The above discussion of the information and factors considered by City’s board of directors is not intended to be exhaustive, but includes all material factors considered by the board in arriving at its determination to approve the Merger. The board of directors of City did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to different factors.

Regulatory Approvals Required

The Merger must receive approval from both the Office of the Comptroller of the Currency (the “OCC”) and an approval or waiver of application from the Board of Governors of the Federal Reserve System (the “Federal Reserve”) before the Merger may be consummated. City has submitted an application to the OCC for such approval but has not yet received such approval. City also intends to request a waiver for filing an application with the Federal Reserve.

The approval of any regulatory applications merely implies the satisfaction of regulatory criteria for approval, which does not include review of the adequacy or fairness of the merger consideration to Poage shareholders. Furthermore, regulatory approvals do not constitute or imply any endorsement or recommendation of the Merger or the terms of the Merger Agreement.

Interests of Poage Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors of Poage to approve the Merger Agreement and the Merger, you should be aware that Poage’s directors and executive officers have employment and other compensation agreements or plans that give them financial interests in the Merger that are different from, or in addition to, the interests of Poage stockholders generally, which are described below. Poage’s board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated by the Merger Agreement.
Treatment of Stock Options. Immediately prior to the effective time of the Merger, all outstanding options to acquire Poage common shares pursuant to Poage’s equity-based compensation plans will (i) become fully vested and exercisable and (ii) be cancelled in exchange for a cash payment equal to the product of (a) the number of shares of Poage common stock subject to such stock option immediately prior to the effective time of the Merger and (b) the excess, if any, of the per share merger consideration over the exercise price per share of such stock option.
Treatment of Restricted Stock Awards. The Merger Agreement provides that at the effective time of the Merger, each unvested share of restricted stock issued by Poage and outstanding at the effective time of the Merger will fully vest and convert into the right to receive the same merger consideration that all other shares of Poage common stock are entitled to receive in the Merger.
Stock Options and Restricted Stock Awards Held by Poage’s Executive Officers and Directors. For an estimate of the amounts that would be payable to each of Poage’s named executive officers on settlement of their unvested Poage equity awards, see “THE MERGER-Merger-Related Executive Compensation for Poage’s Named Executive Officers” below. Poage’s non-employee directors Everett B. Gevedon, Stuart N. Moore and Charles W. Robinson will be entitled to receive an estimated cash payment of $297,360, $297,360 and $118,944, respectively, in exchange for the cancellation of their outstanding stock options upon consummation of the Merger, based on a per share price of Poage common stock of $24.78, which is the average closing price per share over the first five business days following the announcement of the Merger Agreement. Stephen Burchett, Thomas L. Burnette, Daniel King III and John. C. Stewart, Jr. do not hold any stock options. Each of Everett B. Gevedon, Stuart N. Moore and Charles W. Robinson holds 1,618 restricted stock awards that will become fully vested at the effective time of the Merger and convert into the right to receive the same merger consideration that all other shares of Poage common stock are entitled to receive in the Merger.

Stephen Burchett, Thomas L. Burnette, Daniel King III and John. C. Stewart, Jr. do not hold any restricted stock awards.

Settlement Agreements. In connection with the Merger Agreement, Poage, Town Square and City entered into a settlement agreement with Messrs. VanHorn, Armentrout, King, Ms. Gilkerson and five other officers that fixed the amount of cash severance payable pursuant to the terms of their change in control agreements with Town Square. For an estimate of the amount that would be payable to each of Poage’s named executive officers under the settlement agreements, see “THE MERGER-Merger-Related Executive Compensation for Poage’s Named Executive Officers” below.

Employment Agreement with Bruce VanHorn

In connection with the Merger Agreement, City entered into an employment agreement with Mr. VanHorn. The employment agreement, effective immediately following the date of the Merger, provides that Mr. VanHorn’s title with City National will be Executive Vice President. Mr. VanHorn’s initial annual base salary will be $202,000 and he will be eligible for bonuses provided certain performance metrics are satisfied.

Indemnification and Directors’ and Officers’ Liability Insurance.

Subject to compliance with applicable state and federal law, City will indemnify each person who served as a director, officer or employee of Poage or its subsidiaries before the effective time of the Merger, to the fullest extent permitted by Poage’s governing documents, from and against expenses, including reasonable attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was a director, officer, or employee of Poage or its subsidiaries. In addition, the Merger Agreement provides that, prior to the Merger, City will purchase a directors’ and officers’ and company liability insurance policy to be effective for up to six years following the effective time of the Merger, on terms no less advantageous than those contained in Poage’s existing policy, subject to certain limitations.

Director Appointments.

At or promptly following the effective time of the Merger, City will take all action necessary to elect Thomas L. Burnette, who is currently a member of the Poage board of directors, to the boards of directors of City and City National. Mr. Burnette will receive customary compensation for his service as a director of City and City National.

Director and Executive Supplemental Retirement Plans. Town Square Bank entered into a Director Supplemental Retirement Plan (the “Director Plan”) with each of Messrs. Gevedon, Moore and Robinson. Under the Director Plans, Messrs. Gevedon, Moore and Robinson are not entitled to an additional benefit upon a termination of service following a change in control. If a termination of service had occurred as of December 31, 2018, Messrs. Gevedon, Moore and Robinson would have received, beginning at normal retirement age (as defined in the Director Plans), amounts specified in an exhibit to each director’s agreement, which provides for different payment amounts in different years. The first year’s payment amounts are approximately $12,921, $8,655 and $11,832 respectively, which would be payable for life, with a minimum benefit of up to thirteen years (fourteen for Mr. Robinson). Town Square Bank entered into an Executive Supplemental Retirement Plan (the “Executive Plan”) with James W. King. If a termination of service had occurred as of December 1, 2018, Mr. King would have received lifetime benefit, beginning in the month following the date of termination, a monthly payment of $3,055 payable for twenty years. If a change in control followed by a termination of service had occurred as of December 31, 2017, Mr. King would have received, beginning at normal retirement age (as defined in the Executive Plan), a monthly payment of $4,203 payable for twenty years.

Merger-Related Executive Compensation for Poage’s Named Executive Officers. The information set forth in the following table is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each of Poage’s named executive officers that is based on, or otherwise relates to, the Merger (which we refer to as “merger-related compensation”). The merger-related compensation payable to these individuals is the subject of a non-binding advisory vote of Poage stockholders.
The following table sets forth the amount of payments and benefits that each of Poage’s named executive officers would receive in connection with the Merger, assuming: (i) that the effective time of the Merger was August 8, 2018, the last practicable date prior to the date of this proxy statement/prospectus; (ii) a per share price of Poage common stock of $24.78, which is the average closing price per share over the first five business days following the announcement of the Merger Agreement; and (iii) each named executive officer experiences a qualifying termination of employment on August 8, 2018.  This table does not include the value of benefits in which the named executive officers are vested without regard to the occurrence of a change in control. The amounts shown below are estimates based on multiple assumptions that may or may not actually occur, and as a result, the actual amounts to be received by a named executive officer may differ materially from the amounts shown below.

Executive	Cash ($)(1)	Equity ($)(2)	Pension/NQDC ($)	Perquisites/ Benefits ($)(3)	Total ($)
Bruce VanHorn	586,151	42,480	0	0	628,631
Miles R. Armentrout	155,920	0	0	22,586	178,506
Jane Gilkerson	157,204	0	0	13,128	170,332

(1)
The cash payments consist of the estimated amount payable under each individual’s settlement agreement. The amounts payable are considered a “single trigger” benefit since the amounts are payable upon the occurrence of the Merger without regard to termination of employment.

(2)
Represents the estimated cash payment to be made in exchange for the cancellation of the non-vested stock options. The value of the stock options is based on a per share price of Poage common stock of $24.78, which is the average closing market price of Poage common stock over the five business days following the public announcement of the Merger. The amounts payable under this column are considered a “single trigger” benefit since they are payable upon a change in control of Poage without regard to termination of employment.

(3)
Represents the estimated value of continued health and dental insurance coverage for twelve months. Under the settlement agreements, Mr. Armentrout and Ms. Gilkerson may elect to receive a lump sum cash payment in the amount shown in the above column in lieu of continued health and dental insurance coverage.

Material U.S. Federal Income Tax Consequences of the Merger.
General. The following discussion sets forth the material United States federal income tax consequences of the Merger to U.S. holders (as defined below) of Poage common stock. This discussion does not address any tax consequences arising under the laws of any state, locality, foreign jurisdiction or U.S. federal tax laws other than federal income tax law. This discussion is based upon the Internal Revenue Code, the regulations of the United States Department of the Treasury and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.
For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•
a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.
This discussion assumes that you hold your shares of Poage common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•
a Poage stockholder whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code or who may otherwise be subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	a Poage stockholder who received Poage common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	a person who has a functional currency other than the U.S. dollar; or

•	a Poage stockholder who holds Poage common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds Poage common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

This discussion is not intended to be tax advice to any particular holder of Poage common stock. Tax matters regarding the Merger are complicated, and the tax consequences of the Merger to you will depend on your particular situation. Poage stockholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the Merger, as well as the effects of state, local, federal non-income and non-U.S. tax laws.
It is a condition to the closing of the Merger that City receive the opinion of its legal counsel, Dinsmore & Shohl LLP, and Poage receive the opinion of its legal counsel, Luse Gorman, PC, each dated as of the effective time of the Merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of City and Poage), the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The tax opinions are not binding on the Internal Revenue Service, or “IRS,” or any court. City and Poage have not sought and will not seek any ruling from the IRS regarding any matters relating to the Merger and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the Merger could be adversely affected.
Based on the opinions that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the material U.S. federal income tax consequences of the Merger are as follows:

•
No gain or loss generally will be recognized by a U.S. holder of Poage stock upon the receipt of shares of City common stock in exchange therefor pursuant to the Merger (except in respect of cash received in lieu of fractional shares, as discussed below);

•
The aggregate adjusted tax basis of the shares of City common stock received by the U.S. holder in the Merger will be the same as the aggregate adjusted tax basis of shares of Poage stock surrendered in exchange therefor, reduced by the tax basis allocable to any fractional share of City common stock for which cash is received;

•	The holding period of City common stock received by a U.S. holder will include the holding period of the Poage stock exchanged therefor; and

•
Although no fractional shares of City common stock will be issued in the Merger, a U.S. holder who receives cash in lieu of such a fractional share of City common stock will generally be treated as having received the fractional share pursuant to the Merger and then having sold that fractional share of City common stock for cash. As a result, a U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the portion of the holder’s aggregate adjusted tax basis of the shares of Poage stock surrendered that is allocable to its fractional share. Any capital gain or loss will be long-term capital gain or loss if the holding period for the fractional share (including the holding period of the shares of Poage stock surrendered therefor) is more than one year. Long-term capital gains of individuals generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

For purposes of the above discussion of the bases and holding periods for shares of Poage stock and City common stock, Poage stockholders who acquired different blocks of Poage stock at different times or at different prices must calculate their basis and holding periods separately for each identifiable block of such stock exchanged or received in the Merger.
Backup Withholding.   Payments of cash (including cash in lieu of a fractional share, if any) to a U.S. holder of Poage stock may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%) unless such holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a U.S. holder of Poage stock under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against such holder’s federal income tax liability provided that the holder timely furnishes the required information to the IRS.
Reporting Requirements.   U.S. holders of Poage stock who receive City common stock pursuant to the Merger will be required to retain records pertaining to the Merger, and any such holder who, immediately before the Merger, holds at least 5% (by vote or value) of the outstanding Poage stock, or securities of Poage with a basis for federal income tax purposes of at least $1 million, will be required to file with its U.S. federal income tax return for the year in which the Merger takes place a statement setting forth certain facts relating to the Merger. U.S. holders are urged to consult with their tax advisors with respect to these and other reporting requirements applicable to the Merger.

The preceding discussion is a summary of the material U.S. federal income tax consequences of the Merger to a U.S. holder of Poage stock does not address all potential tax consequences that apply or that may vary with, or are contingent on, individual circumstances, and should not be construed as tax advice. Moreover, the discussion does not address any U.S. federal non-income tax or any foreign, state or local tax consequences of the Merger. Tax matters are very complicated and, accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local and foreign income and other tax consequences to you of the Merger.

Accounting Treatment.

The Merger will be accounted for under the acquisition method of accounting in accordance with generally accepted accounting principles in the United States. Under the acquisition method of accounting, the assets and liabilities of Poage will be recorded and assumed at estimated fair values at the time the Merger is consummated. The excess of the estimated fair value of City common shares issued [and the cash proceeds paid] over the net fair values of the assets acquired, including identifiable intangible assets, and liabilities assumed will be recorded as goodwill and will not be deductive for income tax purposes. Goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged as an expense at the time of impairment.

Resale of City Common Shares

City has registered its common shares to be issued in the Merger with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). No restrictions on the sale or other transfer of City common shares issued in the Merger will be imposed solely as a result of the Merger, except for restrictions on the transfer of City common shares issued to any Poage shareholder who may become an “affiliate” of City for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers, directors and shareholders beneficially owning 10% or more of the outstanding City common shares.

Employee Matters

The Merger Agreement provides that employees of Poage or Town Square who become employees of City as a result of the Merger will, as determined by City, participate in either Poage’s employee benefit plans or in the employee benefit plans sponsored by City for City’s employees. Employees of Poage or Town Square will receive credit for their years of service with Poage or Town Square, as applicable, for participation and vesting purposes under the applicable City employee benefit plans, to the extent such plans permit, including credit for years of service and for seniority under vacation and sick pay plans and programs, but subject to the eligibility and other terms of such plans. Employees of Poage or Town Square will retain credit for unused sick leave (to a maximum of 30 days) and vacation pay for unused vacation days for the 2018 calendar year only without carryover of vacation days for prior years, to the extent such unused sick and vacation time has been accrued by Poage or Town Square prior to the effective time of the Merger. In addition, City will waive all restrictions and limitations on pre-existing conditions to the extent such condition was waived under Poage’s applicable group health plan and insurance policy.

Subject to any applicable regulatory restrictions, City has agreed to pay to each employee of Poage or Town Square who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of Poage or Town Square immediately before the effective time of the Merger, and (iii) is not offered continued employment by City or any of its subsidiaries after the effective time of the Merger, or is terminated (unless terminated for cause) within six months after the effective time of the Merger, a severance amount. The severance amount is equal to one weeks’ base pay multiplied by the number of whole years of service of such employee with Poage or Town Square, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment will equal ten weeks of base pay, and the maximum severance payment will not exceed 26 weeks of base pay. In exchange for such severance payment, terminated employees will be required to execute a general release of any claims the employee may have against City and its affiliates. Further, for any employee of Poage or Town Square participating in Poage’s, Town Square’s, City’s or City National’s group health program at or after the effective time of the Merger, such employee will be able to purchase health insurance coverage for the employee at the full premium rate for the entire COBRA period.

Poage is required to terminate the Poage ESOP and the Town Square 401(k) Plan effective immediately prior to the effective time of the Merger. In addition, as soon as feasible after the closing of the Merger, City will take commercially reasonable steps to allow Poage or Town Square employees who continue as employees of City to participate in the City 401(k) plan and to accept roll-overs of account balances, including plan loans, from the Town Square 401(k) Plan to the City 401(k) plan, subject to the provisions of the City 401(k) plan.

THE MERGER AGREEMENT

The following is a description of the material terms of the Merger Agreement. A complete copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

The Merger Agreement contains representations and warranties of Poage and City. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties delivered in connection with the execution of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, are subject to a contractual standard of materiality different from the standard of materiality generally applicable to statements made by a corporation to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

The Merger and Subsidiary Bank Merger

Pursuant to the terms and subject to the conditions of the Merger Agreement, Poage will merge with and into City, with City surviving the Merger and continuing as a West Virginia corporation and a registered financial holding company. Thereafter, at a later time specified by City National in its certificate of merger filed with the OCC, City will cause Town Square to be merged with and into City National, with City National surviving the Merger and continuing as a national banking association.

Effective Time

City and Poage will cause the effective date of the Merger to occur as soon as practicable after the last of the conditions set forth in the Merger Agreement have been satisfied or waived. Unless City and Poage otherwise agree in writing, the effective date of the Merger will not be later than February 1, 2019. The Merger will become effective upon the later to occur of (a) the filing of a certificate of merger with the West Virginia Secretary of State and the Maryland Department of Assessments and Taxation, or (b) at a later time as specified in the certificate of merger.

City and Poage currently anticipate closing the Merger and filing the certificate of merger with the West Virginia Secretary of State and the Maryland Department of Assessments and Taxation in the fourth quarter of 2018.

Merger Consideration

Under the terms of the Merger Agreement, Poage shareholders will be entitled to receive from City, at the effective time of the Merger, merger consideration payable in the form of City common shares to be calculated as set forth in the Merger Agreement. At the effective time of the Merger, each Poage common share will be converted into the right to receive 0.335 City common share.

City will not issue any fractional common shares in connection with the Merger. Instead, each holder of Poage common shares who would otherwise be entitled to receive a fraction of a City common share (after taking into account all shares of Poage common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the City fractional common share to which such holder would otherwise be entitled multiplied by the volume weighted average closing sale price of a City common share on the NASDAQ for the ten consecutive trading days immediately preceding the effective date of the Merger.

At the effective time of the Merger, Poage’s common shares will no longer be outstanding and will automatically be cancelled and cease to exist, and holders of Poage common shares will cease to be, and will have no rights as, shareholders of Poage, other than (a) to receive any dividend or other distribution with respect to such holder’s Poage common shares or (b) to receive the merger consideration pursuant to the terms and conditions of the Merger Agreement.

Surrender of Certificates

City’s transfer agent will act as the Exchange Agent in handling the exchange of Poage common shares for the merger consideration. Within five business days after the effective time of the Merger, the Exchange Agent will send to each Poage shareholder of record a letter of transmittal for use in the exchange with instructions explaining how to surrender Poage common share certificates or uncertificated Poage common shares to the Exchange Agent. Poage shareholders that deliver their certificates, if applicable, a properly completed and duly executed letter of transmittal, and such other documents as may be reasonably required by the Exchange Agent, to the Exchange Agent, will receive the merger consideration. Poage shareholders that do not exchange their Poage common shares will not be entitled to receive the merger consideration or any dividends or other distributions by City until their shares are surrendered. After surrender of the certificates representing Poage shares, if any, and the delivery of the properly completed and duly executed letter of transmittal, any unpaid dividends or distributions with respect to City common shares represented by the surrendered Poage common shares will be paid without interest.

If any Poage common share certificate has been lost, wrongfully taken, or destroyed, the transmittal materials received from the Exchange Agent will explain the steps that the Poage shareholder must take.

Poage Stock Options

Immediately prior to the effective time of the Merger, all stock option rights with respect to Poage common shares pursuant to Poage’s equity-based compensation plans (without regard to whether such options are vested or exercisable) shall be cancelled in exchange for a cash payment, without interest and less applicable withholding taxes, equal to the product of (i) the number of Poage common shares subject to such option immediately prior to the effective time of the Merger and (ii) the per share merger consideration less the exercise price per share of such stock option. All unvested Poage stock options will be accelerated immediately prior to cancellation in exchange for the cash payment. The cash payment will be paid by Poage to the holder of the stock option at the effective time of the Merger.

Indemnification and Directors’ and Officers’ and Company Liability Insurance

After the effective time of the Merger and subject to compliance with applicable state and federal laws, City will indemnify and hold harmless each person who served as a director, officer or employee of Poage or its subsidiaries before the effective time of the Merger to the fullest extent provided by Poage’s governing documents, from and against expenses, including reasonable attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such person was a director, officer or employee of Poage or its subsidiaries. In addition, the Merger Agreement provides that, prior to the Merger, City will procure a policy of directors’ and officers’ and company liability insurance to be effective for a period of six years following the effective time of the Merger, on terms no less advantageous than those contained in Poage’s existing policy; provided, however, that the premium on such policy does not exceed 150% of the annual premium currently paid by Poage for similar coverage. If the premium on such policy exceeds 150% of the annual premium currently paid by Poage for similar coverage, City will procure a policy for a shorter period of years and/or on such lesser terms as directed by Poage.

NASDAQ Stock Listing

City common shares are currently listed on NASDAQ under the symbol “CHCO.” The City common shares to be issued to Poage shareholders as merger consideration will also be eligible for trading on the NASDAQ. City will cause the City common shares to be issued to Poage shareholders in the Merger to be approved for listing on the NASDAQ as of the effective time of the Merger.

Conditions to Consummation of the Merger

Conditions of City and Poage. The respective obligations of City and Poage to complete the Merger are subject to the fulfillment or written waiver of each of the following conditions:

•	the Merger Agreement must be duly adopted and approved by the requisite vote of the shareholders of Poage;

•
all regulatory approvals required to consummate the Merger must have been obtained and remain in full force and effect, all statutory waiting periods in respect thereof shall have expired, and no such approvals shall contain (i) any conditions, restrictions or requirements which the board of directors of City reasonably determines would, either before or after the effective time of the Merger, have a material adverse effect on City and its subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the board of directors of City reasonably determines would, either before or after the effective time of the Merger, be unduly burdensome (for purposes of this condition, the failure of any regulatory order applicable to Poage or Town Square to be terminated shall constitute grounds for failure of the satisfaction of this condition);

•	there must not be any temporary, preliminary or permanent statute, rule, regulation, judgment, decree, injunction or other order issued by or imposed by any court or any other governmental authority that is in effect and prohibits consummation of the transactions contemplated by the Merger Agreement;

•	a registration statement must have been declared effective by the SEC and must not be subject to any stop order or any threatened stop order; and

•
City and Poage must have received written opinions from their respective tax counsel that on the basis of the facts, representations and assumptions set forth in each such opinion (including factual representations contained in certificates of officers of City and Poage), the Merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code and City and Poage will each be a party to that reorganization under Section 368(b) of the Internal Revenue Code.

Conditions of Poage. Poage will not be required to complete the Merger unless the following conditions are fulfilled or waived in writing:

•
the representations and warranties of City contained in the Merger Agreement shall not be in breach, subject to the materiality standard set forth in the Merger Agreement, as of the date of the Merger Agreement and as of the effective time of the Merger (or, if any representation or warranty speaks as of a specific date, as of that date), and Poage must have received a certificate signed on behalf of City by its chief executive officer to such effect;

•
City must have performed in all material respects all of its obligations under the Merger Agreement which are required to be performed at or prior to the effective time of the Merger, and Poage must have received a certificate signed on behalf of City by its chief executive officer to such effect;

•	the City common shares to be issued in the Merger must have been authorized for listing on the NASDAQ; and

•	there must not have occurred any event, circumstance or development that has resulted in or could reasonably be expected to result in a material adverse effect on City.

Conditions of City. City will not be required to consummate the Merger unless the following conditions are fulfilled or waived in writing:

•
the representations and warranties of Poage contained in the Merger Agreement shall not be in breach, subject to the materiality standard set forth in the Merger Agreement, as of the date of the Merger Agreement and as of the effective time of the Merger (or, if any representation or warranty speaks as of a specific date, as of that date), and City must have received a certificate signed on behalf of Poage by its chief executive officer to such effect;

•
Poage must have performed in all material respects all of its obligations under the Merger Agreement which are required to be performed at or prior to the effective time of the Merger, and City must have received a certificate signed on behalf of Poage by its chief executive officer to such effect;

•
Poage must have obtained the consent or approval of each person (other than governmental authorities) whose consent or approval is required in connection with the transactions contemplated by the Merger Agreement under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in City’s reasonable estimate, have a material adverse effect on City after the Merger;

•
City must have received a statement executed on behalf of Poage, dated as of the effective time of the Merger, that satisfies the requirements of Section 1.1445-2(c)(3) of the regulations of the United States Department of Treasury (“Treasury Regulations”), in a form reasonably applicable to City, certifying that the Poage common shares do not represent United States real property interests within the meaning of Section 897 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder;

•
there must not have been any condemnation, eminent domain or similar proceedings commenced or threatened in writing by any governmental authority with respect to any real estate owned by Poage or any of its subsidiaries;

•
either (i) the results of each Phase I Environmental Site Assessment conducted by City pursuant to the Merger Agreement as reported shall be satisfactory to City, or (ii) any violation or potential violation of the environmental representations and warranties contained in the Merger Agreement disclosed in any such Phase I report shall have been remedied by Poage or Town Square to the reasonable satisfaction of City;

•	Poage shall have procured a policy of directors’ and officers’ and company liability insurance in accordance with the terms of the Merger Agreement;

•	the employment agreement between City and Bruce VanHorn, as contemplated by the Merger Agreement and entered into as of the date of the Merger Agreement, shall be in full force and effect;

•	there must not have occurred any event, circumstance or development that has resulted in or could reasonably be expected to result in a material adverse effect on Poage or its subsidiaries; and

•
Poage and each member of the board of directors of Poage shall have entered into a voting agreement with City pursuant to which such directors agree to vote their Poage common shares in favor of adopting and approving the Merger Agreement, subject to certain limitations.

City or Poage can waive in writing any of the conditions listed above, unless the waiver is prohibited by law.

Representations and Warranties

Poage has made customary representations and warranties in the Merger Agreement relating to:

•	corporate organization, standing and authority;

•	capitalization;

•	subsidiaries;

•	corporate power;

•	corporate authority and enforceability of the Merger Agreement;

•	regulatory approvals;

•	compliance with SEC reporting requirements;

•	accuracy of financial statements, SEC reports and internal controls;

•	legal proceedings;

•	regulatory matters;

•	compliance with laws;

•	material contracts;

•	brokerage and finder’s fees;

•	employee benefit plans;

•	labor matters;

•	takeover laws;

•	environmental matters;

•	tax matters;

•	risk management instruments;

•	books and records;

•	insurance;

•	title to real property and assets;

•	loans and insider transactions;

•	allowance for loan losses;

•	repurchase agreements;

•	investment portfolio;

•	deposit insurance;

•	the Bank Secrecy Act, anti-money laundering and Office of Foreign Assets Control and customer information;

•	Community Reinvestment Act compliance;

•	related party transactions;

•	prohibited payments;

•	opinion of Poage’s financial advisor;

•	absence of undisclosed liabilities;

•	material adverse effect; and

•	absence of untrue statements or omissions of material fact.

City has made customary representations and warranties in the Merger Agreement relating to:

•	corporate organization, standing and authority;

•	capitalization;

•	subsidiaries;

•	no ownership of Poage common shares;

•	corporate power;

•	corporate authority and enforceability of the Merger Agreement;

•	compliance with SEC reporting requirements;

•	accuracy of financial statements, SEC reports and internal controls;

•	agreements with regulatory authorities;

•	legal proceedings;

•	compliance with laws;

•	absence of City shareholder approval needed to consummate the Merger;

•	deposit insurance;

•	absence of undisclosed liabilities;

•	regulatory approvals;

•	brokerage and finder’s fees;

•	City common shares;

•	information provided by City;

•	books and records;

•	material adverse effect; and

•	absence of untrue statements or omissions of material fact.

Poage’s Conduct of Business Pending the Merger

From the date of the Merger Agreement until the effective time of the Merger, except as expressly contemplated or permitted by the Merger Agreement, requested by City, or required by any applicable law, regulatory order, regulation or policy of a governmental authority, without the prior written consent of City (which consent will not be unreasonably withheld, conditioned or delayed), Poage and Town Square must not:

•
(i) conduct their respective businesses other than in the ordinary and usual course, (ii) fail to use commercially reasonable efforts to preserve intact their respective business organizations and assets, (iii) fail to maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, (iv) voluntarily take any action which, at the time taken, is reasonably likely to have a material adverse effect, or (v) enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies;

•
issue, sell, grant, or otherwise permit to become outstanding, or authorize the creation of, any additional Poage common shares, other capital stock or any rights to capital stock, except upon the exercise or fulfillment of its stock options issued and outstanding as of the date of the Merger Agreement;

•	enter into any agreement related to, or amend or modify, its stock option plans;

•	permit any additional shares of its common stock to become subject to new grants of its stock options or similar stock-based employee rights;

•	effect any recapitalization, reclassification, stock split, or similar change in capitalization;

•
make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than dividends from Town Square to Poage and dividends payable by Poage to its shareholders of its regular quarterly cash dividend of no greater than $0.06 per share per quarter payable consistent with past practice for each quarter prior to the quarter in which the effective date of the Merger will occur; provided, that Poage reported positive net earnings in its most recently available reported quarterly earnings;

•	directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock;

•	enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control or similar agreements or arrangements with any director, consultant, officer or employee of Poage or Town Square;

•	hire or engage any full-time employee or consultant, other than as replacements for positions existing on the date of the Merger Agreement;

•	grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments);

•
enter into, establish, adopt, add participants to, amend, modify or terminate any pension, retirement, stock option, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement or similar arrangement, with respect to any director, consultant, officer or employee of Poage or Town Square, or take any action to accelerate the payment of benefits or the vesting or exercisability of its stock options, restricted stock, phantom stock or other compensation or benefits payable thereunder, except (i) as may be required by applicable law, (ii) as contemplated in the Merger Agreement, (iii) the regular annual renew of insurance contracts, or (iv) the regular payment of the Poage ESOP loan;

•
sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties other than in the ordinary course of business for full and fair consideration actually received, excluding sales of loans in the secondary market in the ordinary course of Town Square’s business;

•
acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other person;

•	amend the organizational and governing documents of Poage or of Town Square;

•	implement or adopt any change in its accounting principles, practices or methods other than as required by generally accepted accounting principles;

•	enter into or terminate any material contract, or amend, modify, renew or extend any material contract in any material respect;

•
settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount individually not to exceed $5,000 and in the aggregate not to exceed $30,000 for all such settlements;

•
take any action that is intended or is reasonably likely to result in (i) any of its representations or warranties in the Merger Agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the Merger, (ii) any conditions precedent to closing set forth the Merger Agreement not being satisfied, or (iii) a violation of any covenant contained in the Merger Agreement except, in each case, as may be required by applicable law or by any governmental authority;

•
except pursuant to applicable law or as required by any governmental authority, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk, or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks;

•
borrow or agree to borrow any funds, including but not limited to pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other person, except in each case in the ordinary course of business and with a final maturity of not later than January 31, 2019;

•	make or purchase any indirect or brokered loans;

•
purchase from or sell to any financial institution or other non-depository lender an interest in a loan and/or other type of credit facility, except for such credit facilities made to borrowers in Town Square’s territory which are secured by collateral located in Town Square’s territory in the ordinary course and consistent with past practices;

•	make any capital expenditure or capital addition or improvement or purchase other assets outside of the ordinary course of business which individually exceed $5,000 or in the aggregate exceed $30,000;

•	establish any new lending programs or make any changes in the policies of Town Square concerning which persons may approve loans;

•	price or reprice any loans inconsistent with Town Square’s current pricing methodology;

•
originate or issue (i) any loans except in accordance with existing lending policies, and lending limits and authorities, or (ii) a commitment to original any loan (except renewals of lines of credit) in a principal amount in excess of $500,000;

•
(i) fail to prepare and file or cause to be prepared and filed in a timely manner consistent with past practice all tax returns that are required to be filed on or before the effective time of the Merger, (ii) fail to pay timely any tax due, (iii) make, change or revoke any tax election or tax accounting method, (iv) file any amended tax return, (v) settle any tax claim or assessment, (vi) consent to the extension or waiver of any statute of limitations with respect to any tax, (vii) offer or agree to do any of the foregoing, or (viii) surrender its rights to any of the foregoing or to claim any tax refund or file any amended tax return;

•
open, close or relocate any offices at which its business is conducted (including any ATMs) or fail to use commercially reasonable efforts to maintain and keep its respective properties and facilities in their present condition and working order, ordinary wear and tear excepted;

•
increase or decrease the rate of interest paid on time deposits or certificates of deposit, or any other type of deposit accounts, except in a manner consistent with past practices in relation to rates prevailing in the relevant market;

•
foreclose upon or otherwise cause Poage or Town Square to take title to or possession or control of any real property or entity on such property with a principal balance of $250,000 or more at the time of foreclosure without first obtaining a Phase I Environmental Site Assessment which indicates that such property is free of hazardous material, except that no such report will be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless Poage or Town Square has reason to believe such real property may contain any such hazardous material;

•
cause or permit any material change in the amount or general composition of deposit liabilities, excluding withdrawals or increases of deposits in the ordinary course of business and the maturity of certificates of deposit;

•	prepay any indebtedness, lease payment, rental payment, or expense, whether in whole or in part, in excess of $5,000 individually or $15,000 in the aggregate; or

•	agree or commit to do any of the foregoing.

City’s Conduct of Business Pending the Merger

From the date of the Merger Agreement until the effective time of the Merger, except as expressly contemplated or permitted by the Merger Agreement, requested by Poage, or required by any applicable law, regulatory order, regulation or policy of a governmental authority, without the prior written consent of Poage (which consent will not be unreasonably withheld, conditioned or delayed), City will not, and will cause City National not to do any of the following:

•
(i) fail to use commercially reasonable efforts to preserve intact their respective business organizations and assets, (ii) fail to maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or (iii) voluntarily take any action which, at the time taken, is reasonably likely to have a material adverse effect;

•	amend the organizational and governing documents of City or City National in a material manner that adversely impacts the rights or obligations of holders of City common stock;

•
knowingly take any action or fail to take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Poage, City or their respective subsidiaries to (i) obtain any necessary governmental approvals, (ii) perform its covenants and agreements under the Merger Agreement, or (iii) consummate the transactions contemplated by the Merger Agreement; or

•	agree to, commit to, or adopt any board resolution in favor of, any of the foregoing.

Expenses of the Merger

City and Poage are each required to bear their own expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

Termination of the Merger Agreement

Termination by mutual consent.  City and Poage may mutually consent to terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, if the boards of directors of City and Poage both approve the termination by vote of a majority of the members of the board.

Termination by either City or Poage. Either City or Poage, upon written notice to the other party, may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, if the City or Poage board of directors approves the termination by vote of a majority of the members of its board in the following circumstances:

•
if there is a breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement that cannot be or has not been cured by the breaching party within 30 days after the giving of written notice to the breaching party of such breach, and such breach would be reasonably likely, individually or in the aggregate with all other breaches, in the reasonable opinion of the non-breaching party, to result in a material adverse effect;

•
if the Merger has not been consummated by February 1, 2019, unless the failure to complete the Merger by that date is due to the knowing action or inaction of the party seeking to terminate the Merger Agreement;

•	if the approval of any governmental authority required for consummation of the Merger and the other transactions contemplated by the Merger Agreement has been denied;

•	if the Poage shareholders fail to adopt and approve the Merger Agreement at the special shareholder meeting; or

•
if Poage has given written notice to City that (i) it desires to enter into a superior competing transaction subject to termination of the Merger Agreement; (ii) the Poage board has failed to recommend to the Poage shareholders in this proxy statement/prospectus that they adopt and approve the Merger Agreement; or (iii) the Poage board has determined to change its recommendation in favor of the Merger Agreement.

Voting Agreements

Under the Merger Agreement, the directors of Poage executed a voting agreement pursuant to which they agreed to vote all shares of Poage common stock owned directly or indirectly by them in favor of the adoption and approval of the Merger Agreement, subject to certain limitations.

Acquisition Proposals and Termination Fee

Pursuant to the Merger Agreement, Poage may not, and must cause Town Square and its respective officers, directors, employees and other agents not to, directly or indirectly (i) continue or otherwise maintain, initiate, solicit, or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or reasonably may be expected to lead to, any competing proposal, (ii) enter into or maintain discussions or negotiations concerning a competing proposal, (iii) agree to or endorse any competing proposal, or (iv) authorize or permit any of its representatives to take any such action. Poage must promptly notify City if any such inquiries or proposals are made regarding a competing proposal and must keep City informed on a current basis of the status and terms of any such competing proposal. Notwithstanding the foregoing, prior to the adoption and approval of the Merger Agreement by Poage shareholders, Poage may, in connection with a superior competing transaction, furnish information to and enter into discussions or negotiations with any person that makes a bona fide proposal to acquire Poage or Town Square pursuant to a merger, consolidation, share exchange, business combination or similar transaction if, and only to the extent that, (a) Poage’s board of directors, after consultation with independent legal counsel, determines in good faith that such action is required in order for it to comply with its fiduciary duties to Poage shareholders under applicable law, (b) before furnishing any information to or entering into discussions or negotiations with another party, Poage provides written notice to City of such action, (c) before furnishing any information to another party, Poage enters into a confidentiality agreement with such person on terms no less favorable to Poage than the confidentiality agreement between Poage and City, and (d) Poage keeps City informed, on a current basis, of the status and details of any such discussions or negotiations.

If City or Poage terminates the Merger Agreement due to (i) Poage’s desire to enter into a superior competing transaction subject to termination of the Merger Agreement, (ii) the Poage board failing to recommend to the Poage shareholders in this proxy statement/prospectus that they adopt and approve the Merger Agreement, or (iii) the Poage board changing its recommendation in favor of the Merger Agreement, Poage shall pay to City $4 million.

Amendment

The Merger Agreement may be amended or modified at any time prior to the effective time of the Merger by an agreement in writing signed by City and Poage, except that the Merger Agreement may not be amended after the Poage special shareholder meeting if such amendment would void the approval of the Merger Agreement under Maryland law.

Comparison of Certain Rights of POAGE and CITY Shareholders

Those shareholders of Poage will receive City common shares in the Merger and, therefore, will become shareholders of City. Their rights as shareholders of City will be governed by the West Virginia Business Corporation Act and by City’s Amended Articles of Incorporation and Amended and Restated Bylaws, while Poage shareholders are currently governed by the Maryland General Corporation Law and by Poage’s Articles of Incorporation and Bylaws. Although the rights of the holders of City’s common shares and those of the holders of Poage’s common shares are similar in many respects, there are some differences. These differences relate to differences between provisions of the West Virginia Business Corporation Act and the Maryland General Corporation Law, differences between the provisions of the Amended Articles of Incorporation of City and the Articles of Incorporation of Poage, and differences between provisions of the Amended and Restated Bylaws of City and the Bylaws of Poage.

The following chart compares certain rights of the holders of shares of Poage common stock to the rights of holders of shares of City common stock in areas where those rights are materially different. This summary, however, does not purport to be a complete description of such differences and is qualified in its entirety by reference to the relevant provisions of West Virginia law, Maryland law, and the respective corporate governance instruments of Poage and City.

City Holding Company	Poage Bankshares, Inc.
Authorized Capital Stock
Authorized Capital.  City’s Amended Articles of Incorporation authorizes City to issue up to (i) 50,000,000 shares of common stock, par value $2.50 per share, and (ii) 500,000 shares of preferred stock, par value $25 per share.

Authorized Capital. The articles of incorporation authorize 31,000,000 shares of capital stock, consisting of 30,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value.

As of the date of this proxy statement/prospectus, there were City common shares outstanding and no preferred shares outstanding.	As of the date of this proxy statement/prospectus, there were shares of Poage common stock issued and outstanding and no shares of preferred stock issued or outstanding.
Board of Directors
Number of Directors.  City’s Amended and Restated Bylaws authorize a Board of Directors of not less than five and not more than twenty-five directors. City currently has thirteen directors, including one chairman.

Number of Directors. Poage’s articles of incorporation provide that the number of directors will not be less than the minimum required under the MGCL. Currently, Poage’s board of directors consists of eight directors.

Classification of Directors. City’s has a staggered and classified Board of Directors. The Board is divided into three classes. Each class is as nearly as equal in number to the others as possible. Directors serve terms of three years; each class of directors is elected each year at the annual meeting of shareholders.

Classification of Directors. Poage’s articles of incorporation require the board of directors to be divided into three classes and that the members of each class will be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

Removal of Directors. City’s Amended and Restated Bylaws allow for directors to be removed, with or without cause, by the affirmative vote of the holders of a majority of the outstanding common stock.
Removal of Directors. Directors or the entire Poage board of directors may be removed only for cause by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote generally in the election of directors.

Indemnification of Directors and Officers. City’s Amended Articles of Incorporation provide that City shall indemnify any current or former officer or director of City, or a person serving as an officer or director of another corporation at City’s request, against costs and expenses incurred by him in connection with a claim or proceeding against him by reason of his being or having been an officer or director, unless the claim or proceeding relates to matters as to which the officer or director has been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to City.

Indemnification of Directors and Officers. The articles of incorporation of Poage provide that it shall indemnify (i) its current and former directors and officers to the fullest extent required or permitted by Maryland law, including the advancement of expenses, and (ii) other employees or agents to such extent as shall be authorized by the board of directors and Maryland law, all subject to any applicable federal law. Maryland law allows Poage to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of Poage. No such indemnification may be given if the acts or omissions of the person are adjudged to be in bad faith and material to the matter giving rise to the proceeding, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding

City has purchased insurance coverage under policies that insure directors and officers against certain liabilities that might be incurred by them in their capacities as directors and officers.

Shareholder Meetings
Annual Shareholder Meetings.  The annual meeting of shareholders of City is held at the principal office of the corporation at Charleston, West Virginia, on the 30th of March of each year, or such other place and on such other date as the Board of Directors may determine.

Annual Shareholder Meetings. Poage’s bylaws provide that the annual meeting of shareholders be held at such place, on such date and at such time as the board of directors shall fix. Poage’s bylaws provide that it must deliver notice of a meeting and, in the case of a special meeting, a description of its purpose, no fewer than ten days and no more than 90 days before the meeting to shareholders entitled to vote. For purposes of determining shareholders entitled to vote at a meeting, the board of directors may fix a record date that is not less than ten days and not more than 90 days before the meeting.

Special Shareholder Meetings.  Special meetings of the shareholders may be called at any time by the Board of Directors, by the President and Secretary, or by any three or more shareholders holding together not less than ten percent of the outstanding capital stock of the corporation.

Special Shareholder Meetings. Poage’s bylaws provide that special meetings may be called by the president, by a majority vote of the total number of directors that Poage would have, if there were no vacancies on the board of directors, or by the secretary following a written request of shareholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

Director Nominations and Shareholder Proposals. Under City’s Amended and Restated Bylaws, shareholder proposals, whether director nominations or other business to be discussed, must be submitted to the Secretary of City not less than 120 days prior to the first anniversary of the previous year’s annual meeting. If no annual meeting was held in the previous year or the date of the annual meeting was changed by more than 30 days from the anniversary date of the previous year’s annual meeting, the shareholder must give notice not later than 120 days prior to such annual meeting or 10 days following the date on which public announcement of the date of the meeting is first made. Shareholder proposals to be heard at a special meeting must be submitted to the Secretary of City not less than 150 days prior to the special meeting or 10 days following the date on which public announcement of the meeting is first made.

Director Nominations and Shareholder Proposals. Poage’s bylaws provide that any shareholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of shareholders must submit written notice to Poage not less than 80 days nor more than 90 days prior to the date of the annual meeting of shareholders; provided, however, that if less than 90 days’ notice or prior public disclosure of the date of the meeting is given to shareholders, a shareholder’s written notice regarding new business will be timely only if delivered or mailed to and received by the secretary of Poage at the principal executive office of Poage no later than the tenth day following the day on which public disclosure of the date of such annual meeting is first made. A shareholder who desires to raise new business must provide certain information to Poage concerning the nature of the new business, the shareholder, the shareholder’s ownership in Poage, the shareholder’s interest in the business matter and a representation that the shareholder intends to appear in person or by proxy to bring such business before the meeting. Similarly, a shareholder wishing to nominate any person for election as a director must provide Poage with certain information concerning the nominee and the proposing shareholder.

Voting
Required Vote to Pass Certain Actions. Each share of City common stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. West Virginia law generally requires the affirmative vote of not less than a majority of the voting power of the shareholders to pass an action, unless expressly provided otherwise by statute.

Required Vote to Pass Certain Actions. Poage’s articles of incorporation provide that, pursuant to Section 2-104(b)(5) of the MGCL, notwithstanding any provision of the MGCL requiring shareholder authorization of an action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in Poage’s articles of incorporation.

Manner of Electing Directors.  Directors of City are elected by the vote of a plurality of the votes cast in the election of directors. However, City’s Amended Articles of Incorporation provide that if there is an uncontested election (as defined in City’s Amended Articles of Incorporation) and a nominee (including a currently serving director nominated for reelection) does not receive a majority vote for election (as defined in City’s Amended Articles of Incorporation), then such nominee must immediately submit his or her resignation, subject to acceptance or declination by the Board of Directors.

The holders of City common stock have cumulative voting rights for the election of directors as long as written notice of the intention to exercise cumulative voting rights is given to the Secretary of City at least 48 hours before the beginning of the shareholder meeting to elect directors.

Manner of Electing Directors. Directors of Poage are elected by a plurality of votes cast. Poage’s articles of incorporation prohibit cumulative voting for the election of directors.
Voting Limits.
Voting Limits. Poage’s articles of incorporation provide that unless previously approved by a majority of Poage’s unaffiliated directors, no beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of Poage or any subsidiary or a trustee of a plan. Poage’s board of directors has the power to construe and apply the provisions in the articles of incorporation regarding the 10% limitation on voting rights and to make all determinations necessary or desirable to implement such provisions.

Dividends
Dividends. The holders of City common stock are entitled to receive an equal amount of dividends per share if, as and when declared from time to time by the Board of Directors. The ability of City to pay dividends to its shareholders is largely dependent on the amount of dividends that may be declared and paid to City by City National. Dividend payments from City National to City are subject to legal and regulatory limitations. City is also subject to Federal Reserve Board policies that may, in certain circumstances, limit its ability to pay dividends.

Dividends. Poage may pay dividends up to an amount equal to the excess of its capital surplus over payments that would be owed upon dissolution to shareholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent, as and when declared by the board of directors. The payment of dividends by Poage is also subject to limitations that are imposed by law and applicable regulation, including restrictions on payments of dividends that would reduce Poage’s assets below the then-adjusted balance of its liquidation account. The holders of common stock of Poage are entitled to receive and share equally in dividends as may be declared by the board of directors out of funds legally available therefor. If Poage issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Security Ownership of Certain Beneficial Owners and Management of POAGE

The following table sets forth information with respect to the Poage common shares beneficially owned by each director of Poage, by certain executive officers of Poage and by persons known to us who may be beneficial owners of more than 5% of Poage common shares. The table also shows the number of shares owned by the directors and executive officers as a group as of the date of August , 2018. Except as otherwise indicated, each person shown in the table has sole or shared voting and investment power with respect to the common shares indicated. The business address of each director and executive officer of Poage is 1500 Carter Avenue, Ashland, Kentucky 41101.

Name and Address of Beneficial Owners	Number of Shares Owned and Nature of Beneficial Ownership (1)(2)		Percent of Shares of Common Stock Outstanding

Greater than 5% Shareholders

Town Square Bank ESOP	263,106		7.52%

Joseph Stilwell Stilwell Partners, L.P. Stilwell Value LLC Stilwell Value Partners VII, L.P Stilwell Activist Fund, L.P. Stilwell Activist Investments, L.P. 111 Broadway, 12th Floor New York, New York 10006	374,708	(3)	10.71%

Wellington Management Group LLP. Wellington Group Holdings LLP Wellington Investment Advisors Holdings LLP Wellington Management Company LLP	177,357	(4)	5.07%
c/o Wellington Management Company, LLP
280 Congress Street
Boston, Massachusetts 02210

Maltese Capital Management, LLC Maltese Capital Holdings, LLC Terry Maltese	321,900	(5)	9.20%
150 East 52nd Street, 30th Floor
New York, New York 10022

Directors and Executive Officers

Bruce VanHorn, President, Chief Executive Officer and Director	42,037	(6)	1.20%
Stephen Burchett, Director	50		*
Thomas L. Burnette, Chairman of the Board	91,586		2.62%
Everett B. Gevedon, Director	39,175	(7)	1.12%
Daniel King III, Director	7,781	(8)	*
Stuart N. Moore, Director	63,962	(9)	1.82%
Charles W. Robinson, Vice Chairman of the Board	48,237	(10)	1.38%
John C. Stewart, Jr., Director	67,088	(11)	1.92%
James W. King, Executive Vice President, Chief Information Security Officer and Secretary	43,625	(12)	1.24%
Jane Gilkerson, Executive Vice President and Chief Financial Officer	3,796	(13)	*
Miles R. Armentrout, Executive Vice President and Chief Credit Officer	13,343	(14)	*

All directors and executive officers as a group (11 persons)	420,680		12.02%

*	Less than 1%.
(1)
In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares, and includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.

(2)	An aggregate of 64,148 shares held in the ESOP have been allocated to participant accounts. Excludes ESOP allocations for 2017 because data was unavailable as of the printing of this Proxy Statement.
(3)	Based on a Schedule 13D/A filed with the Securities and Exchange Commission on July 28, 2015.
(4)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2018.
(5)	Based on a Schedule 13D/A filed with the Securities and Exchange Commission on September 12, 2017.
(6)
Includes 18,450 shares held jointly with Mr. VanHorn’s wife, over which Mr. VanHorn is deemed to have shared voting and dispositive power, 5,805 shares held by an IRA for the benefit of Mr. VanHorn, 1,782 shares held by the ESOP and options to purchase 16,000 shares of stock that have vested or will vest within 60 days of the record date. Excludes ESOP allocations for 2017 because data was unavailable as of the printing of this Proxy Statement.

(7)	Includes 1,618 unvested shares of restricted stock and options to purchase 12,000 shares of stock that have vested or will vest within 60 days of the record date.
(8)
Includes 7,583 shares held jointly with Mr. King’s wife and daughter, and 198 shares held in an IRA for the benefit of Mr. King’s wife, over all of which he has shared voting and dispositive power together with his wife and daughter.

(9)
Includes 15,000 shares held by Mr. Moore’s wife, over which he is deemed to have shared voting and dispositive power together with his wife, 1,618 unvested shares of restricted stock, and options to purchase 12,000 shares of stock that have vested or will vest within 60 days of the record date.

(10)
Includes 15,000 shares held by Mr. Robinson’s wife, over which he is deemed to have shared voting and dispositive power together with his wife, 1,618 unvested shares of restricted stock, and options to purchase 4,800 shares of stock that have vested or will vest within 60 days of the record date.

(11)
Includes 11,460 shares held by Scorpio Assurance, a company controlled by Mr. Stewart, over which he is deemed to have voting and dispositive power, 993 shares held by the John C. Stewart, Jr. Living Trust, for which he serves as trustee, and 54,635 shares held by the John C. Stewart, Jr. and Mary Patricia Stewart Living Trust, for which he serves as trustee.

(12)
Includes 4,738 shares held by the ESOP, 1,887 unvested shares of restricted stock and options to purchase 25,000 shares of stock that have vested or will vest within 60 days of the record date. Excludes ESOP allocations for 2017 because data was unavailable as of the printing of this Proxy Statement.

(13)
Includes 34 shares held jointly with Ms. Gilkerson’s husband, over whom she is deemed to have shared voting and dispositive power, 908 shares held by the ESOP and 2,854 shares held in an IRA for her benefit. Excludes ESOP allocations for 2017 because data was unavailable as of the printing of this Proxy Statement.

(14)
Includes 2,000 shares held by the ESOP, 1,887 unvested shares of restricted stock and options to purchase 5,000 shares of stock that have vested or will vest within 60 days of the record date. Excludes ESOP allocations for 2017 because data was unavailable as of the printing of this Proxy Statement.

EXPERTS

City

The consolidated financial statements of City appearing in City’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of City’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Poage

The consolidated financial statements of Poage as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017 appearing in Poage’s Annual Report on Form 10-K for the year ended December 31, 2017, have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in their report thereon, included in such Annual Report and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Dinsmore & Shohl LLP has rendered an opinion that the shares of City common stock to be issued to the Poage shareholders in connection with the Merger have been duly authorized and, if issued as contemplated by the Merger Agreement, will be validly issued, fully paid and non-assessable under the laws of the State of West Virginia. Certain U.S. federal income tax consequences relating to the Merger will also be passed upon for City by Dinsmore & Shohl LLP and for Poage by Luse Gorman, PC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows City and Poage to incorporate certain information into this document by reference to other information that has been filed with the SEC. This means that City and Poage can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that City and Poage incorporate by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about City and Poage and you should read this document together with any other documents incorporated by reference in this document.

City

This document incorporates by reference the following documents that have previously been filed with the SEC by City (File No. 000-11733):

•	Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 28, 2018;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018 filed with the SEC on May 3, 2018 and August 3, 2018, respectively;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 2, 2018;

•	Current Reports on Form 8-K filed with the SEC on each of February 1, 2018, February 2, 2018, May 4, 2018, July 12, 2018, and August 1, 2018; and

•
The description of City’s common stock, par value of $2.50 per share, contained in City’s Registration Statement on Form S-3 dated October 18, 2016, and any amendment or report filed with the SEC for the purpose of updating such description.

Poage

This document incorporates by reference the following documents that have previously been filed with the SEC by Poage (File No. 001-35295):

•	Annual Report on Form 10-K and 10-K/A for the year ended December 31, 2017, filed with the SEC on April 10, 2018 and April 13, 2018, respectively;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018 filed with the SEC on May 14, 2018 and August 13, 2018, respectively;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 13, 2018; and

•	Current Reports on Form 8-K filed with the SEC on each of January 17, 2018, February 23, 2018, April 17, 2018, May 15, 2018 (two 8-K’s filed), July 12, 2018, and July 16, 2018.

In addition, City and Poage are incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this document and prior to the date of the Poage special meeting of shareholders.

City and Poage each file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials City and Poage file with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this document.

Neither City nor Poage has authorized anyone to give any information or make any representation about the Merger or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

July 11, 2018

by and between

City HOLDING COMPANY

and

POAGE BANKSHARES, INC.

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”) dated as of July 11, 2018 (hereinafter referred to as the “Agreement Date”), is entered into by and between CITY HOLDING COMPANY, a West Virginia corporation (hereinafter referred to as “City”), and POAGE BANKSHARES, INC., a Maryland corporation (hereinafter referred to as “Poage”).
WITNESSETH
WHEREAS, City is a registered financial holding company and owns all of the outstanding shares of City National Bank of West Virginia, a national banking association chartered under the laws of the United States (hereinafter referred to as “City National”);
WHEREAS, Poage is a registered savings and loan holding company and owns all of the outstanding shares of Town Square Bank, a federal savings association chartered under the laws of the United States (hereinafter referred to as “Town Square”);
WHEREAS, the Boards of Directors of City and Poage believe that the merger of Poage with and into City, followed by the merger of Town Square with and into City National, each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of the shareholders of City and Poage;
WHEREAS, the Boards of Directors of City and Poage have each approved this Agreement and the transactions contemplated hereby; and
WHEREAS, the parties intend this merger to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, City and Poage, intending to be legally bound, hereby agree as follows:

ARTICLE I
Certain Definitions

1.01    Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
“Affiliate” or “Affiliates” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“Agreement” means this Agreement and Plan of Merger, as amended or modified from time to time in accordance with Section 9.02.
“Agreement Date” has the meaning set forth in the preamble to this Agreement.
“Agreement to Merge” has the meaning set forth in Section 2.02.
“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“BHCA” means the Bank Holding Company Act of 1956, as amended.
“City” has the meaning set forth in the preamble to this Agreement.
“City Articles” means the Amended and Restated Articles of Incorporation of City, as amended.
“City Board” means the Board of Directors of City.
“City Bylaws” means the Bylaws of City, dated February 24, 2010.
“City Common Shares” means shares of common stock, par value of $2.50 per share, of City.
“City National” has the meaning set forth in the recitals to this Agreement.
“City’s SEC Reports” has the meaning set forth in Section 5.04(g)(ii).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” has the meaning set forth in the Recitals.
“Competing Proposal” means any of the following involving Poage and/or Town Square, other than the transactions contemplated by this Agreement: (a) any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase by such Person of (i) Poage and/or Town Square, (ii) any business line of Town Square that constitutes 20% or more of the net revenues, net income or assets of Poage, on a consolidated basis, or (iii) 20% or more of outstanding Poage Shares or shares in Town Square, (b) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any Poage Shares or shares of Town Square, or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Poage and/or Town Square.
“Compensation and Benefit Plans” has the meaning set forth in Section 5.03(n)(i).

1

“Consultants” has the meaning set forth in Section 5.03(n)(i).
“Continuing Employees” has the meaning set forth in Section 6.10(a).
“CRA” has the meaning set forth in Section 5.03(cc).
“D&O Policy” has the meaning set forth in Section 6.18(b).
“Directors” has the meaning set forth in Section 5.03(n)(i).
“Disclosure Schedule” has the meaning set forth in Section 5.01.
“Effective Date” has the meaning set forth in Section 2.04.
“Effective Time” has the meaning set forth in Section 2.04.
“Employees” has the meaning set forth in Section 5.03(n)(i).
“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 5.03(n)(iii).
“ERISA Affiliate Plan” has the meaning set forth in Section 5.03(n)(iii).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” has the meaning set forth in Section 3.03(a).
“Exchange Fund” has the meaning set forth in Section 3.03(b).
“Exchange Ratio” shall mean 0.335.
“FDIA” means the Federal Deposit Insurance Act, as amended.
“FDIC” means the Federal Deposit Insurance Corporation.
“FRB” means the Board of Governors of the Federal Reserve System.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).

2

“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder; (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder; and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.
“HOLA” means the Home Owners’ Loan Act, as amended.
“Indemnified Party” has the meaning set forth in Section 6.17(a).
“Information” has the meaning set forth in Section 6.16.
“IRS” has the meaning set forth in Section 5.03(n)(ii).
“Knowledge” means, with respect to City, the Knowledge of any officer of City with the title of Chairman, Chief Executive Officer, President or Chief Financial Officer, and, with respect to Poage, the Knowledge of any officer of Poage with the title of Chairman, Chief Executive Officer, President, Chief Financial Officer, and Chief Credit Officer. An officer of City or Poage shall be deemed to have “Knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.
“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.
“Maryland Department” means the Maryland State Department of Assessments and Taxation.
“Material Adverse Effect” means, with respect to City or Poage, as the context may require, any effect that (i) is or is reasonably likely to (A) be material and adverse to the financial position, results of operations or business of City and its Subsidiaries, taken as a whole, or (B) be material and adverse to the financial position, results of operations or business of Poage and Town Square, taken as a whole, or (ii) would materially impair the ability of either City or Poage to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities or other changes affecting depository institutions generally, including, but not limited to, changes in general economic conditions, changes in prevailing interest and deposit rates and GAAP or regulatory accounting requirements; (b) expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein; (c) any action or omission taken with the prior consent of City or at the direction of City; (d) acts of war, sabotage or terrorism, military actions or the escalation thereof or natural disasters or acts of God; or (e) the announcement of this Agreement and the transactions contemplated hereby and the effect of compliance with this Agreement on the financial position, results of operations or business of Poage or Town Square.

3

“Material Contracts” has the meaning set forth in Section 5.03(l)(ii).
“Merger” has the meaning set forth in Section 2.02.
“Merger Consideration” has the meaning set forth in Section 3.01(a).
“MGCL” means the Maryland General Corporation Law.
“OCC” means the Office of the Comptroller of the Currency.
“Old Certificates” has the meaning set forth in Section 3.03(c)(i).
“Option Cash-Out Amount” has the meaning set forth in Section 3.04(a).
“Parent Merger” has the meaning set forth in Section 2.01(a).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” has the meaning set forth in Section 5.03(n)(ii).
“Per Share Consideration” has the meaning set forth in Section 3.01(a).
“Person” means any individual, financial institution, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.
“Phase I” has the meaning set forth in Section 4.01(u).
“Poage” has the meaning set forth in the preamble to this Agreement.
“Poage 401(k) Plan” has the meaning set forth in Section 6.10(c).
“Poage Articles” means the Articles of Incorporation of Poage, dated February 8, 2011.
“Poage Bylaws” means the bylaws of Poage, dated September 20, 2016.
“Poage Board” means the Board of Directors of Poage.
“Poage Common Shares” means the shares of common stock, par value of $0.01 per share, of Poage.
“Poage ESOP” has the meaning set forth in Section 6.10(d).
“Poage’s Financial Statements” means collectively, the consolidated balance sheets and related statements of shareholder’s equity, income and cash flows of Poage and its Subsidiaries as reported in Poage’s Annual Report on Form 10-K filed with the SEC for the period ended December 31, 2017 and Quarterly Report on Form 10-Q filed with the SEC for the period ended March 31, 2018.
“Poage Group” has the meaning set forth in Section 5.03(r)(vii).
“Poage Meeting” has the meaning set forth in Section 6.02.
“Poage Options” has the meaning set forth in Section 3.04(a)

4

“Poage Option Plan” means the Poage Bankshares, Inc. 2013 Equity Incentive Plan.
“Poage Preferred Shares” has the meaning set forth in Section 5.03(b)(i).
“Poage Restricted Stock” has the meaning set for in Section 3.04(b).
“Poage’s SEC Reports” has the meaning set forth in Section 5.03(g)(ii).
“Poage Shareholder Adoption” has the meaning set forth in Section 5.03(d).
“Poage Shares” has the meaning set forth in Section 5.03(b)(i).
“Poage Stock Plans” has the meaning set forth in Section 3.04(a).
“Previously Disclosed” by a party shall mean information set forth in such party’s Disclosure Schedule.
“Proxy Statement/Prospectus” has the meaning set forth in Section 6.03(a).
“Registration Statement” means the Registration Statement on Form S-4 pursuant to the Securities Act filed by City to register with the SEC the City Common Shares that make up the Merger Consideration, which also will include a joint proxy statement of City and Poage seeking the approval of their respective shareholders of the transactions contemplated by this Agreement.
“Regulatory Authorities” has the meaning set forth in Section 5.03(j)(i).
“Regulatory Order” has the meaning set forth in Section 5.03(j)(i).
“Related Parties” has the meaning set forth in Section 5.03(dd).
“Related Party Agreements” has the meaning set forth in 5.03(dd).
“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, financial and other advisors and/or agents.
“Rights” means, with respect to any Person, all securities and obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, and any options, calls or commitments relating to, and any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“SERP and Split Dollar Agreements” has the meaning set forth in Section 6.10(h).
“Subsidiary” or “Subsidiaries” has the meaning set forth in Rule 1‑02 of Regulation S-X of the SEC.

5

“Subsidiary Merger” has the meaning set forth in Section 2.02.
“Superior Competing Transaction” means any of the following involving Poage and/or Town Square: any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of Poage and/or Town Square or all or substantially all the assets of Poage and/or Town Square, and otherwise on terms which the Poage Board determines in its good faith judgment (after consultation with Poage’s financial advisor and legal counsel) to be more favorable to its shareholders than the Merger (taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal) and for which financing, to the extent required, is then committed or which if not committed is, in the good faith judgment of the Poage Board, reasonably capable of being obtained by such third party, and is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.
“Surviving Corporation” has the meaning set forth in Section 2.01(a).
“Takeover Laws” has the meaning set forth in Section 5.03(p).
“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date and any transferee liability in respect of any such items.
“Tax Returns” means any return, amended return, statement, form, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.
“Town Square” has the meaning set forth in the recitals to this Agreement.
“Town Square’s Territory” means, for purposes of this Agreement, the geographic area comprising the State of West Virginia, the Commonwealth of Kentucky and the State of Ohio.
“Treasury” means the United States Department of Treasury.
“Voting Agreement” means the Voting Agreement in the form attached hereto as Exhibit A entered into as of the date hereof by and among City and certain shareholders of Poage.

“WVBCA” means the West Virginia Business Corporation Act.

“WVSS” means the Office of the Secretary of State of the State of West Virginia.

ARTICLE II
The Merger

6

2.01    The Parent Merger.

(a)    The Parent Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Poage shall merge with and into City (the “Parent Merger”), City shall survive the Parent Merger and continue to exist as a West Virginia corporation (City, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of Poage shall cease. At the Effective Time:

(i)    The City Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the WVBCA;

(ii)    The City Bylaws, as in effect immediately prior to the Effective Time, shall be the regulations of the Surviving Corporation until amended in accordance with the WVBCA; and

(iii)    Subject to Section 6.21, each individual serving as a director of City immediately prior to the Effective Time shall remain a director of the Surviving Corporation for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the City Articles and the City Bylaws or as otherwise provided by the WVBCA or until his or her earlier death, resignation or removal in the manner provided in the City Articles or the City Bylaws or as otherwise provided by the WVBCA.

(b)    Option to Change Method of Merger. City may at any time prior to the Effective Time change the method of effecting the Parent Merger and/or the Subsidiary Merger (including, without limitation, changing the provisions of this Article II), if and to the extent City deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall:

(i)    alter or change the amount or kind of consideration to which the holders of Poage Common Shares are entitled in accordance with the terms and subject to the conditions of this Agreement;

(ii)    materially impede or delay consummation of the transactions contemplated by this Agreement; or

(iii)    adversely affect the Tax consequences to the holders of Poage Shares resulting from receiving the consideration in the Merger as set forth in Article III, including by causing the Merger to fail to qualify as a “reorganization” under Section 368(a)(1)(A) of the Code.

Poage, if requested by City, shall enter into one or more amendments to this Agreement in order to effect any such change.

2.02    The Subsidiary Merger. At the time specified by City National in its certificate of merger filed with the OCC (which shall not be earlier than the Effective Time), Town Square shall merge with and into City National (the “Subsidiary Merger”) pursuant to an agreement to merge (the “Agreement to Merge”) to be executed by Town Square and City National and filed with the OCC. Upon the consummation of the Subsidiary Merger, the separate corporate existence of Town Square shall cease and City National shall survive the Subsidiary Merger and continue to exist as a national bank and the separate corporate existence of Town Square shall cease. The Parent Merger and the Subsidiary Merger are sometimes collectively referred to herein as the “Merger.”

7

2.03    Effectiveness of Parent Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Parent Merger shall become effective upon the latest to occur of the following: (a) the filing of the certificate of merger with the Maryland Department and the WVSS; or (b) such later date and time as may be set forth in such certificate of merger. The Parent Merger shall have the effects prescribed in the MGCL and WVBCA.

2.04    Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, City and Poage shall cause the effective date of the Parent Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to herein as the “Effective Time”.

2.05    Absence of Control. It is the intent of the parties to this Agreement that City, by reason of this Agreement, shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, Poage or Town Square and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Poage or Town Square.

ARTICLE III
Merger Consideration.

3.01    Merger Consideration.
At the Effective Time, by virtue of the Parent Merger and without any action on the part of the holder thereof:
(a)     Conversion of Poage Common Shares. Subject to Sections 3.03 and 3.04, each Poage Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of City Common Shares (the “Per Share Consideration”) equal to the Exchange Ratio. The aggregate Per Share Consideration is sometimes referred to herein as the “Merger Consideration.”
(b)    Adjustments to the Merger Consideration.
(i)    If the number of Poage Common Shares issued and outstanding immediately prior to the Effective Time exceeds the number of Poage Common Shares issued and outstanding as of the date hereof, except to the extent such increase is due to the exercise of Poage Options, the Merger Consideration will not be adjusted as a result of such excess, though an appropriate adjustment will be made to the Exchange Ratio.
(ii)    If City changes (or establishes a record date for changing) the number of City Common Shares issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding City Common Shares, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be adjusted so the shareholders of Poage at the Effective Time shall receive Merger Consideration that produces the same economic effect as contemplated by this Agreement prior to such action.

8

3.02    Rights as Shareholders; Share Transfers. At the Effective Time, holders of Poage Common Shares shall cease to be, and shall have no rights as, shareholders of Poage, other than (a) to receive any dividend or other distribution with respect to such Poage Common Shares with a record date occurring prior to the Effective Time, and (b) to receive the Merger Consideration,. After the Effective Time, there shall be no transfers on the stock transfer books of Poage or the Surviving Corporation of any Poage Common Shares.

3.03    Exchange and Payment Procedures.
(a)    Exchange Agent. City’s transfer agent will act as agent (the “Exchange Agent”) for purposes of conducting the exchange and payment procedures as described in this Section 3.03.
(b)    Exchange Fund. Prior to the Effective Time, but no later than one business day prior to the Effective Date, City shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates, for exchange in accordance with this Article III, (i) certificates representing City Common Shares (subject to Section 3.03(i)), (ii) cash in an aggregate amount sufficient to make appropriate payment of (A) cash in lieu of fractional shares pursuant to Section 3.03(d), and (B) any dividends or distributions on account of City Common Shares to be exchanged for Poage Common Shares with a record date occurring on or after the Effective Time, and without any interest on any such cash, dividends or distributions (such cash being hereinafter referred to as the “Exchange Fund”) to be paid pursuant to this Article III in exchange for outstanding Poage Common Shares. Promptly after the Effective Time, the Exchange Agent shall distribute City Common Shares and make payment of such cash as provided herein. The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the City Common Shares held by it from time to time hereunder, except that it shall receive and hold in trust for the recipients of the City Common Shares until distributed thereto pursuant to the provision of this Agreement all dividends or other distributions paid or distributed with respect to such City Common Shares for the account of the persons entitled thereto.
(c)    Exchange Procedures.
(i)    Within five business days after the Effective Time, City shall instruct the Exchange Agent to mail to each holder of record of an outstanding certificate or certificates which, as of the Effective Time, represented Poage Common Shares (“Old Certificates”) or uncertificated shares (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the shares of Old Certificates shall pass, only upon proper delivery of the Old Certificates, if applicable, or upon delivery of the letter of transmittal in the case of uncertificated shares, to the Exchange Agent, and which shall be in customary form as directed by City and reasonably acceptable to Poage, and (ii) instructions for use in effecting the surrender of the Old Certificates, if applicable, or the letter of transmittal in exchange for the Merger Consideration. Upon the proper surrender of the Old Certificates, if applicable, and a properly completed and duly executed letter of transmittal to the Exchange Agent, and such other documents as may reasonably be required by City or the Exchange Agent, the holders of such Old Certificates or uncertificated shares shall be entitled to receive the number of whole shares of City Common Shares that such holder has the right to receive pursuant to Section 3.01(a) and a check in the amount equal to the cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 3.03, and any dividends or other distributions to which such holder is entitled pursuant to Section 3.02. Old Certificates so surrendered shall forthwith be canceled. Within ten days following receipt of the properly completed letter of transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute City Common Shares and cash as provided

9

herein. If there is a transfer of ownership of any shares of Poage Common Shares not registered in the transfer records of Poage, the Merger Consideration shall be issued to the transferee thereof if the Old Certificates representing such Poage Common Shares are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of City and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.
(ii)    No dividends or other distributions declared or made after the Effective Time with respect to City Common Shares issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of City Common Shares hereunder until such Person surrenders his, her or its Old Certificates, if applicable, and the letter of transmittal in accordance with this Section 3.03. Upon the surrender of such Person’s Old Certificates, if applicable, and the letter of transmittal, such Person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of City Common Shares represented by such Person’s Old Certificates or uncertificated shares.
(d)    No Fractional City Common Shares.
(i)    No certificates or scrip representing fractional City Common Shares shall be issued upon the surrender for exchange of Old Certificates, and such fractional City Common Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation.
(ii)    Each holder of Poage Common Shares who would otherwise be entitled to receive a fractional City Common Share shall receive from the Exchange Agent an amount of cash, without interest, in an amount (rounded to the nearest whole cent) equal to the product of (a) the fractional share interest (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled multiplied by (b) the volume weighted average closing price per share of City Common Shares on the NASDAQ Global Select Market® for the ten consecutive trading days ending on and including the day immediately preceding the Effective Date.
(e)     Release of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of Poage for six months after the Effective Time shall be paid to City. Any shareholders of Poage who have not theretofore complied with this Article III shall thereafter look only to City for payment of the Merger Consideration.
(f)    No Liability. None of City, Poage, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of Poage Common Shares for any payment of the Merger Consideration, any cash in lieu of a fractional City Common Share interest, or any dividends or distributions with respect to City Common Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.
(g)     Lost Certificates. If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed in form and substance acceptable to City and, if required by City or the Exchange Agent, the posting by such Person of a bond, in such amount as City or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent

10

shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Poage Common Shares represented by such Old Certificate.
(h)    Withholding Rights. City or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Poage Common Shares such amounts as City or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by City or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Poage Common Shares.
(i)    Book Entry. All shares of City Common Shares to be issued pursuant to this Agreement may be issued in book entry form without physical certificates in City’s discretion.
(j)    Waiver. The Surviving Corporation may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article III to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights to withhold any such payment, delivery or distribution in the case of any Person.

3.04    Treatment of Poage Options and Restricted Stock.
(a)    Treatment of Stock Options. Immediately prior to the Effective Time, each outstanding option to acquire shares of Poage Common Shares (the “Poage Options”) issued pursuant to Poage’s equity-based compensation plans identified in Section 3.04 of Poage’s Disclosure Schedule (the “Poage Stock Plans”) shall: (i) become fully vested and exercisable (without regard to whether the Poage Options are then vested or exercisable), and (ii) each option holder shall be entitled to receive a cash payment, without interest and less applicable withholding taxes, in an amount equal to the product of (i) the number of shares of Poage Common Shares subject to the Poage Option as of immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Consideration over the exercise price per share of Poage Common Shares subject to such Poage Option as of the Effective Date (the “Option Cash-Out Amount”). The Option Cash-Out Amount shall be paid by Poage to the applicable former option holder at the Effective Time. In the event the exercise price per share of Poage Common Shares subject to a Poage Option is equal to or greater than the Option Cash-Out Amount, such Poage Option shall be cancelled without consideration and have no further force or effect
(b)    Treatment of Restricted Stock. Immediately prior to the Effective Time, any vesting restrictions on each share of restricted stock outstanding immediately prior thereto (“Poage Restricted Stock”) issued pursuant to the Poage Stock Plans shall automatically lapse and shall be treated as issued and outstanding shares of Poage Common Shares for purposes of this Agreement, including but not limited to, the provisions of Section 3.01.

ARTICLE IV
Actions Pending Consummation of Merger

4.01    Forbearances of Poage. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, requested by City, or required by applicable law, regulation or policy of a Governmental Authority or an applicable Regulatory Order, without the prior written consent of City, which consent shall not be unreasonably withheld, conditioned or delayed, Poage shall not, and shall cause Town Square not to:

11

(a)    Ordinary Course. (i) Conduct the business of Poage and Town Square other than in the ordinary and usual course or fail to use commercially reasonable efforts to preserve intact their respective business organizations and assets, (ii) maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, (iii) voluntarily take any action which, at the time taken, is reasonably likely to have a Material Adverse Effect, or (iv) enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies.
(b)    Capital Stock. (i) Issue, sell, grant or otherwise permit to become outstanding, or authorize the creation of, any additional Poage Common Shares, other capital stock of Poage or any Rights (except pursuant to the exercise of Poage Options); (ii) enter into any agreement related to, or amend or modify, the Poage Option Plan; (iii) permit any additional Poage Shares to become subject to new grants of employee or director stock options, other Rights, or similar stock-based employee rights, whether under the Poage Option Plan or otherwise; or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization.
(c)    Dividends; Distributions; Adjustments. (i) Except for the payment of its regular quarterly cash dividend of not more than $0.06 per share payable consistent with past practice for each quarter prior to the quarter in which the Effective Date shall occur and only if Poage reported positive net earnings in its most recently available reported quarterly earnings, make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than dividends from Town Square to Poage; or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.
(d)    Compensation; Employment Agreements. Enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of Poage or Town Square, hire or engage any full-time employee or consultant, other than as replacements for positions existing on the Agreement Date, or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments).
(e)    Benefit Plans. Enter into, establish, adopt, add participants to, amend, modify or terminate any pension, retirement, stock option, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of Poage or Town Square, or take any action to accelerate the payment of benefits or the vesting or exercisability of the Poage Options, restricted stock, phantom stock or other compensation or benefits payable thereunder, except (i) as may be required by applicable law, (ii) as contemplated by this Agreement or (iii) the regular annual renewal of insurance contracts or the regular payment of the Poage ESOP loan.
(f)    Dispositions. Excluding sales of loans in the secondary market in the ordinary course of Town Square’s business, sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary and usual course of business for full and fair consideration actually received.
(g)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each

12

case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person.
(h)    Governing Documents. Amend the Poage Articles, the Poage Bylaws or the charter, articles of association or bylaws of Town Square.
(i)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.
(j)    Material Contracts. Enter into any new contract or agreement that would otherwise be required to be disclosed under Section 5.03(l), terminate any Material Contract or amend, modify, renew or extend in any material respect any of its existing Material Contracts.
(k)    Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount individually not to exceed $5,000 and in the aggregate not to exceed $30,000 for all such settlements.
(l)    Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a violation of any covenant contained in this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority.
(m)    Risk Management. Except pursuant to applicable law or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks.
(n)    Borrowings. Borrow or agree to borrow any funds, including but not limited to pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other Person, except in each case in the ordinary course of business and with a final maturity of not later than January 31, 2019.
(o)    Indirect Loans; Participations. (i) Make or purchase any indirect or brokered loans or (ii) purchase from or sell to any financial institution or other non-depository lender any interest in a loan and/or other type of credit facility, except for such credit facilities made to borrowers in Town Square’s Territory which are secured by collateral located in the Town Square’s Territory in the ordinary course and consistent with past practices.
(p)    Capital Expenditures. Except as set forth in Poage’s Disclosure Schedule, Section 4.01(o) make any capital expenditure or capital addition or improvement or purchase other assets outside of the ordinary course of business which individually exceeds $5,000 or in the aggregate exceed $30,000.
(q)    Lending. (i) Establish any new lending programs or make any changes in the policies of any Subsidiary of Poage concerning which Persons may approve loans, (ii) price or reprice any loans inconsistent with Town Square’s current pricing methodology, (iii) originate or issue any loans except in accordance with existing lending policies, lending limits and authorities, or (iv) originate or

13

issue a commitment to originate any loan (except renewals of lines of credit) in a principal amount in excess of $500,000.
(r)      Taxes. (i) Fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time; (ii) fail to timely pay any Tax due (whether or not required to be shown on any such Tax Returns); (iii) make, change or revoke any Tax election or Tax accounting method; (iv) file any amended Tax return; (v) settle any Tax claim or assessment; (vi) consent to the extension or waiver of any statute of limitations with respect to any Tax; (vii) offer or agree to do any of the foregoing; or (viii) surrender its rights to do any of the foregoing or to claim any refund of any Tax or file any amended Tax Return.
(s)    Offices and Facilities. (i) Open, close or relocate any offices at which its business is conducted (including any ATMs) or (ii) fail to use commercially reasonable efforts to maintain and keep its respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.
(t)    Interest Rates. Increase or decrease the rate of interest paid on time deposits or certificates of deposit, or any other type of deposit accounts, except in a manner consistent with past practices in relation to rates prevailing in the relevant market.
(u)    Foreclosures. Foreclose upon or otherwise cause Poage or Town Square to take title to or possession or control of any real property or entity thereon with a principal balance of $250,000 or more at the time of foreclosure without first obtaining a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527-13 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process” (“Phase I”) on such real property which indicates that the property is free of Hazardous Material; provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless Poage or Town Square has reason to believe such real property may contain any such Hazardous Material.
(v)    Deposit Liabilities. Cause or permit any material change in the amount or general composition of deposit liabilities, excluding withdrawals or increases of deposits in the ordinary course of business and the maturity of certificates of deposit.
(w)    Prepaid Expenses. Prepay any indebtedness, lease payment, rental payment, or expense, whether in whole or in part, in excess of $5,000 individually, or $15,000 in the aggregate.
(x)    Commitments. Agree or commit to do any of the foregoing.

4.02    Forbearances of City. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, requested by Poage, or required by applicable law, regulation or policy of a Governmental Authority or an applicable Regulatory Order, without the prior written consent of Poage, which consent shall not be unreasonably withheld, conditioned or delayed. City shall not, and shall cause its Subsidiaries not to:
(a)    Ordinary Course. (i) Fail to use commercially reasonable efforts to preserve intact their respective business organizations and assets, (ii) maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or (iii) voluntarily take any action which, at the time taken, is reasonably likely to have a Material Adverse Effect.

14

(b)    Governing Documents. Amend the City Articles or the City Bylaws in a material manner that adversely impacts the rights or obligations of holders of City Common Shares;
(c)    Delay. Knowingly take any action or fail to take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Poage, City or their Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or
(d)    Agreements to Take Action. Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 4.02.

ARTICLE V
Representations and Warranties

5.01    Disclosure Schedules. On or prior to the Agreement Date, Poage delivered to City a schedule, and City delivered to Poage a schedule (each respectively, its “Disclosure Schedule”), setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof, as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its respective covenants contained in Article IV or Article VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation.

5.02    Standard. No party hereto shall be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have, a Material Adverse Effect without giving any effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties.

5.03    Representations and Warranties of Poage. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, Poage hereby represents and warrants to City that the following are true and correct:
(a)    Organization, Standing and Authority.
(i)    Poage is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The foreign jurisdictions in which Poage conducts business are set forth in Poage’s Disclosure Schedule Section 5.03(a). Poage is registered as a savings and loan holding company under the HOLA.
(ii)    Town Square is a federal savings association chartered under the laws of the United States, and has all the requisite power and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

15

(b)    Capital Structure of Poage.
(i)     The authorized capital stock of Poage consists of 30,000,000 Poage Common Shares, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value of $0.01 per share (“Poage Preferred Shares”). The Poage Common Shares and Poage Preferred Shares are collectively referred to herein as “Poage Shares.” As of the date hereof, there are: (A) 3,497,243 shares of Poage Common Shares issued and outstanding; and (B) 70,529 Poage Common Shares reserved for issuance pursuant to the Poage Option Plan. Additionally, no shares of Poage Preferred Shares are issued and outstanding or reserved for issuance and no Poage Shares are held in treasury by Poage. All of the issued and outstanding Poage Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the options, plans and other obligations set forth in this Subsection (i), and except as set forth in Poage’s Disclosure Schedule Section 5.03(b), Poage does not have and is not bound by any outstanding or issued Rights with respect to any Poage Shares.
(ii)    The Poage Options have been granted in compliance in all material respects with the terms of the applicable Poage Option Plan and all applicable laws. With respect to each Poage Option outstanding as of the date hereof, the name of each optionee, the date of each option to purchase Poage Shares granted, the number of shares subject to each such option and the price at which each such option may be exercised are set forth in Poage’s Disclosure Schedule Section 5.03(b). The exercise price of each Poage Option is no less than the fair market value of the applicable Poage Shares determined on the date of grant of such stock option (and as of any later modification thereof within the meaning of Section 409A of the Code). Each Poage Option intended to qualify as an “incentive stock option” under Section 422 of the Code has been structured to so qualify.
(iii)    Neither Poage nor Town Square has any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness for which the holders thereof have the right to vote on any matters on which the shareholders have the right to vote. There are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which Poage or any of Town Square is a party or by which any of them are bound or with respect to any equity security, membership interest or similar ownership interest of Poage or Town Square.
(c)    Subsidiaries.
(i) (A)    Section 5.03(c) of Poage’s Disclosure Schedule contains a list of Poage’s Subsidiaries, (B) Poage owns all of the issued and outstanding equity securities of its Subsidiaries (other than the preferred securities of Town Square Statutory Trust I), (C) no equity securities of its Subsidiaries are or may become required to be issued (other than to Poage) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which Poage’s Subsidiaries are or may be bound to sell or otherwise transfer any equity securities of such Subsidiaries (other than to Poage), (E) there are no contracts, commitments, understandings, or arrangements relating to Poage’s rights to vote or to dispose of its Subsidiaries’ equity securities, and (F) all of the equity securities of the Subsidiaries held by Poage are fully paid and nonassessable and are owned by Poage free and clear of any Liens.
(ii)    Poage and Town Square do not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than Poage’s ownership of Town Square.

16

(d)    Corporate Power. Each of Poage and Town Square has full corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets. Poage has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, subject to certain required approvals of Poage’s shareholders (the “Poage Shareholder Adoption”) and applicable Regulatory Authorities, and Town Square has the corporate power and authority to consummate the Subsidiary Merger in accordance with the terms of this Agreement, subject to certain required approvals of applicable Regulatory Authorities. No holder of Poage Shares has, or will have, any dissenter or appraisal right with respect to such holder’s Poage Shares, or any right to demand and/or receive payment of the fair value of such holder’s Poage Shares, in connection with or as a result of the transaction contemplated hereby.
(e)    Corporate Authority; Authorized and Effective Agreement. Subject to the Poage Shareholder Adoption, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Poage and the Poage Board. The Agreement to Merge, when executed by Town Square, shall have been approved by the board of directors of Town Square and by Poage, as the sole shareholder of Town Square. This Agreement is a valid and legally binding obligation of Poage, enforceable against Poage in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.
(f)    Regulatory Approvals; No Defaults.
(i)    No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Poage or Town Square in connection with the execution, delivery or performance by Poage of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, notices and the Agreement to Merge, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement; (B) the filing of the certificate of merger with the Maryland Department pursuant to the MGCL; (C) the filing with the SEC and declaration of effectiveness of the Registration Statement; (D) Poage Shareholder Adoption; and (E) the receipt of the approvals set forth in Section 7.01(b).
(ii)    As of the date hereof, Poage is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(iii)    Subject to the consents and approvals noted in Section 5.03(f)(i) and the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Poage or Town Square or to which Poage or Town Square or any of their respective properties are subject or bound; (B) constitute a breach or violation of, or a default under, the Poage Articles or the Poage Bylaws; or (C) require any consent or approval under any law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

17

(g)    SEC Reports.
(i)    Except as set forth in Section 5.03(g) of Poage’s Disclosure Schedules, Poage has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and has paid all fees and assessments due and payable in connection therewith.
(ii)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Poage pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement (the “Poage’s SEC Reports”) is publicly available. No such Poage’s SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any of Poage’s SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Poage’s SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Poage has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Poage’s SEC Reports.

(h)    Financial Statements; Material Adverse Effect; Internal Controls.
(i)    The consolidated financial statements of Poage and its Subsidiaries included (or incorporated by reference) in Poage’s SEC filings (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Poage and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Poage and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with generally accepted accounting principles, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Poage and its Subsidiaries have been maintained in all material respects in accordance with generally accepted accounting principles and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Crowe LLP has not resigned (or informed Poage that it intends to resign) or been dismissed as independent public accountants of Poage as a result of or in connection with any disagreements with Poage on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

18

(ii)    Neither Poage nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of Poage included in its Quarterly Report on Form 10-Q for fiscal quarter ended March 31, 2018 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since March 31, 2018 or (C) in connection with this Agreement and the transactions contemplated hereby.
(iii)    Since March 31, 2018, (A) Poage and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to Poage or any of its Subsidiaries.
(iv)    Poage and each of its Subsidiaries maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Poage in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Poage’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Poage required under the Exchange Act with respect to such reports. Poage has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Poage’s outside auditors and the audit committee of the Poage Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Poage ’s ability to accurately record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Poage’s internal controls over financial reporting. Since December 31, 2017, neither Poage, its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Poage or its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Poage or its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Poage or its Subsidiaries has engaged in questionable accounting or auditing practices.
(i)    Litigation. There is no suit, action, claim, proceeding, review or investigation pending, and, to Poage’s Knowledge, there is no suit, action, claim, proceeding, review or investigation threatened against Poage or Town Square or any of the current or former directors or executive officers of Poage or Town Square (and Poage is not aware of any basis for any such suit, action, claim or proceeding, or to Poage’s Knowledge, investigation or review) (i) that involves a Governmental Authority, or (ii) that, individually or in the aggregate, is (A) material to Poage and Town Square, taken as a whole, or is reasonably likely to result in a material restriction on its or Town Square’s businesses or, after the Effective Time, the business of City or any of its Affiliates, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement or decree imposed upon or entered into by Poage, Town Square or the assets of Poage or Town Square (or that, upon consummation of the Merger, would apply to City or any of its Affiliates) that is or could reasonably be expected to be material to Poage or Town Square.

19

(j)    Regulatory Matters.
(i)    Neither Poage nor Town Square nor any of their respective properties is a party to or is subject to any order, decree, formal or informal agreement, memorandum of understanding or similar arrangement with, or a commitment letter, board resolution or similar submission to, or extraordinary supervisory letter (any of the foregoing, a “Regulatory Order”) from any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies), or issuers of securities, or engaged in the insurance of deposits, including, without limitation, the FRB, FDIC and the OCC (collectively, the “Regulatory Authorities”); provided, however, that Regulatory Order shall not be deemed to include any of the foregoing that is subject to confidentiality restrictions of any Regulatory Authority prohibiting its disclosure to third parties under applicable law, rule or regulation.
(ii)    Neither Poage nor Town Square have been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission
(k)    Compliance with Laws. Each of Poage and Town Square: (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto in all material respects; (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; (iii) all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Poage’s Knowledge, no suspension or cancellation of any of them is threatened; and (iv) has not received any notification or communication from any Governmental Authority (A) asserting that Poage or Town Square is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization, nor do any grounds for any of the foregoing exist.
(l)    Material Contracts; Defaults.
(i)    Except as set forth in Poage’s Disclosure Schedule Section 5.03(l), neither Poage nor Town Square is a party to or is bound by any contract or agreement (whether written or verbal) of the following types, and no such contract or agreement is presently being negotiated or discussed:
(A)    any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $10,000 in any one case or $50,000 in the aggregate during any period of 12 consecutive months;
(B)    any contract relating to any direct or indirect indebtedness of Poage or Town Square for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal

20

property with an obligation in excess of $10,000 in any one case or $50,000 in the aggregate during any period of 12 consecutive months;
(C)    any employment, severance, consulting or management services contract or any confidentiality or nondisclosure contract with any director, officer, employee or consultant of Poage or Town Square;
(D)    any contract containing covenants limiting the freedom of Poage or Town Square to compete in any line of business or with any Person or in any area or territory;
(E)    any partnership, joint venture, limited liability company arrangement or other similar agreement;
(F)    any profit sharing, phantom stock award, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of Poage’s or Town Square’s current or former directors, officers, employees or consultants;
(G)    any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement;
(H)    any arrangement under which Poage or Town Square has advanced or loaned any amount to any of their respective directors, officers, employees, insiders or consultants, or any Associate or immediate family member of any of the foregoing (the terms “insider” and “immediate family member” have the meanings given to them under Regulation O (12 C.F.R. Part 215) as promulgated by the FRB);
(I)    any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;
(J)    other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of Poage or Town Square;
(K)    any contract that requires the payment of royalties;
(L)    any contract pursuant to which Poage or Town Square has any obligation to share revenues or profits derived from Poage or Town Square with any other Person;
(M)    any contract between (i) Poage or Town Square, on the one hand, and any officer, director, employee or consultant of Poage or Town Square, on the other hand; and (ii) Poage or Town Square, on the one hand, and any Associate or other Affiliate of any director, officer, employee or consultant of Poage or Town Square, on the other hand; and
(N)    any other legally binding contract not of the type covered by any of the other items of this Section 5.03(l) involving money or property and having an

21

obligation in excess of $25,000 in the aggregate during any period of 12 consecutive months or which is otherwise not in the ordinary and usual course of business.
(ii)    “Material Contracts” shall mean those contracts on Poage’s Disclosure Schedule Section 5.03(l). True, complete and correct copies of all of the Material Contracts have been made available to City. All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to Poage or Town Square, as the case may be, and (B) to the Knowledge of Poage, as to the other parties to such Material Contracts. Except as disclosed in Poage’s Disclosure Schedule Section 5.03(l), Poage or Town Square, as applicable, and to the Knowledge of Poage, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts. Neither Poage nor Town Square, and to the Knowledge of Poage, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither Poage nor Town Square, and to the Knowledge of Poage, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed. Neither Poage nor Town Square have received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the Knowledge of Poage, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts.
(m)    Brokerage and Finder’s Fees. Except for Sandler O’Neill & Partners, L.P., neither Poage nor Town Square has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.
(n)    Employee Benefit Plans.
(i)    Section 5.03(n) of Poage’s Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements, whether written or unwritten, that are currently effective or were in effect at any time in the previous five years, in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of Poage or Town Square or any ERISA Affiliate participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which Poage or Town Square or any ERISA Affiliate has any present or future liability (the “Compensation and Benefit Plans”). Schedule 5.03(n) of Poage’s Disclosure Schedule contains a complete and accurate description and schedule of all existing and future financial obligations of Poage or Town Square under the SERP and Split Dollar Agreements as of the date of this Agreement. Neither Poage nor Town Square nor any ERISA Affiliate has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan except as required by applicable law. No Compensation and Benefit Plan holds any Poage Common Shares other than the Poage ESOP, Poage 401(k) Plan and the Poage Common Shares that may be issued under the Poage Stock Plans.

22

(ii)    Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, and any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has either (A) received a favorable determination letter from the Internal Revenue Service (“IRS”), and no circumstances exist which are likely to result in revocation of any such favorable determination letter or (B) has been adopted on a prototype plan which has received a current opinion letter from the national office of the IRS. There is no pending or, to the Knowledge of Poage, threatened legal action, suit or claim relating to any of the Compensation and Benefit Plans. Neither Poage nor Town Square nor any ERISA Affiliate has engaged in any transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Poage or Town Square or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. No event has occurred or circumstance exists that could result in a material increase in premium cost of a Compensation and Benefit Plan that is insured, or a material increase in benefit cost of a Compensation and Benefit Plan that is self-insured.
(iii)    None of the Compensation and Benefit Plans is subject to Title IV of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by Poage or Town Square with respect to any terminated “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with Poage under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). None of Poage, Town Square or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time. No notice of a “reportable event” (within the meaning of Section 4043 of ERISA) has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan. To the Knowledge of Poage, there is no pending investigation or enforcement action by the U.S. Department of Labor or the IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan.
(iv)    All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Poage or Town Square was or is a party, have been timely made or have been reflected on Poage’s Financial Statements.
(v)    Except as set forth in Poage’s Disclosure Schedule Section 5.03(n), (A) neither Poage nor Town Square has any obligation to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, (B) any such retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder, and (C) there has been no communication to Employees by Poage or Town Square that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

23

(vi)    Neither Poage nor Town Square maintain any Compensation and Benefit Plans covering leased or foreign (i.e., non-United States) Employees, independent contractors or non-employees other than non-employee Directors of Poage and Town Square.
(vii)    With respect to each Compensation and Benefit Plan, if applicable, Poage has provided or made available to City, true and complete copies of: (A) Compensation and Benefit Plan documents and amendments thereto, including a written description of any Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing; (B) trust instruments and insurance contracts, including renewal notices; (C) the three most recent Forms 5500 filed with the IRS (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description or wrap document and summaries of material modifications; (F) notices or forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; (I) the most recent nondiscrimination tests performed under ERISA and the Code, including 401(k) and 401(m) tests; and (J) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a Compensation and Benefit Plan.
(viii)    Except as set forth in Poage’s Disclosure Schedule Section 5.03(n), the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.
(ix)    Neither Poage nor Town Square maintain any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury regulations promulgated thereunder.
(x)    Except as set forth in Poage’s Disclosure Schedule Section 5.03(n), as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of City, Poage, the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) of Poage on a consolidated basis or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.
(o)    Labor Matters. Neither Poage nor Town Square is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Poage or Town Square the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Poage or Town Square to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Poage or Town Square pending or, to Poage’s Knowledge, threatened, nor does Poage have Knowledge of any activity involving its or any of Town Square’s employees seeking to certify a collective bargaining unit or engaging in other

24

organizational activity. Poage and Town Square are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.
(p)    Takeover Laws. Poage has taken all action required to be taken by Poage in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of the State of Maryland (“Takeover Laws”) and (ii) any applicable provisions of the Poage Articles, the Poage Bylaws or the governing documents of Town Square.
(q)    Environmental Matters. To Poage’s Knowledge, neither the conduct nor the operation of Poage or Town Square nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated any Environmental Law, and to Poage’s Knowledge, no condition exists or has existed or event has occurred with respect to any of them or any such property that is reasonably likely to result in liability under any Environmental Law. Neither Poage nor Town Square has received any notice from any Person that Poage or any of Town Square or the operation or condition of any property owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility or potential responsibility for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.
(r)    Tax Matters.
(i)(A)    All Tax Returns that were or are required to be filed by or with respect to Poage and Town Square have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all respects; (B) all Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in this Section 5.03(r)(i)(A)) have been paid in full; and (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of Poage or Town Square. Poage has made available to City true and correct copies of the United States federal income Tax Returns filed by Poage and Town Square for each of the three most recent fiscal years. Neither Poage nor Town Square has any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in Poage’s Financial Statements or that have arisen in the ordinary and usual course of business since March 31, 2018. The accruals and reserves for Taxes reflected in Poage’s Financial Statements are adequate for the periods covered. There are no Liens for Taxes upon the assets of Poage or Town Square other than Liens for current Taxes not yet due and payable.
(ii)    No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.
(iii)    Poage and Town Square have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected.
(iv)    No claim has ever been made by any Governmental Authority in a jurisdiction where Poage or Town Square do not file Tax Returns that Poage or Town Square is or

25

may be subject to taxation by that jurisdiction, nor, to Poage’s Knowledge, is there any factual basis for any such claim.
(v)    Neither Poage nor Town Square has applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) with any Governmental Authority.
(vi)    Neither Poage nor Town Square has been audited by any Governmental Authority for taxable years ended on or subsequent to December 31, 2011. No Tax audit or administrative or judicial Tax proceedings of any Governmental Authority are pending or being conducted with respect to Poage or Town Square and, to the Knowledge of Poage, no such audit or other proceeding has been threatened. No Governmental Authority has asserted, is now asserting, or, to the Knowledge of Poage, is threatening to assert against Poage or Town Square any deficiency or claim for additional Taxes.
(vii)    Except as set forth on Poage’s Disclosure Schedule Section 5.03(r), neither Poage nor Town Square (A) is a party to any Tax allocation or sharing agreement, (B) has ever been a member of an affiliated group of corporations (within the meaning of Section 1504 of the Code) other than an affiliated group of which Poage is or was the common parent corporation (the “Poage Group”), or (C) has any liability for the Taxes of any person (other than members of the Poage Group) as a transferee or successor, by contract, or otherwise.
(viii)    Neither Poage nor Town Square has agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency, and no such extension of time has been requested.
(ix)    Neither Poage nor Town Square has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.
(x)    There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Poage or Town Square is a party that could be treated as a partnership for Tax purposes.
(xi)    Except as set forth on Poage’s Disclosure Schedule Section 5.03(r), neither Poage nor Town Square is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.
(xii)    None of the assets of Poage or Town Square are “tax exempt use property” or “tax exempt bond financed property” within the meaning of Section 168 of the Code and neither Poage nor Town Square are a party to a “long-term contract” within the meaning of Section 460 of the Code.
(s)    Risk Management Instruments. Neither Poage nor Town Square is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements.
(t)    Books and Records. Except for minutes and actions related to the process leading up to this Agreement and the transactions contemplated hereunder or related to meetings held in the month prior to the date of this Agreement, which have not yet been prepared, approved, executed and/or placed

26

in Poage’s minute books, the books of account, minute books, stock record books, and other records of Poage and Town Square, all of which have been made available to City, are complete and correct and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Poage and Town Square, including the maintenance of an adequate system of internal controls that is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of Poage and Town Square contain accurate and complete records of all meetings held by, and corporate action taken by, the shareholders of Poage, the Poage Board and the board of directors of Town Square, and the committees of the Poage Board and the board of directors of Town Square, and no meeting of any such shareholders, Poage Board and board of directors of Town Square, or committee thereof has been held for which minutes have been prepared and are not contained in such minute books.
(u)    Insurance. Poage’s Disclosure Schedule Section 5.03(u) sets forth all of the insurance policies, binders, or bonds maintained by Poage or Town Square. Poage and Town Square are insured with reputable insurers against such risks and in such amounts as is prudent in accordance with safe and sound industry practices. (i) All such insurance policies are in full force and effect, (ii) Poage and Town Square are not in material default thereunder, and (iii) all claims thereunder have been filed in due and timely fashion.
(v)    Title to Real Property and Assets.
(i)    Poage’s Disclosure Schedule Section 5.03(v) lists and describes all real property, and any leasehold interest in real property, owned or held by Poage or Town Square. Poage and Town Square have good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on Poage’s Financial Statements as being owned by Poage as of March 31, 2018 or acquired after such date, except (i) statutory Liens for amounts not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (iii) with respect to real property, such imperfections of title, easements, encumbrances, Liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iv) dispositions and encumbrances in the ordinary course of business.

(ii)    Each lease agreement set forth in Poage’s Disclosure Schedule Section 5.03(v) is valid, legally binding, in full force and effect, and enforceable in accordance with its terms. Other than as Previously Disclosed, there is not under any such lease agreements any default by Poage or Town Square, or to Poage’s Knowledge, to the other party under any such lease agreement which with notice or lapse of time, or both, would constitute a default. Except as set forth in Poage’s Disclosure Schedule Section 5.03(v), the consummation of the transactions contemplated hereby will not result in a breach or default under any such lease agreements. Neither Poage nor Town Square has received written notice that the landlord or tenants under such lease agreements, as applicable, would refuse to renew such lease agreement upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.

27

(iii)    All leases pursuant to which Poage or Town Square, as lessee, leases personal property (except for leases that have expired by their terms or that Poage or Town Square have agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to Poage’s Knowledge, the lessor.
(w)    Loans; Certain Transactions. As of the date hereof:

(i)    All loans owned by Town Square, or in which Town Square has an interest, have been made or acquired in accordance with currently effective policies and procedures approved by the board of directors of Town Square and comply in all material respects with all laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations promulgated thereunder;

(ii)    All loans owned by Town Square, or in which Town Square has an interest, have been made in good faith; are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be; and are the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Town Square holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, and, to the Knowledge of Poage, were subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in the title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by Town Square are with full recourse to the borrowers (except as set forth in Poage’s Disclosure Schedule Section 5.03(w)) subject to limitations imposed by applicable laws, and neither Poage nor Town Square have taken action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies available pursuant to the applicable loan documents against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Except as set forth in Poage’s Disclosure Schedule Section 5.03(w), all loans purchased or originated by Town Square and subsequently sold by Town Square have been sold without recourse to Poage and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports as of June 30, 2018, prepared by Town Square, which reports include all loans delinquent or otherwise in default, have been furnished to City. True, correct and complete copies of the currently effective lending policies and practices of Town Square also have been furnished to City.
(iii)    Except as set forth in Poage’s Disclosure Schedule Section 5.03(w) each outstanding loan participation sold by Town Square was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant (including Poage) proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to Poage for payment

28

or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation. Town Square has properly fulfilled in all material respects its contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.
(iv)    Town Square has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any loans made by it, if applicable.
(v)    Poage’s Disclosure Schedule Section 5.03(w) sets forth a list of all loans or other extensions of credit to all directors, officers and employees, or any other Person covered by 12 C.F.R. § 337.3 and 12 C.F.R. Part 215 and have been made in compliance therewith.
(x)    Allowance for Loan Losses. Except as set forth in Poage’s Disclosure Schedule Section 5.03(x), there is no loan which was made by Town Square and which is reflected as an asset of Poage or Town Square on Poage’s Financial Statements that (i) is 90 days or more delinquent, (ii) has been classified by management of Poage or Town Square as “substandard,” “doubtful,” “loss” or “special mention,” or (iii) has been identified by accountants or auditors (regulatory or internal) as having a significant risk of uncollectability. The allowance for loan losses reflected on Poage’s Financial Statements was, as of each respective date, determined in accordance with GAAP and in accordance with all rules and regulations applicable to Poage and Town Square and was, as of the respective date thereof, adequate in all material respects under the requirements of GAAP and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding loans, net of recoveries as determined by the management of Poage and Town Square. Neither Poage nor Town Square has been notified by the OCC, or Poage’s independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of Town Square in establishing its reserves for the periods reflected in Poage’s Financial Statements, and in accounting for delinquent and classified assets, generally fail to comply with applicable accounting or regulatory requirements, or that the OCC or Poage’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of Town Square.
(y)    Repurchase Agreements. With respect to all agreements pursuant to which Poage or Town Square has purchased securities subject to an agreement to resell, if any, Poage or Town Square, as the case may be, has a valid, perfected first Lien on or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
(z)    Investment Portfolio. All investment securities held by Poage or Town Square, as reflected in Poage’s Financial Statements, are carried in accordance with GAAP and in a manner materially consistent with the applicable guidelines issued by the Regulatory Authorities. Poage or Town Square, as applicable, have good, valid and marketable title to all securities held by them, respectively, except securities held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in Poage’s Financial Statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of Poage or Town Square.

(aa)    Deposit Insurance. The deposit accounts of Town Square are insured by the FDIC to the fullest extent permitted by and in accordance with the FDIA, and Town Square has timely paid all

29

assessments and filed all reports required by the FDIA. All interest has been properly accrued on the deposit accounts of Town Square, and Town Square’s records accurately reflect such accrual of interest. Except as Previously Disclosed, the deposit accounts of Town Square have been originated and administered in accordance with the terms of the respective governing documents. Neither Poage nor Town Square has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of Town Square.

(bb)    Bank Secrecy Act, Anti-Money Laundering, OFAC and Customer Information. Poage is not aware of, has not been advised in writing of, and has no reason to believe that any facts or circumstances exist which would cause Poage or Town Square to be deemed (i) to be operating in material violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act. Poage is not aware of any facts or circumstances that would cause Poage to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Poage or Town Square to undertake any material remedial action. The Poage Board or, where appropriate, the board of directors of Town Square, has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the Patriot Act and such anti-money laundering program meets the requirements of the Patriot Act and the regulations thereunder, and Poage and Town Square have complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations promulgated thereunder.
(cc)    CRA Compliance. Neither Poage nor Town Square has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act (“CRA”) and the regulations promulgated thereunder, and Town Square has received a CRA rating of satisfactory or better as a result of its most recent CRA examination. Neither Poage nor Town Square has Knowledge of any fact or circumstance or set of facts or circumstances which could cause Poage or Town Square to receive notice of non-compliance with such provisions or cause the CRA rating of Town Square to fall below satisfactory.
(dd)    Related Party Transactions. Neither Poage nor Town Square has entered into any transactions with any Affiliate of Poage or Town Square or any Affiliate of any director or officer of Poage or Town Square (the “Related Parties”). None of the Related Parties (i) owns, directly or indirectly, any interest in (except not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of Poage or Town Square; (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that Poage or Town Square uses or the use of which is necessary for conduct of their respective business; (iii) has brought any action against, or owes any amount to, Poage or Town Square; or (iv) on behalf of Poage or Town Square, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of Poage or Town Square is a partner or stockholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies). Section 5.03(dd) of Poage’s Disclosure Schedule contains a complete list of all contracts between Poage, Town Square and any Related Party (the “Related Party Agreements”) entered into on or prior to the Agreement Date or contemplated under this Agreement to be entered into before closing (other than those contracts entered into after the Agreement Date for which City has given its prior written

30

consent). Town Square is not party to any transaction with any Related Party on other than arms’-length terms.
(ee)    Prohibited Payments. Poage and Town Square have not, directly or indirectly: (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of Poage or Town Square for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office; or (iv) paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of Poage or Town Square, which Poage or Town Square knows, or has reason to believe, has been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.
(ff)    Opinion of Financial Advisor. The Poage Board has received the written opinion of Sandler O’Neill & Partners, L.P., to the effect that, as of the Agreement Date, the Exchange Ratio is fair to the holders of Poage Common Shares from a financial point of view.
(gg)    Absence of Undisclosed Liabilities. Neither Poage nor Town Square has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on Poage and Town Square on a consolidated basis, except as disclosed in Poage’s Financial Statements.
(hh)    Material Adverse Effect. Poage and Town Square have not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since March 31, 2018, that has had or could reasonably be expected to have a Material Adverse Effect on Poage or Town Square.
(ii)    Disclosure. The representations and warranties contained in this Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

5.04    Representations and Warranties of City. Subject to Section 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, City hereby represents and warrants to Poage that the following are true and correct:
(a)    Organization, Standing and Authority.
(i)    City is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. City is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. City is registered as a financial holding company under the BHCA.
(ii)    City National is a national banking association duly organized, validly existing and in good standing under the laws of the United States. City National has all the requisite power and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

31

(b)    Capital Structure of City. As of June 30, 2018, the authorized capital stock of City consists of 50,000,000 City Common Shares, par value $2.50 per share, of which 15,452,456 shares are outstanding and 500,000 shares of preferred stock, par value $25 per share, none of which are outstanding. The outstanding City Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of June 30, 2018, 3,595,092 City Common Shares are held in treasury by City.
(c)    Subsidiaries. (A) Section 5.04(c) of City’s Disclosure Schedule contains a list of City’s Subsidiaries; (B) City owns all of the issued and outstanding equity securities of its Subsidiaries; (C) no equity securities of its Subsidiaries are or may become required to be issued (other than to City) by reason of any Right or otherwise; (D) there are no contracts, commitments, understandings or arrangements by which any of City’s Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of such Subsidiaries (other than to City); (E) there are no contracts, commitments, understandings, or arrangements relating to City’s rights to vote or to dispose of such securities; and (F) all of the equity securities of the Subsidiaries held by City are owned by City free and clear of any Liens.
(d)    Ownership of Poage Common Shares. As of the Agreement Date, City and its Subsidiaries do not beneficially own any of the outstanding Poage Common Shares.
(e)    Corporate Power. Each of City and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Subject to the approval of this Agreement and the Merger by applicable Regulatory Authorities, City has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Voting Agreement and to consummate the transactions contemplated hereby and thereby.
(f)    Corporate Authority; Authorized and Effective Agreement. This Agreement and the transactions contemplated hereby, including the Merger, have been authorized by all necessary corporate action of City and the City Board prior to the Agreement Date. The Agreement to Merge, when executed by City National, shall have been approved by the board of directors of City National and by City as the sole shareholder of City National. This Agreement is a valid and legally binding agreement of City, enforceable against City in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.
(g)    SEC Reports.
(i)    City has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and has paid all fees and assessments due and payable in connection therewith.
(ii)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by City pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement (the “City’s SEC Reports”) is publicly available. No such SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of

32

effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any City’s SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all City’s SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.
(h)    Financial Statements; Material Adverse Effect; Internal Controls.
(i)    The financial statements of City and its Subsidiaries included (or incorporated by reference) in City’s SEC filings (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of City and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of City and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of City and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Ernst & Young, LLP has not resigned (or informed City that it intends to resign) or been dismissed as independent public accountants of City as a result of or in connection with any disagreements with City on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(ii)    Neither City nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of City included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2017 or (C) in connection with this Agreement and the transactions contemplated hereby.
(iii)    Since March 31, 2018 (A) City and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to City or any of its Subsidiaries.
(iv)    City and each of its Subsidiaries maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by City in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to City’s management as appropriate to allow timely decisions regarding required disclosure and to make

33

the certifications of the Chief Executive Officer and Chief Financial Officer of City required under the Exchange Act with respect to such reports. City has disclosed, based on its most recent evaluation prior to the date of this Agreement, to City’s outside auditors and the audit committee of the City Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect City’s ability to accurately record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in City’s internal controls over financial reporting. Since December 31, 2016, neither City, its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of City or its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of City or its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that City or its Subsidiaries has engaged in questionable accounting or auditing practices.
(i)    Agreements with Regulatory Authorities. Neither City nor City National is subject to any Regulatory Order that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has City or City National been advised in writing by any Regulatory Authority that it is considering issuing or requesting any Regulatory Order.
(j)    Litigation. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on City, no litigation, claim or other proceeding before any court or governmental agency is pending against City or City National, and, to City’s Knowledge, no such litigation, claim or other proceeding has been threatened, and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against City.
(k)    Compliance with Laws. Each of City and is Subsidiaries: (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto in all material respects; (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; (iii) all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to City’s Knowledge, no suspension or cancellation of any of them is threatened; and (iv) has not received any notification or communication from any Governmental Authority (A) asserting that City or any City Subsidiary is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization, nor do any grounds for any of the foregoing exist.
(l)    No Shareholder Approval. No vote or consent of any of the holders of City capital stock is required by law, agreement, or NASDAQ Global Select Market listing requirements for City to enter into this Agreement and to consummate the Parent Merger

(m)    Deposit Insurance. The deposit accounts of City National are insured by the FDIC to the fullest extent permitted by and in accordance with the FDIA, and City National has timely paid all assessments and filed all reports required by the FDIA. All interest has been properly accrued on the deposit accounts of City National, and City National’s records accurately reflect such accrual of interest. Except as Previously Disclosed, the deposit accounts of City National have been originated and administered in accordance with the terms of the respective governing documents. Neither City nor City

34

National has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of City National.

(n)    Absence of Undisclosed Liabilities. Neither City nor its Subsidiaries has any liability, whether accrued, absolute, contingent or otherwise that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on City and City National on a consolidated basis, except as disclosed in the SEC Reports.
(o)    Regulatory Approvals; No Defaults.
(i)    No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by City or any of its Subsidiaries in connection with the execution, delivery or performance by City of this Agreement or to consummate the Merger except for (A) the filing of applications, notices, this Agreement and the Agreement to Merge, as applicable, with the federal and state banking authorities to approve the transactions contemplated by this Agreement; (B) the filing of the certificate of merger with the WVSS pursuant to the WVBCA; and (C) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, City is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(ii)    As of the date hereof, City is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(iii)    Subject to the approvals set forth in Section 7.01(b) and the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of City or of any of its Subsidiaries or to which City or any of its Subsidiaries or properties is subject or bound; (B) constitute a breach or violation of, or a default under, the City Articles or City Bylaws; or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
(p)    Brokerage and Finder’s Fees. Except for Keefe, Bruyette & Woods, Inc., neither City nor its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.
(q)    City Common Shares Matters. There are a sufficient number of authorized but unissued City Common Shares to satisfy City’s obligation to issue City Common Shares under this Agreement. The City Common Shares to be issued in the Merger have been duly authorized and, when issued in the Merger, will be (i) validly issued, fully paid and non-assessable, (ii) registered under the Securities Act pursuant to the Registration Statement, and (iii) listed for trading on the NASDAQ Global Select Market.

35

(r)    City Information. The information provided in writing by City relating to City and its Subsidiaries that is to be contained in the Registration Statement, the Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authorities in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable.
(s)    Books and Records. The books of account, minute books, stock record books, and other financial and corporate records of City and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of City and its Subsidiaries.

(t)    Material Adverse Effect. City and its Subsidiaries have not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since March 31, 2018, that has had or could reasonably be expected to have a Material Adverse Effect on City.

(u)    Disclosure. The representations and warranties contained in this Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

ARTICLE VI
Covenants

6.01    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Poage, Town Square, City, and City National shall use its commercially reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit the consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby. Each party shall cooperate fully with the other party hereto to that end.

6.02    Shareholder Approvals. Poage shall take, in accordance with applicable law and its organizational documents, all actions necessary to convene an appropriate meeting of its shareholders as soon as practicable after the Registration Statement has been declared effective by the SEC and under all applicable state securities laws, to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by the Poage shareholders for consummation of the Parent Merger (including any adjournment or postponement, as applicable, the “Poage Meeting”). The Poage Board shall inform the shareholders of Poage in the Proxy Statement/Prospectus that all Poage directors executed the Voting Agreement, substantially in the form attached to this Agreement as Exhibit A, evidencing their intent to vote all Poage Shares which they own of record in favor of approving this Agreement and any other necessary documents or actions. All Poage directors will recommend approval of this Agreement to the other shareholders of Poage, subject only to such director’s fiduciary obligations, and will use their best efforts to obtain the necessary approvals by the Poage shareholders of this Agreement and the transactions contemplated hereby.

36

6.03     Registration Statement; Proxy Statement/Prospectus.
(a)    City will prepare and file promptly after the Agreement Date, the Registration Statement with the SEC to register a sufficient number of shares of City Shares which the shareholders of Poage will receive pursuant to Section 3.01 at the Effective Time. City will use its best efforts to cause such Registration Statement to become effective. City and Poage agree that none of the information supplied or to be supplied by each of them for inclusion or incorporation by reference in (i) the Registration Statement, including the proxy statement and prospectus (the “Proxy Statement/Prospectus”) constituting a part thereof, will, at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the Poage shareholders and at the times of the Poage Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)    City and Poage each agree to use commercially reasonable best efforts and to cooperate with the other party in all reasonable respects to prepare the Proxy Statement/Prospectus for filing with the SEC and, when the Registration Statement is effective, for delivery to the Poage shareholders.
(c)    If either party becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, that party shall promptly inform the other thereof and take the necessary steps to correct the Proxy Statement/Prospectus.

6.04    Press Releases. Upon the Agreement Date, City and Poage shall issue a joint press release regarding this Agreement and the transactions contemplated hereby, which joint press release shall be subject to the prior approval of City and Poage. Neither City nor Poage will, without the prior approval of the other party, issue any other press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise may be required to be made by applicable law or regulation before such consent can be obtained.

6.05    Access; Information.
(a)    Poage shall afford, upon reasonable notice and subject to applicable laws relating to the exchange of information, City and its Representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and such other information as City may reasonably request and, during such period, Poage (i) shall promptly furnish to City a copy of each material report, schedule and other document filed by it or Town Square pursuant to federal or state securities or banking laws, to the extent permitted by applicable law and regulations; and (ii) shall grant access to all other information concerning the business, properties and personnel of Poage and Town Square as City may reasonably request. Poage shall invite two Representatives of City, as selected by City from time to time, to attend, solely as observers, all meetings of the Poage Board and the Town Square board of directors (and all committees of such boards) after the satisfaction of the condition set forth in Section 7.01(b); provided, however, that in no event shall such City Representatives be invited to or permitted to attend any executive session of Poage’s or Town Square’s boards or any meeting, or portion of a meeting, at which Poage reasonably determines that such attendance is inconsistent with the

37

fiduciary obligations, regulatory guidance of the applicable Governmental Authorities or confidentiality requirements of the Poage Board or Town Square board, as applicable.
(b)    Neither Poage nor City will, nor shall either parties’ Representatives, use any information obtained pursuant to this Section 6.05, as well as any other information obtained prior to the Agreement Date in connection with the entering into of this Agreement, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All such information will be subject to the confidentiality provisions of Section 6.16.
(c)    In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.
(d)    During the period from the Agreement Date to the Effective Time, Poage shall deliver to City the report of condition and income of Town Square and its Subsidiaries for each quarterly period completed prior to the Effective Date, promptly as the same shall become available.

6.06    Acquisition Proposals. Poage shall not, and shall cause Town Square and its respective Representatives, not to, directly or indirectly, continue or otherwise maintain, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or reasonably may be expected to lead to, any Competing Proposal, or enter into or maintain discussions or negotiate with any Person in furtherance of or relating to such inquiries or to obtain a Competing Proposal, or agree to or endorse any Competing Proposal, or authorize or permit any Representative of Poage or Town Square to take any such action, and Poage shall use its reasonable best efforts to cause the Representatives of Poage not to take any such action, and Poage shall promptly notify City if any such inquiries or proposals are made regarding a Competing Proposal, and Poage shall keep City informed, on a current basis, of the status and terms of any such proposals; provided, however, that prior to Poage Shareholder Adoption, nothing contained in this Section shall prohibit Poage from, in connection with a Superior Competing Transaction, furnishing information to, or entering into discussions or negotiations with, any Person that makes an unsolicited bona fide proposal to acquire Poage and/or Town Square pursuant to a merger, consolidation, share exchange, business combination or other similar transaction if, and only to the extent that, (A) the Poage Board, after consultation with independent legal counsel, determines in good faith that such action is reasonably required for the Poage Board to comply with its fiduciary duties to shareholders imposed by MGCL, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, Poage provides written notice to City to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, (C) prior to furnishing such information to such Person, Poage receives from such Person an executed confidentiality agreement with terms no less favorable to Poage than those governing confidentiality between City and Poage, and (D) Poage keeps City informed, on a current basis, of the status and details of any such discussions or negotiations.

6.07    Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Voting Agreement to be subject to requirements imposed by the Takeover Laws, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Voting Agreement and the transactions contemplated by this

38

Agreement from, or if necessary, challenge the validity or applicability of, the Takeover Laws, as now or hereafter in effect.

6.08    Certain Policies. After satisfaction of the condition set for in Section 7.01(b), Poage shall, upon the request of City, (i) modify and change its loan, investment portfolio, asset liability management and real estate valuation policies and practices (including, but not limited to, loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of City and (ii) evaluate the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any Tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that Poage shall not be obligated to take any such action pursuant to this Section 6.08 if such action would be inconsistent with GAAP. Poage’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.

6.09    Regulatory Applications.
(a)    City and Poage and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to allow, within 30 days of this Agreement, City to prepare, submit and file all applications and/or requests for regulatory approval, to timely effect all filings and to obtain all consents, approvals and authorizations of all the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. In exercising the rights under this Section, each of the parties hereto agrees to act reasonably and as promptly as practicable. City agrees that it will consult with Poage with respect to the obtaining of all material consents, approvals and authorizations from the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and to keep Poage apprised of the status of material matters relating to obtainment of such consents, approvals and/or authorizations from the Regulatory Authorities. Poage shall have the right to review in advance, subject to applicable laws relating to the exchange of Information, all material written information submitted to the Regulatory Authorities in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing sentence, neither Poage nor Town Square shall have any right to review or inspect any proprietary information submitted by City to any Regulatory Authority with a request for confidential treatment, including, but not limited to, any business plan and/or financial data or analysis prepared by City in relation to such consents, approvals and/or authorizations from the Regulatory Authorities.
(b)    Poage agrees, upon request, to furnish City with all information concerning itself, Town Square, and each of their respective directors, officers, shareholders, employees and such other matters as may be reasonably necessary, advisable and/or required in connection with any filing, notice or application made by or on behalf of City or any of its Subsidiaries to any Regulatory Authority.

6.10    Employment Matters; Employee Benefits.
(a)    General. It is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give any Poage or Town Square employees any rights other than as employees at will under applicable law, and Poage and Town Square employees shall not be deemed to be third-party beneficiaries of this Agreement. Employees of Poage or Town Square who become employees of City as a result of the Merger (the “Continuing Employees”) shall participate in either Poage’s Compensation and Benefit Plans (for so long

39

as City determines necessary or appropriate) or in the employee benefit plans sponsored by City for City’s employees. Continuing Employees will receive credit for their years of service with Poage or Town Square for participation and vesting purposes under City’s applicable employee benefit plans, to the extent such plans permit, including credit for years of service and for seniority under vacation and sick pay plans and programs, but subject to the eligibility and other terms of such plans. Continuing Employees will retain credit for unused sick leave (to a maximum of 30 days) and vacation pay for unused vacation days for the 2018 calendar year only without carryover of vacation days for prior years, to the extent such unused sick and vacation time has been accrued as of the Effective Time. In addition, to the extent Poage or Town Square employees participate in City’s group health plan instead of continued participation in Poage’s group health plan, City agrees to use commercially reasonable efforts to: (i) cause any pre-existing condition limitations or eligibility waiting periods under such City or City National plan to be waived with respect to such Continuing Employee and his or her covered dependents to the extent such condition was waived under the Poage Compensation and Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time; (ii) recognize any health, dental, vision or other welfare expenses incurred by such Continuing Employee and his or her covered dependents in the calendar year that includes the Effective Time for purposes of any applicable deductibles, copayments, and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan; and (iii) ensure a Continuing Employee will not experience a gap in coverage. Terminated Town Square employees and qualified beneficiaries will have the right to continued coverage under group health plans of City National in accordance with COBRA.
(b)    Employee Severance. Subject to any applicable regulatory restrictions:
(i)    City shall pay to each employee of Poage or Town Square who (A) is not subject to an existing contract providing for severance and/or a change in control payment, (B) is an employee of Poage or Town Square immediately before the Effective Time, and (C) is not offered continued employment by City or any of its Subsidiaries or is terminated within six months following the Effective Time, a severance amount equal to one weeks’ base pay multiplied by the number of whole years of service of such employee with Poage or Town Square, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal ten weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay. Such severance pay shall be paid in a lump sum within thirty days following the termination of such employee, provided that such employee has not been terminated for cause. Any employee of Poage or Town Square participating in Poage, City, City National or Town Square’s group health program at the Effective Time or after the Effective Time, as applicable will be able to purchase health insurance coverage at the full premium rate for the entire COBRA period.
(ii)    In exchange for the severance pay described in Subsection (i), terminated employees will be required to execute a final and binding general release, in form and substance satisfactory to City containing customary terms, in which such employee releases and waives any and all claims the employee may have against City and its Affiliates.
(c)    Poage 401(k) Plan. Town Square shall adopt resolutions and amendments to the Town Square Bank 401(k) Plan (the “Poage 401(k) Plan”) providing for the termination of the Poage 401(k) Plan on the day before the Effective Date, and file an application with the IRS on a date that is no later than the Effective Date that requests a favorable determination letter on the Poage 401(k) Plan relating to its termination; provided, however, Town Square shall provide City with a reasonable opportunity to review and comment on such resolutions, amendments and application prior to their adoption or filing. All Continuing Employees shall be eligible to participate in the City 401(k) plan as

40

soon as practicable after the Effective Date. City agrees to take all commercially reasonable steps necessary or appropriate to accept roll-overs of account balances, including plan loans, from the Poage 401(k) Plan to the City 401(k) plan for Continuing Employees, subject to the provisions of the City 401(k) plan, as it may be amended to reflect this section.
(d)    Poage ESOP Plan. Town Square shall adopt resolutions and amendments to the Home Federal Savings and Loan Association Employee Stock Ownership Plan (the “Poage ESOP”), the Poage ESOP trust and/or the Poage ESOP Loan documents (and take any other required action) effective no later than immediately prior to, and contingent upon the closing, to (i) terminate the Poage ESOP on the day before the Effective Date (all shares held by the Poage ESOP shall be converted into the right to receive the Merger Consideration), (ii) direct the Poage ESOP trustee(s) to use a portion of the Merger Consideration paid on the unallocated shares held by the Poage ESOP to be delivered to Poage in order to repay all outstanding Poage ESOP indebtedness, and the balance of the unallocated assets shall be allocated and distributed as earnings to the accounts of Poage ESOP participants who are employed as of the day before the Effective Date based on their account balances under the Poage ESOP as of the day before the Effective Date, (iii) provide for treatment of the shares of Poage Common Stock held in the Poage ESOP trust in accordance with Section 3.01 of this Agreement, (iv) terminate the Poage ESOP in accordance with its terms and the provisions of this Section 6.10(d), effective on the day before the Effective Date, (v) provide that no new participants shall be admitted to the Poage ESOP on the day before the Effective Date, and (vi) the accounts of all participants and beneficiaries in the Poage ESOP on the day before the Effective Date shall become fully vested on the day before the Effective Date; provided, however, Town Square shall provide City with a reasonable opportunity to review and comment on such resolutions and amendments prior to their adoption. Town Square shall file an application with the IRS on a date that is no later than the Effective Date that requests a favorable determination letter on the Poage ESOP relating to its termination; provided, however, Town Square shall provide City with a reasonable opportunity to review and comment on such application prior to its filing. City agrees to take all commercially reasonable steps necessary or appropriate to accept roll-overs of benefits from the Poage ESOP to the City 401(k) plan for Continuing Employees, subject to the provisions of the Poage ESOP and the City 401(k) plan.

(e)    Employment Agreement. Concurrently with the execution of this Agreement, City shall enter into an employment agreement, which will include, among other things, non-solicitation and non-competition provisions, with Bruce VanHorn to be effective at the Effective Time (the “VanHorn Employment Agreement”).

(f)    Settlement Agreements. Concurrently with the execution of this Agreement, Poage and Town Square shall enter into settlement agreements, in the forms attached in Section 6.10(f) of Poage’s Disclosure Schedule, with each of Bruce VanHorn, Miles Armentrout, Jane Gilkerson, Kaecy Baisden, Cathy Groves, Susan Whisman, James King, and Tommy Cobb to be effective on the day before the Effective Time.

(g)    SERP Agreements and Split Dollar Agreements. At the Effective Time, City shall assume those certain Executive Supplemental Retirement Plans, Director Supplemental Retirement Plans and Life Insurance Endorsement Method Split Dollar Agreements as listed in Section 5.03(n) of Poage’s Disclosure Schedule (collectively, the “SERP and Split Dollar Agreements”).

6.11    Notification of Certain Matters. Each party shall give prompt notice to the other of any fact, event or circumstance known to the disclosing party that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to the disclosing party or any of its Subsidiaries, (ii) would cause or constitute a

41

material breach of any of the disclosing party’s representations, warranties, covenants or agreements contained herein, or (iii) is necessary to provide material updates or corrections to disclosures set forth in the party’s Disclosure Schedule or to information provided pursuant to a specific requirement of this Agreement.

6.12    No Breaches of Representations and Warranties. Between the Agreement Date and the Effective Time, without the written consent of City, Poage will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V to become untrue or incorrect in any material respect.

6.13    Consents. The parties hereto shall use their best efforts to obtain any required consents to the transactions contemplated by this Agreement.

6.14    Insurance Coverage. Poage shall cause the policies of insurance listed in Poage’s Disclosure Schedule to remain in effect between the Agreement Date and the Effective Date.

6.15    Correction of Information. The parties hereto shall promptly correct and supplement any information furnished by such party under this Agreement so that such information shall be correct and complete at all times, and shall include all facts necessary to make such information correct and complete at all times.

6.16    Confidentiality. Except for the use of information in connection with the Proxy Statement/Prospectus described in Section 6.03 and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Poage and City pursuant to the terms of this Agreement (i) shall be kept in strictest confidence, (ii) shall not be disclosed directly or indirectly except when, after and to the extent such Information (A) is or becomes generally available to the public other than through the failure of Poage or City to fulfill its obligations hereunder, (B) is demonstrated as already known to the party receiving the Information on a nonconfidential basis prior to the disclosure, or (C) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information, and (iii) not used for any purpose other than a mutually acceptable transaction contemplated hereby; provided that, subsequent to the mailing of the Proxy Statement/Prospectus to the shareholders of each party, this Section 6.16 shall not apply to Information included in the Proxy Statement/Prospectus to be sent to the shareholders of each party under Section 6.03. In the event the transactions contemplated by this Agreement are not consummated, Poage and City agree to promptly return all copies of the Information (including all copies, summaries, memorandum thereof) provided to the other and promptly destroy all electronic copies of such Information, provided no litigation preservation obligation exists and prevents destruction. In that case, Information shall be preserved until the preservation obligation ceases.

6.17    Regulatory Matters. City, Poage and each of their Subsidiaries shall cooperate, and each of them agrees to use its reasonable best efforts, to remediate to the satisfaction of such Regulatory Authority (i) any order, decree, formal or informal agreement, memorandum of understanding or similar agreement by Poage or Town Square with any Regulatory Authority; (ii) any commitment letter, board resolution or similar submission by Poage or Town Square to any Regulatory Authority; or (iii) any supervisory letter from any Regulatory Authority to Poage or Town Square.

42

6.18    Indemnification.
(a)    From and after the Effective Time, City shall indemnify and hold harmless each of the current or former directors, officers or employees of Poage and its Subsidiaries (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of the Poage, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to Poage’s Articles and Poage’s Bylaws and as permitted by applicable law, and City shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification.
(b)    Before the Effective Time, City shall purchase a policy of directors’ and officers’ and company liability insurance (the “D&O Policy”) to be effective for a period of six years following the Effective Date, on terms no less advantageous than those contained in Poage’s existing directors’ and officers’ and company’s liability insurance policy; provided, however, that the premium on the D&O Policy shall not exceed 150% of the annual premium currently paid by Poage for similar insurance coverage; provided, further, that if a D&O Policy for a period of six years on terms no less advantageous than those contained in Poage’s existing policy cannot be obtained at a premium not in excess of 150% of Poage’s current annual premium, then City shall purchase a D&O Policy for a shorter period of years and/or on such lesser terms as directed in writing by Poage.

6.19    Environmental Assessments. Poage hereby agrees to permit City to engage, in City’s discretion and at City’s expense, a qualified consultant, mutually agreeable to Poage and City, to conduct a Phase I of each parcel of real estate owned by Poage or Town Square, including real estate acquired by Town Square or its Subsidiaries upon foreclosure.

6.20    NASDAQ Listing. City shall cause the City Common Shares to be issued in the Merger to be approved for listing on The NASDAQ Global Select Market® as of the Effective Time.

6.21    Tax Treatment. No party hereto shall take any action inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

6.22    Board Seats. At or promptly following the Effective Time, City shall take all action necessary to elect Thomas L. Burnette to the boards of City and City National.

ARTICLE VII
Conditions to Consummation of the Merger; Closing

43

7.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of City and Poage to consummate the Merger is subject to the fulfillment or written waiver by City and Poage prior to the Effective Time of each of the following conditions:
(a)    Shareholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the requisite vote of the shareholders of Poage.
(b)    Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the City Board reasonably determines would, either before or after the Effective Time, have a Material Adverse Effect on City and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the City Board reasonably determines would, either before or after the Effective Time, be unduly burdensome. For purposes of this Section 7.01(b), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to Poage and/or Town Square, if any, prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on City and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger.
(c)    No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.
(d)    Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to any stop order or any threatened stop order by the SEC.
(e)    Tax Opinions. City and Poage shall have received written opinions of Dinsmore & Shohl LLP and Luse Gorman, PC, respectively, dated as of the Effective Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to City and Poage, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions, which are consistent with the state of facts existing at the Effective Date, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) City and Poage will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinions may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of City and Poage.

7.02    Conditions to Obligation of Poage. The obligation of Poage to consummate the Merger is also subject to the fulfillment or written waiver by Poage prior to the Effective Time of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of City set forth in this Agreement shall not be in breach, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall not be in

44

breach as of such date), and Poage have received a certificate, dated the Effective Date, signed on behalf of City, by the chief executive officer of City to such effect.
(b)    Performance of Obligations of City. City shall have performed in all material respects all obligations required to be performed by City under this Agreement at or prior to the Effective Time, and Poage shall have received a certificate, dated as of the Effective Date, signed on behalf of City by the chief executive officer of City to such effect.
(c)    Listing of City Common Shares. The City Common Shares to be issued in the Merger shall have been authorized for listing on The NASDAQ Global Select Market.
(d)    No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on City.

7.03    Conditions to Obligation of City. The obligation of City to consummate the Merger is also subject to the fulfillment or written waiver by City prior to the Effective Time of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Poage set forth in this Agreement shall not be in breach, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall not be in breach as of such date) and City shall have received a certificate, dated the Effective Date, signed on behalf of Poage, by the chief executive officer of Poage to such effect.
(b)    Performance of Obligations of Poage. Poage shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and City shall have received a certificate, dated as of the Effective Date, signed on behalf of Poage by the chief executive officer of Poage to such effect.
(c)    Consents. Poage shall have obtained the consent or approval of each person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in City reasonable estimate, have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation.
(d)    FIRPTA Certification. City shall have received a statement executed on behalf of Poage, dated as of the Effective Date, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) and complying with Treasury Regulations Section 1.897-2(h) in a form reasonably acceptable to City certifying that the Poage Common Shares do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury regulations promulgated thereunder.
(e)    Real Estate. There shall have been no condemnation, eminent domain or similar proceedings commenced or threatened in writing by any Government Authority with respect to any real estate owned by Poage, Town Square or its Subsidiaries, including real estate acquired in connection with foreclosure. Either (i) the results of each Phase I as reported shall be satisfactory to City or (ii) any violation or potential violation of the representations and warranties contained in Section 5.03(q)

45

disclosed in any Phase I report shall have been remedied by Poage or Town Square to the reasonable satisfaction of City.
(f)     Employment Agreement. The VanHorn Employment Agreement shall be in full force and effect at the Effective Time, unless the failure to satisfy this condition results from the death or disability of Mr. VanHorn.
(g)    No Material Adverse Effect. From the Agreement Date, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on Poage, Town Square or its Subsidiaries.
(h)    Voting Agreements. Poage and each member of the Poage Board shall have duly executed and delivered to City the Voting Agreement.

7.04    Closing. Subject to the provisions of Article VII, the consummation of the transactions contemplated by this Agreement shall be held at the offices of Dinsmore & Shohl LLP in Cincinnati, Ohio, or such other place as the parties may mutually agree, on the Effective Date.

ARTICLE VIII
Termination

8.01    Termination. This Agreement may be terminated, and the Merger may be abandoned:
(a)    At any time prior to the Effective Time, by the mutual written consent of City and Poage, if the board of directors of each so determines by vote of a majority of the members of its board.
(b)    At any time prior to the Effective Time, by City or Poage upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of its board, in the event of either (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach; provided, however, that such breach (whether under subsection (i) or (ii)) would be reasonably likely, individually or in the aggregate with all other breaches, in the reasonable opinion of the non-breaching party, to result in a Material Adverse Effect.
(c)    At any time prior to the Effective Time, by City or Poage upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of its board, in the event that the Parent Merger is not consummated by February 1, 2019, except to the extent that the failure of the Parent Merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).
(d)    By City or Poage upon written notice to the other party, if its board of directors so determines by a vote of a majority of the members of its board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied or (ii) the Poage shareholders fail to adopt this Agreement and approve the Merger at the Poage Meeting.
(e)    By either City or Poage (but by Poage only if Poage has complied with Section 6.06) if Poage has given written notice to City (i) that Poage desires to enter into a Superior Competing Transaction subject

46

to termination of this Agreement in accordance with its terms, or (ii) that the Poage Board has failed to recommend to the Poage shareholders in the Proxy Statement/Prospectus that the Poage shareholders approve and adopt this Agreement and the transactions contemplated hereby, or (iii) that the Poage Board determined to change its recommendation in favor of the transactions contemplated hereby; provided, however, that such termination under this Section 8.01(e) shall not be effective unless and until Poage shall have complied with breakup fee provisions of Section 9.05.

8.02    Effect of Termination and Abandonment; Enforcement of Agreement. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 6.06, 9.01, and 9.05 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the non-breaching party is entitled by law or in equity.

ARTICLE IX
Miscellaneous

9.01    Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.02    Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement; provided, however, that after the Poage Meeting, this Agreement may not be amended if it would void the approval of this Agreement under the MGCL.

9.03    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered, shall constitute an original, but all of which together shall constitute but one instrument. Signatures transmitted by facsimile or electronic transmission (such as an email of a .pdf or scanned signature) shall have the same effect as original signatures.

9.04    Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of West Virginia applicable to contracts made and to be performed entirely within the State of West Virginia.

9.05    Expenses; Breakup Fee. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. In the event that this Agreement is terminated pursuant to Section 8.01(e), Poage shall pay City a breakup fee of $4,000,000, in cash by wire transfer in immediately available funds, as agreed upon liquidated damages and not as a penalty.

47

9.06    Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Poage, to:	Poage Bankshares, Inc. 1500 Carter Avenue Ashland, KY 41101 Attn: Bruce VanHorn, President & CEO
With a copy to:	Luse Gorman, PC 5335 Wisconsin Avenue, NW, Suite 780 Washington, DC 20015 Attn: Kip Weissman, Esq.
If to City, to:	City Holding Company 25 Gatewater Road Charleston, WV 25313 Attention: Charles R. Hageboeck, President and CEO
With a copy to:	Dinsmore & Shohl LLP 1 255 E. Fifth Street, Suite 1900 Cincinnati, Ohio 45202 Attention: Michael G. Dailey, Esq.

9.07    Entire Understanding; No Third Party Beneficiaries. This Agreement, the Voting Agreement, the Agreement to Merge, and any separate agreement entered into by the parties in connection with this Agreement and on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such Voting Agreement or any such separate agreement). Nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08    Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

9.09    Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

9.10    Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

[Remainder of Page Intentionally Left Blank]

48

49

AGREEMENT AND PLAN OF MERGER
Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

City HOLDING COMPANY

By: /s/ Charles R. Hageboeck
Charles R. Hageboeck, President and CEO

POAGE BANKSHARES, INC.

By: /s/ Bruce VanHorn
                         Bruce VanHorn, President and CEO

EXHIBIT A

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of July 11, 2018, by and among City Holding Company, a financial holding company incorporated under West Virginia law (“City”), Poage Bankshares, Inc., a savings and loan holding company incorporated under Maryland law (“Poage”), and the undersigned shareholders of Poage (collectively, the “Shareholders”).

WHEREAS, each of the Shareholders is a member of the board of directors of Poage;

WHEREAS, the Shareholders collectively own 359,916 shares of common stock, $0.01 par value, of Poage (such common shares, together with all shares of Poage stock which may hereafter be acquired by the Shareholders prior to the termination of this Agreement, shall be referred to herein as the “Shares”);

WHEREAS, City and Poage propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that Poage will merge with and into City pursuant to the Parent Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement);

WHEREAS, City and Poage have made it a condition to their entering into the Merger Agreement that the Shareholders agree to vote the Shares in favor of the adoption of the Merger Agreement; and

WHEREAS, City and Poage have made it a condition to their entering into the Merger Agreement that the Shareholders agree to certain non-competition and non-solicitation covenants.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1
Voting of Shares

1.1    Voting Agreement. The Shareholders, individually and not jointly, hereby agree that, during the time this Agreement is in effect, at any meeting of the shareholders of Poage, however called, and in any action by consent of the shareholders of Poage, they shall vote their Shares (i) in favor of the adoption of the Merger Agreement (as amended from time to time) and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between Poage or Town Square and any person or entity other than City or any of its Subsidiaries, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Poage under the Merger Agreement or that would result in any of the conditions to the obligations of Poage under the Merger Agreement not being fulfilled. The parties hereto acknowledge and agree that nothing contained herein is intended to restrict any Shareholder from voting or otherwise acting in the Shareholder’s capacity as a director of Poage or Town Square with respect to any matter.

ARTICLE 2
Representations and Warranties

Each of the Shareholders, individually and not jointly, hereby represents and warrants to City as follows:

2.1    Authority Relative to this Agreement. Such Shareholder has all necessary power and authority or capacity, as the case may be, to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transaction contemplated by the Merger Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

2.2    No Conflict.

(a)    The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by him, her or it will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to him, her or it or by which the Shares are bound or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares held by him, her or it pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any Shares held by him, her or it are bound, except for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement.

(b)    The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by him, her or it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body.

2.3    Title to the Shares. Each of the Shareholder is the owner of the number and class of Shares as specified on Annex I hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever except as otherwise specified on Annex I. No Shareholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. Each Shareholder has sole voting power with respect to his, her or its Shares except as otherwise specified on Annex I.

ARTICLE 3
Additional Covenants

3.1    Transfer of the Shares. Each of the Shareholders hereby covenants and agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of City, sell, pledge, transfer, or otherwise voluntarily dispose of any of the Shares which are owned by the Shareholder or take any other voluntary action which would have the effect of removing the Shareholder’s power to vote his, her or its Shares or which would otherwise be inconsistent with this Agreement; provided, each Shareholder may (i) transfer his, her or its Shares pursuant to any currently existing pledge agreement or for estate planning, tax planning or philanthropic purposes, (ii) bequeath his, her or its Shares by will or operation of law, in which case this Agreement shall bind the transferee, (iii) surrender his, her or its Shares to Poage in connection with the vesting, settlement or exercise of Poage equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of the Poage equity awards, the exercise price thereon, or (iv) transfer his, her or its Shares as otherwise permitted by City in its sole discretion.

ARTICLE 4
Non-Competition

4.1    Non-Competition. For a period of two years following the Effective Date, the Shareholders shall not, directly or indirectly within Town Square’s Territory, (a) manage, operate, control or be employed by, or be a director of, any financial institution, including without limitation a bank or savings and loan association, or any holding company of any such financial institution, or (b) join with any other persons or entities to apply to any state or federal regulatory authority of the issuance of a charter for the operation of a financial institution. The prohibitions in this Section 4.1 shall not apply to (i) any activity or investment of any Shareholder that existed at the time of the execution of this Agreement and which was disclosed to City, (ii) making loans to small business individuals or entities by any Shareholder or entity controlled by any Shareholder in the normal course of its business, or (iii) investing in debt or equity securities of any financial institution so long as such investment does not exceed 5% of the voting power of such financial institution.

ARTICLE 5
Non-Solicitation

5.1    Non-Solicitation. For a period of two years following the Effective Date, the Shareholders shall not, directly or indirectly, on his or her own behalf or on behalf of any other person, institution, company or other entity, without the consent of City: (i) in any manner whatsoever induce, or assist others to induce, any employee, agent, representative or other person associated with City or its Affiliates or Subsidiaries, to terminate his or her association with any such entity, or in any manner interfere with the relationship between City or its Affiliates or Subsidiaries and any such person; or (ii) in any manner whatsoever induce, or assist others to induce, any supplier or customer of City or its Affiliates or Subsidiaries to terminate its association with City or its Affiliates or Subsidiaries, or do anything, directly or indirectly, to interfere with the business relationship between City or its Affiliates or Subsidiaries and any of its customers or suppliers or otherwise solicit for business any customer of City or its Affiliates or Subsidiaries; provided, however, the prohibitions in this Section 5.1 shall not prohibit or restrict any Shareholder from modifying, reducing or ceasing his or her personal banking relationship, or the banking relationship of any person, institution, company or entity controlled by such Shareholder, with City or its Affiliates or Subsidiaries.

ARTICLE 6
Miscellaneous

6.1    Termination. This Agreement shall terminate on the earlier to occur of (i) the date of consummation of the Merger or (ii) the date of termination of the Merger Agreement for any reason; provided, however, Article 4 and Article 5 of this Agreement shall survive termination of this Agreement pursuant to item (i).

6.2    Specific Performance. The Shareholders agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that City shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

6.3    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.

6.4    Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

6.5    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

6.6    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia.

6.7    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

6.8    Assignment. This Agreement shall not be assigned by operation of law or otherwise.

6.9    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.10 Transfers, Successors and Assigns.

(a)    The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Each transferee or assignee of the Shares subject to this Agreement shall continue to be subject to the terms hereof and, as a condition to the recognition of such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee’s signature appeared on the signature page of this Agreement. By execution of this Agreement or any Adoption Agreement, each of the parties appoints Poage as its attorney in fact for the purpose of executing any Adoption Agreement that may be required to be delivered under the terms of this Agreement. Poage shall not permit the transfer of Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 6.10. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective executors, administrators, heirs, successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

[Remainder of Page Intentionally Left Blank]

VOTING AGREEMENT

Signature Page

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDERS	CITY HOLDING COMPANY

By:
Bruce VanHorn	Charles R. Hageboeck, President and CEO

Stephen Burchett	POAGE BANKSHARES, INC.

By:
Thomas L. Burnette	Bruce VanHorn, President and CEO

Everett B. Gevedon

Daniel King III

Stuart N. Moore

Charles W. Robinson

John C. Stewart, Jr.

ANNEX I

Shareholder	Address	Number of Shares

EXHIBIT A
ADOPTION AGREEMENT
This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Voting Agreement dated as of July 11, 2018 (the “Agreement”) by and among City Holding Company, Poage Bankshares, Inc., and certain of Poage Bankshares, Inc. shareholders. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:
1.1    Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of the capital stock of Poage (the “Shares”) subject to the terms and conditions of the Agreement.
1.2    Agreement. Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, (ii) hereby adopts the Agreement with the same force and effect as if Transferee was originally a party thereto, and (iii) agrees that Transferee shall be deemed a “Shareholder” under the Agreement.
1.3    Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.
EXECUTED AND DATED this ___ day of __________, 20__.
Transferee

By:
Name:
Title:

Address:

Fax:

ANNEX B

Sandler O’Neill Financial Opinion

July 10, 2018

Board of Directors
Poage Bankshares, Inc.
1500 Carter Avenue
Ashland, KY 41101

Gentlemen:

Poage Bankshares, Inc. (the “Company”) and City Holding Company (“City”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which the Company will merge with and into City, with City being the surviving corporation (the “Merger”). Pursuant to the terms of the Agreement, at the Effective Time, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Date will be converted into the right to receive 0.335 (the “Exchange Ratio”) of a share of common stock, par value $2.50 per share, of City (“City Common Stock”). Capitalized terms used herein without definition have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated July 9, 2018; (ii) certain publicly available financial statements and other historical financial information of the Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of City that we deemed relevant; (iv) certain financial projections for the Company for the years ending December 31, 2018 through December 31, 2020, as provided by the senior management of the Company, and estimated long-term annual earnings growth rate, dividend and other assumptions for the Company, as directed by the senior management of the Company; (v) publicly available median analyst estimates for City for the years ending December 31, 2018 and December 31, 2019, a publicly available median analyst estimated long-term annual earnings growth rate for City and an estimated annual asset growth rate for City, as provided by the senior management of City; (vi) the pro forma financial impact of the Merger on City based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of City, as well as certain financial projections for the Company for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of City; (vii) the publicly reported historical price and trading activity for Company Common Stock and City Common Stock, including a comparison of certain stock market information for Company Common Stock and City Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for the Company and City with similar institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of the Company the business, financial condition, results of operations and prospects of the Company and held similar discussions with certain members of the senior management of City regarding the business, financial condition, results of operations and prospects of City.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by the Company or City or their respective representatives or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of the Company and City that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or City or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of the Company or City. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company or City, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to the Company or City. We have assumed, with your consent, that the respective allowances for loan losses for both the Company and City are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain financial projections for the Company for the years ending December 31, 2018 through December 31, 2020, as provided by the senior management of the Company, and estimated long-term annual earnings growth rate, dividend and other assumptions for the Company, as directed by the senior management of the Company, as well as publicly available median analyst estimates for City for the years ending December 31, 2018 and December 31, 2019, a publicly available median analyst estimated long-term annual earnings growth rate for City and an estimated annual asset growth rate for City, as provided by the senior management of City. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of City, as well as certain financial projections for the Company for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of City. With respect to the foregoing information, the respective senior managements of the Company and City confirmed to us that such information reflected (or, in the case of the publicly available median analyst estimates and publicly available median analyst estimated long-term annual earnings growth rate referred to above, were consistent with) the best currently available estimates and judgments of those respective senior managements as to the future financial performance of the Company and City, respectively, and the other matters covered thereby We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of the Company or City since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that the Company and City will remain as going concerns for all periods relevant to our analysis.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, City or the Merger or any related transaction, (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that the Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Company Common Stock or City Common Stock at any time or what the value of City Common Stock will be once it is actually received by the holders of Company Common Stock.

We have acted as the Company’s financial advisor in connection with the Merger and will receive a fee for our services which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee becoming payable to us upon closing of the Merger. The Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. We have not provided any other investment banking services to the Company in the two years preceding the date of this opinion. In the two years preceding the date of this opinion, we have provided certain investment banking services to City and received fees for such services. In 2017, we were engaged as City’s financial advisor in connection with a potential acquisition, which was not consummated by City. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to City and its affiliates. We may also actively trade the equity and debt securities of the Company, City and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of the Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock and does not address the underlying business decision of the Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of the Company or City, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. We express no opinion as to any matters related to the Employee Stock Ownership Plan in which employees of the Company participate. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

Very truly yours,
/s/ Sandler O'Neill & Partners, L.P.

Part II
Information Not Required In Prospectus

Item 20.	Indemnification of Directors and Officers.

(a)    West Virginia Business Corporation Act

West Virginia law permits a West Virginia corporation, such as the Registrant, to indemnify its directors and officers in certain circumstances. Section 31D-8-850-9 of the West Virginia Business Corporation Act provides in relevant part:

Section 31D-8-851. Permissible Indemnification.

(a) Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he or she is a director against liability incurred in the proceeding if:
(1) (A) He or she conducted himself or herself in good faith; and
(B) He or she reasonably believed: (i) In the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the corporation; and (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation; and
(C) In the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or
(2) He or she engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by subdivision (5), subsection (b), section two hundred two, article two of this chapter.

. . .

(c) The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not determinative that the director did not meet the relevant standard of conduct described in this section.

(d) Unless ordered by a court under subdivision (3), subsection (a), section eight hundred fifty-four of this article, a corporation may not indemnify a director:
(1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under subsection (a) of this section; or
(2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.

Section 31D-8-852. Mandatory Indemnification.

A corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

Section 31D-8-853. Advance for Expenses.

(a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:
(1) A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in section eight hundred fifty-one of this article or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by subdivision (4), subsection (b), section two hundred two, article two of this chapter; and
(2) His or her written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification under section eight hundred fifty-two of this article and it is ultimately determined under section eight hundred fifty-four or eight hundred fifty-five of this article that he or she has not met the relevant standard of conduct described in section eight hundred fifty-one of this article.

(b) The undertaking required by subdivision (2), subsection (a) of this section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

(c) Authorizations under this section are to be made:
(1) By the board of directors:
(A) If there are two or more disinterested directors, by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote; or
(B) If there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection (c), section eight hundred twenty-four of this article in which authorization directors who do not qualify as disinterested directors may participate; or
(2) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization; or
(3) By special legal counsel selected in a manner in accordance with subdivision (2), subsection (b), section eight hundred fifty-five of this article.

Section 31D-8-854. Circuit Court-Ordered Indemnification and Advance for Expenses.

(a) A director who is a party to a proceeding because he or she is a director may apply for indemnification or an advance for expenses to the circuit court conducting the proceeding or to another circuit court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the circuit court shall:
(1) Order indemnification if the circuit court determines that the director is entitled to mandatory indemnification under section eight hundred fifty-two of this article;
(2) Order indemnification or advance for expenses if the circuit court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by subsection (a), section eight hundred fifty-eight of this article; or
(3) Order indemnification or advance for expenses if the circuit court determines, in view of all the relevant circumstances, that it is fair and reasonable:
(A) To indemnify the director; or
(B) To advance expenses to the director, even if he or she has not met the relevant standard of conduct set forth in subsection (a), section eight hundred fifty-one of this article, failed to comply with section eight hundred fifty-three of this article or was adjudged liable in a proceeding referred to in subdivision (1) or (2), subsection (d), section eight hundred fifty-one of this article, but if he or she was adjudged so liable his or her indemnification is to be limited to reasonable expenses incurred in connection with the proceeding.

(b) If the circuit court determines that the director is entitled to indemnification under subdivision (1), subsection (a) of this section or to indemnification or advance for expenses under subdivision (2) of said subdivision, it shall also order the corporation to pay the director’s reasonable expenses incurred in connection with obtaining circuit court-ordered indemnification or advance for expenses. If the circuit court determines that the director is entitled to indemnification or advance for expenses under subdivision (3) of said subsection, it may also order the corporation to pay the director’s reasonable expenses to obtain circuit court-ordered indemnification or advance for expenses.

Section 31D-8-855. Determination and Authorization of Indemnification.

(a) A corporation may not indemnify a director under section eight hundred fifty-one of this article unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he or she has met the relevant standard of conduct set forth in section eight hundred fifty-one of this article.

(b) The determination is to be made:
(1) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote;
(2) By special legal counsel:
(A) Selected in the manner prescribed in subdivision (1) of this subsection; or
(B) If there are fewer than two disinterested directors, selected by the board of directors in which selection directors who do not qualify as disinterested directors may participate; or
(3) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

(c) Authorization of indemnification is to be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification is to be made by those entitled under paragraph (B), subdivision (2), subsection (b) of this section to select special legal counsel.

Section 31D-8-856. Indemnification of Officers.

(a) A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:
(1) To the same extent as a director; and
(2) If he or she is an officer but not a director, to a further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract except for:
(A) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or
(B) Liability arising out of conduct that constitutes:
(i) Receipt by him or her of a financial benefit to which he or she is not entitled;
(ii) An intentional infliction of harm on the corporation or the shareholders; or
(iii) An intentional violation of criminal law.

(b) The provisions of subdivision (2), subsection (a) of this section apply to an officer who is also a director if the basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.

(c) An officer of a corporation who is not a director is entitled to mandatory indemnification under section eight hundred fifty-two of this article and may apply to a court under section eight hundred fifty-four of this article for indemnification or an advance for expenses in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

(b)    City Holding Company Articles of Incorporation

The City Holding Company Articles of Incorporation provide that City shall indemnify any current or former officer or director of City or a person serving as an officer or director of another corporation at City’s request against costs and expenses incurred by him in connection with a claim or proceeding against him by reason of his being or having been an officer or director, unless the claim or proceeding relates to matters as to which the officer or director has been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to City or its subsidiaries. To the extent that the board of directors of City determines that a settlement is in City’s best interests, City shall reimburse the officer or director for any amounts paid in effecting the settlement and for reasonable expenses associated therewith.

(c)    Insurance

City has purchased insurance coverage under policies that insure directors and officers against certain liabilities that might be incurred by them in their capacities as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

See Index to Exhibits below.

(b)	Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under related instructions or are inapplicable and, therefore, have been omitted.

INDEX TO EXHIBITS

Exhibit Number	Description	Exhibit Location

2(a)	Agreement and Plan of Merger, dated November 14, 2011, by and among Virginia Savings Bancorp, Inc., Virginia Savings Bank, F.S.B., City Holding Company and City National Bank of West Virginia	Incorporated herein by reference from City’s Form 8-K dated November 14, 2011, filed on November 14, 2011
2(b)	Agreement and Plan of Merger, dated August 2, 2012, by and among Community Financial Corporation, Community Bank, City Holding Company and City National Bank of West Virginia	Incorporated herein by reference from City’s Form 8-K dated August 2, 2012, filed on August 7, 2012
2(c)	Agreement and Plan of Merger, dated July 11, 2018, by and among Farmers Deposit Bancorp, Inc., Farmers Deposit Bank and City Holding Company	Incorporated herein by reference from City’s Form 8-K dated July 11, 2018, filed on July 12, 2018
2(d)	Agreement and Plan of Merger, dated July 11, 2018, by and among Poage Bankshares, Inc. and City Holding Company	Included as Annex A to the proxy statement/prospectus which forms a part of this Registration Statement of Form S-4
3(a)	Articles of Incorporation of City Holding Company	Incorporated herein by reference from Amendment No. 1 to City’s Registration Statement on Form S-4, Registration No. 2-86250, filed on November 4, 1983
3(b)	Articles of Amendment to the Articles of Incorporation of City Holding Company dated March 6, 1984	Incorporated herein by reference from City’s Form 8-K dated March 7, 1984, filed on March 22, 1984
3(c)	Articles of Amendment to the Articles of Incorporation of City Holding Company dated March 4, 1986	Incorporated herein by reference from City’s Form 10-K Annual Report for the year ended December 31, 1986, filed on March 31, 1987
3(d)	Articles of Amendment to the Articles of Incorporation of City Holding Company dated September 29, 1987	Incorporated herein by reference from City’s Registration Statement on Form S-4, Registration No. 33-23295, filed on August 3, 1988
3(e)	Articles of Amendment to the Articles of Incorporation of City Holding Company dated May 6, 1991	Incorporated herein by reference from City’s Form 10-K Annual Report for the year ended December 31, 1991, filed on March 17, 1992
3(f)	Articles of Amendment to the Articles of Incorporation of City Holding Company dated May 7, 1991	Incorporated herein by reference from City’s Form 10-K Annual Report for the year ended December 31, 1991, filed on March 17, 1992
3(g)	Articles of Amendment to the Articles of Incorporation of City Holding Company dated August 1, 1994	Incorporated herein by reference from City’s Form 10-Q Quarterly Report for the quarter ended September 30, 1994, filed on November 14, 1994
3(h)	Articles of Amendment to the Articles of Incorporation of City Holding Company dated December 9, 1998	Incorporated herein by reference from City’s Form 10-K Annual Report for the year ended December 31, 1998, filed on March 31, 1999
3(i)	Articles of Amendment to the Articles of Incorporation of City Holding Company dated June 13, 2001	Incorporated herein by reference from City’s Registration Statement on Form 8-A filed on June 22, 2001
3(j)	Articles of Amendment to the Articles of Incorporation of City Holding Company dated May 10, 2006	Incorporated herein by reference from City’s Form 10-Q Quarterly Report for the quarter ended June 30, 2006, filed on August 9, 2006
3(k)	Amended and Restated Bylaws of City, revised February 24, 2010	Incorporated herein by reference from City’s Form 8-K filed on March 1, 2010
4(a)	Rights Agreement dated June 22, 2001	Incorporated herein by reference from City’s Form 8-A filed on June 22, 2001
4(b)	Amendment No. 1 to the Rights Agreement dated November 30, 2005	Incorporated herein by reference from Amendment No. 1 on Form 8-A filed on December 21, 2005
5	Opinion of Dinsmore & Shohl LLP regarding the legality of the securities being registered	Filed herewith
8(a)	Opinion of Dinsmore & Shohl LLP regarding certain tax matters	To be filed by amendment
8(b)	Opinion of Luse Gorman, PC regarding certain tax matters	To be filed by amendment

10(a)	Directors’ Deferred Compensation Plan for the Directors of the Bank of Raleigh, dated January 1987	Incorporated herein by reference from City’s Form 10-K Annual Report for the year ended December 31, 2004, filed on March 2, 2005
10(b)	Form of Deferred Compensation Agreement for the Directors of the National Bank of Summers, dated January 15, 1987	Incorporated herein by reference from City’s Form 10-K Annual Report for the year ended December 31, 2004, filed on March 2, 2005
10(c)	City Holding Company’s 2003 Incentive Plan	Incorporated herein by reference from City’s Definitive Proxy Statement filed on March 21, 2003
10(d)	City Holding Company’s 2013 Incentive Plan	Incorporated herein by reference from City’s Definitive Proxy Statement filed on March 22, 2013
10(e)	Form of Employment Agreement, dated July 25, 2007, by and between City Holding Company and Charles R. Hageboeck, Ph.D.	Incorporated herein by reference from City’s Form 8-K filed on July 31, 2007
10(f)	Form of Employment Agreement, dated July 25, 2007, by and between City Holding Company and Craig G. Stilwell	Incorporated herein by reference from City’s Form 8-K filed on July 31, 2007
10(g)	Form of Change in Control Agreement, dated February 1, 2005, by and between City Holding Company and David L. Bumgarner	Incorporated herein by reference from City’s Form 10-K Annual Report for the year ended December 31, 2004, filed on March 2, 2005
10(h)	Form of Change in Control and Termination Agreement, dated June 28, 2004, by and between City Holding Company and John A. DeRito	Incorporated herein by reference from City’s Form 10-K Annual Report for the year ended December 31, 2005, filed on March 7, 2006
10(i)	Amended and Restated Declaration of Trust City Holding Capital Trust III, dated March 27, 2008	Incorporated herein by reference from City’s Form 10-Q Quarterly Report for the quarter ended March 31, 2008, filed on May 12, 2008
10(j)	Junior Subordinated Indenture, dated March 27, 2008, between City Holding Company and Wells Fargo, National Association, as Trustee	Incorporated herein by reference from City’s Form 10-Q Quarterly Report for the quarter ended March 31, 2008, filed on May 12, 2008
10(k)	City Holding Company Guarantee Agreement, dated March 27, 2008	Incorporated herein by reference from City’s Form 10-Q Quartely Report for the quarter ended March 31, 2008, filed on May 12, 2008
10(l)	Amendment to Employment Agreement, dated December 19, 2011, by and among City Holding Company, City National Bank of West Virginia and Charles R. Hageboeck	Incorporated herein by reference from City’s Form 8-K filed on December 21, 2011
10(m)	Amendment to Employment Agreement, dated December 19, 2011, by and among City Holding Company, City National Bank of West Virginia and Craig G. Stilwell	Incorporated herein by reference from City’s Form 8-K filed on December 21, 2011
10(n)	Form of Change in Control Agreement, dated February 6, 2006, by and between City Holding Company and Jeffrey D. Legge	Incorporated herein by reference from City’s Form 10-K Annual Report for the year ended December 31, 2013, filed on March 7, 2014
21	Subsidiaries of City Holding Company	Filed herewith
23(a)	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm	Filed herewith
23(b)	Consent of Dinsmore & Shohl LLP relating to legality opinion	Included as part of its opinion filed as Exhibit 5 and incorporated herein by reference
23(c)	Consent of Dinsmore & Shohl LLP relating to tax matters opinion	To be filed by amendment
23(d)	Consent of Crowe LLP, Independent Registered Public Accounting Firm	Filed herewith
23(e)	Consent of Luse Gorman, PC	To be filed by amendment
24	Powers of Attorney for Directors and Executive Officers of City Holding Company	Filed herewith
99(a)	Consent of Sandler O’Neill & Partners, L.P.	Filed herewith
99(b)	Form of Proxy Card for Special Meeting of Shareholders of Poage Bankshares, Inc.	To be filed by amendment

Item 22.	Undertakings

(a)      The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)
That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(7)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(8)
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus which forms a part of the registration statement pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of West Virginia, on August 16, 2018.

City Holding Company

By:	/s/ Charles R. Hageboeck
Charles R. Hageboeck President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Date	Capacity

/s/ Charles R. Hageboeck	August 16, 2018	President, Chief Executive Officer and Director
Charles R. Hageboeck

/s/ David L. Bumgarner	August 16, 2018	Chief Financial Officer (Principal Financial and
David L. Bumgarner		Accounting Officer)

/s/ John R. Elliot*	August 16, 2018	Director
John R. Elliot

/s/ Charles W. Fairchilds*	August 16, 2018	Director
Charles W. Fairchilds

/s/ Robert D. Fisher*	August 16, 2018	Director
Robert D. Fisher

/s/ Jay C. Goldman*	August 16, 2018	Director
Jay C. Goldman

/s/ Patrick C. Graney III*	August 16, 2018	Director
Patrick C. Graney III

/s/ Tracy W. Hylton II*	August 16, 2018	Director
Tracy W. Hylton II

/s/ J. Thomas Jones*	August 16, 2018	Director
J. Thomas Jones

/s/ C. Dallas Kayser*	August 16, 2018	Chairman of the Board and Director
C. Dallas Kayser

/s/ James L. Rossi*	August 16, 2018	Director
James L. Rossi

/s/ Sharon Horton Rowe*	August 16, 2018	Director
Sharon Horton Rowe

/s/ Diane W. Strong-Treister*	August 16, 2018	Director
Diane W. Strong-Treister

 * The above-named directors of the Registrant sign this Registration Statement on Form S-4 by Charles R. Hageboeck, their attorney-in-fact, pursuant to Powers of Attorney signed by the above-named directors, which Powers of Attorney are filed with this Registration Statement on Form S-4 as exhibits.

By:	/s/ Charles R. Hageboeck
Charles R. Hageboeck
President and Chief Executive Officer Attorney-in-Fact